AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998

                                                     REGISTRATION NO. 333-41647
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                       AMENDMENT NO. 3 TO FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                STEELCASE INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MICHIGAN                     2522                      38-0819050
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL                 IDENTIFICATION
   INCORPORATION OR        CLASSIFICATION NUMBER)               NUMBER)
     ORGANIZATION)

                                901 44TH STREET
                         GRAND RAPIDS, MICHIGAN 49508
                                (616) 247-2710
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JON D. BOTSFORD, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                                STEELCASE INC.
                                901 44TH STREET
                         GRAND RAPIDS, MICHIGAN 49508
                                (616) 246-9600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
     KRIS F. HEINZELMAN, ESQ.                 ROBERT M. THOMAS, JR., ESQ.
      CRAVATH, SWAINE & MOORE                     SULLIVAN & CROMWELL
         825 EIGHTH AVENUE                         125 BROAD STREET
     NEW YORK, NEW YORK 10019                  NEW YORK, NEW YORK 10004
          (212) 474-1000                            (212) 558-4000


 JEREMIAH T. MULLIGAN,       KEVIN SHERIDAN, ESQ.       HUGH H. MAKENS, ESQ.
         ESQ.                 ROBERTS, SHERIDAN &      WARNER NORCROSS & JUDD
    CURTIS, MALLET-                  KOTEL                      LLP
 PREVOST, COLT & MOSLE        12 EAST 49TH STREET      900 OLD KENT BUILDING
 101 PARK AVENUE, 36TH        NEW YORK, NEW YORK       111 LYON STREET, N.W.
         FLOOR                       10017             GRAND RAPIDS, MICHIGAN
  NEW YORK, NEW YORK            (212) 299-8600                 49503
         10178                                             (616) 752-2000
    (212) 696-6000
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1998

                               12,150,000 SHARES
                       [LOGO OF STEELCASE APPEARS HERE]
                              CLASS A COMMON STOCK

                                  -----------

  Of the 12,150,000 shares of Class A Common Stock offered, 9,720,000 shares are being offered hereby in the United States and 2,430,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting".

  All of the shares of Class A Common Stock offered hereby are being sold by the Selling Shareholders. See "Principal and Selling Shareholders". The Company will not receive any of the proceeds from the sale of the shares.

  After giving effect to the Recapitalization, the Company will have two classes of authorized common stock, Class A Common Stock and Class B Common Stock. Except with respect to voting and conversion, the rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical. Each share of Class B Common Stock is entitled to 10 votes and each share of Class A Common Stock is entitled to one vote. Upon completion of the Offerings, the holders of Class B Common Stock will retain approximately 99.2% of the combined voting power of both classes of Common Stock (assuming no exercise of the Underwriters' over-allotment options). See "Description of Capital Stock".

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share will be between $23.00 and $26.00. For factors to be considered in determining the initial public offering price, see "Underwriting".

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

  The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "SCS", subject to notice of official issuance.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.
                                  -----------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE DISCOUNT(1)    SHAREHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................      $             $               $
Total(3)........................     $             $                $

-----
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $360,000 payable by certain Selling Shareholders.

(3) The Selling Shareholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,458,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Selling Shareholders have granted the International Underwriters a similar option with respect to an additional 364,500 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Selling Shareholders will be $   , $    and $   , respectively. See
    "Underwriting".
                                  -----------

  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates of the shares will be ready for delivery in New York, New York on
or about      , 1998, against payment therefor in immediately available funds.
GOLDMAN, SACHS & CO.
                   BEAR, STEARNS & CO. INC.
                                       MORGAN STANLEY DEAN WITTER
                                                         SALOMON SMITH BARNEY

                                  -----------

                  The date of this Prospectus is      , 1998.

            STEELCASE


                                   [DIAGRAM]
               [DEPICTING PATENT DIAGRAM OF METAL WASTE BASKET]


            The first first . . .

            and there have been many, many more . . .

-------------------------------------------------------------------------------

  Steelcase(R), Activity(TM) Products, Avenir(R), Ballet(R), Brayton International Collections(R), Broadmoor(R), CaneCreek(R), Context(R), Criterion(R), DesignTex(R), Details(R), Elective Elements(R), Ellipse(R), FirstFile(R), Metro(R), Migrations(TM), Montage(TM), Pathways(R), Personal Harbor(R), Player(R), Protege(R), Rally(R), Rapport(R), Sensor(R), Series 9000(R), Springboard(R), Stow Davis(R), Teamwork(R), Turnstone(R) and Vecta(R) are trademarks of Steelcase Inc. and its subsidiaries. Strafor(R), Airborne(R) and Gordon Russell(R) are trademarks of Steelcase Strafor S.A. Softboard(TM) is a trademark of Microfield Graphics, Inc. and Environmentally Intelligent(TM) is a trademark of McDonough Braungart Design Chemistry, L.L.C.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         . . . 85 YEARS OF INSPIRATION

                         [PHOTO OF A VINTAGE DELIVERY
                                    TRUCK]

                       early delivery system to first
                       industry dealer network
                       established in 1922

                                    [PHOTO]

                       in the mid-1930's manufactured
                       Frank Lloyd Wright-designed
                       desk, precursor to systems
                       furniture, for S.C. Johnson &
                       Sons

                                    [PHOTO]

                        first standard sizing of desks

                                    [PHOTO]

                       Sunshine Styling -- the addition
                       of color to office furniture in
                       the early 1950's

                                    [PHOTO]

                       Series 9000 -- the largest
                       selling office furniture system
                       in the industry, continually
                       enhanced and supported for 25
                       years

                                    [PHOTO]

                       established first acoustical
                       testing laboratory in the
                       industry in the mid-1970's

              [PHOTO OF A TRACTOR-TRAILER IN FRONT OF SEARS TOWER]

                       Steelcase furnishes 44 floors of
                       Chicago's Sears Tower in 1973
                       setting a standard for the
                       industry in manufacturing and
                       delivery capabilities

                                    [PHOTO]

                       Sensor, high performance
                       ergonomic seating; more than 4
                       million sold worldwide since
                       1986

                                    [PHOTO]

                       Corporate Development Center --
                       a creative workplace for
                       Steelcase research, design,
                       engineering and marketing
                       personnel

                                    [PHOTO]

                       Context, an award-winning
                       furniture system designed to
                       support teamwork and
                       collaboration

                                    [PHOTO]

                       Criterion, the Company's best-
                       selling chair today, designed to
                       meet customer health, safety and
                       comfort needs

                                    [PHOTO]

                       Award-winning Personal Harbor
                       workspace for individual and
                       team environments

                                    [PHOTO]

                       Brayton Migrations seating for
                       lounge and team areas

                                    [PHOTO]

                       Details computer support
                       worktools are designed to help
                       prevent repetitive stress
                       injuries

                                    [PHOTO]

                       Metro Teamwork system with
                       Softboard, an electronic white
                       board with software that records
                       and transmits information to
                       personal computers

                                    [PHOTO]

                       William McDonough Collection
                       from DesignTex, the first
                       Environmentally Intelligent
                       compostible upholstery fabrics

                                    [PHOTO]

                       TNT -- the newest furniture
                       system from Steelcase Strafor,
                       with elegant styling for the
                       European market

                                    [PHOTO]

                       Vecta Ballet table -- an award-
                       winning folding table for
                       conference centers and training
                       rooms

                                    [PHOTO]

                       the Pathways portfolio uses a
                       design logic to create total
                       interior space solutions

                              [LOGO OF STEELCASE]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment options are not exercised and gives effect to the recapitalization, including a 700-for-1 stock split of Class B Common Stock (as defined herein) effected as a stock dividend and the subsequent conversion of the Existing Preferred Stock (as defined herein) into shares of Class B Common Stock (the "Recapitalization") described under "Description of Capital Stock-- Recapitalization". The information contained herein assumes the conversion of the Existing Preferred Stock, and gives pro forma effect to the Repurchase and the Employee Stock Grant (each as defined herein), at an initial public offering price of $23.00 per share. As used herein in conjunction with any given year, the term "Fiscal" refers to the fiscal year of the Company, which prior to March 1995 ended on February 28 and thereafter ends on the last Friday in February. For example, Fiscal 1996 ended on February 23, 1996. See Note 1 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                  THE COMPANY

  Steelcase Inc. ("Steelcase" or the "Company") is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services. The Company has led the U.S. office furniture industry in sales for 24 consecutive years and believes it has the industry's largest base of installed products. In Fiscal 1997, the Company's consolidated net sales were $2.4 billion and in the year ended December 31, 1996, unconsolidated joint ventures in which the Company generally holds 50% interests generated approximately $0.5 billion in net sales.

  To enhance its industry leadership position, the Company focuses on research, development and design methods that analyze individual and group work processes to create work environments that enable workers to perform more effectively. Since 1994, the Company has won 24 design awards for new products and product enhancements across its product lines. In calendar 1998, the Company plans to introduce more than 75 new products and product enhancements, including Pathways, a unique portfolio of products that, in addition to office furniture and work tools, will include architectural elements such as interior walls and floors designed to integrate entire work spaces. Pathways is designed to be compatible with the Company's current products.

  The Company offers its extensive range of products and services to commercial and non-commercial organizations worldwide through a network of independent dealers in more than 650 locations. These dealers provide local expertise and ongoing customer support services and remain in close contact with customers during and after the completion of a project to help ensure customer satisfaction and to encourage repeat business. Steelcase has strong brand recognition and a reputation for quality among architects, contract interior designers and corporate facility managers who typically influence purchasing decisions. The Company's dealer network and sales organization utilize Workplace Performance, a consultative process supported by proprietary software-based tools, to help demonstrate early in the planning process the impact of office space and the work environment on productivity and occupancy costs.

  Steelcase's comprehensive portfolio of furniture products and related products and services, together with its extensive knowledge of work environments, enables the Company to satisfy virtually all of its customers' furniture-related needs. These needs include not only furniture and related products but also initial workspace planning, rapid delivery and installation, ongoing support services, furniture asset management, leasing and, if desired, refurbishing or remanufacturing. The Company's primary product categories include: (i) office furniture systems, including Series 9000, Avenir, Context, Elective Elements and Montage; (ii) seating products, including Sensor, Criterion, Rally and Springboard; (iii) group and individual storage products, including filing units and cabinets; and (iv) desk and casegood products, such as bookcases and credenzas. The Company sells and markets primarily steel and wood products under the Steelcase and Turnstone brands as well as various other brand name products manufactured through joint ventures such as Steelcase Strafor S.A. ("Steelcase Strafor"), the Company's 50% joint venture with Strafor Facom S.A., licensing arrangements and the Steelcase Design Partnership, a group of six Steelcase entities that focuses on specialty markets (the "Steelcase Design Partnership").

INDUSTRY DYNAMICS

  The Business and Institutional Furniture Manufacturer's Association ("BIFMA") reports that U.S. office furniture industry shipments totaled approximately $10 billion in calendar 1996 and grew at a compound annual growth rate ("CAGR") of approximately 7.2% over the three-year period ended December 31, 1996. Strong growth continued in 1997, with BIFMA reporting that U.S. office furniture industry shipments increased $1.1 billion, or 14.9%, to $8.5 billion for the nine-month period ended September 30, 1997, from $7.4 billion for the comparable period in the prior year.

  Overall growth in the office furniture industry is primarily a function of increased white-collar employment, increased commercial construction and increased capital spending. The Company believes that certain other recent trends are also affecting, and will continue to affect, the demand for the Company's products and services. The growing use and integration of technology, changes in organizational structures and work processes, greater awareness of health and safety issues and continued focus on cost efficiency are driving businesses to increasingly pursue more effective ways to support their workers and utilize their existing work spaces. The Company believes these trends will increase demand for its existing products and services and will create opportunities to introduce new products and to develop new markets.

COMPETITIVE STRENGTHS

  The Company believes it will continue to be the leader in its industry as a result of the following competitive strengths:

  MARKET LEADERSHIP AND STRONG BRAND FRANCHISE. The Company has maintained the largest total market share of any manufacturer in the U.S. office furniture industry since 1973. In calendar 1996, based on BIFMA statistics, the Company had a market share of approximately 20%, nearly twice that of its nearest competitor. "Steelcase" is the most widely recognized brand name in the industry, and the Company believes it has earned a reputation for producing a broad range of high quality office furniture and related products. The Company's industry leadership and brand recognition are key marketing tools for expanding its customer base and entering new markets and market segments.

  LONG-TERM CUSTOMER RELATIONSHIPS; LARGE INSTALLED BASE. The Company, together with its dealer network, has developed strong, long-term relationships with a large number of commercial and non-commercial organizations. As a result of its sales leadership and these long-term relationships, the Company believes it has the largest base of installed products in the U.S. office furniture industry. Through this installed base, the Company generates significant annual sales from repeat and expansion orders. By purchasing additional Steelcase products, these customers ensure compatibility and conformity with existing products and retain the local Steelcase dealer as a single contact for ongoing services. The Company believes that as its existing customers expand and reconfigure their workplaces their need for additional Steelcase products and dealer services will increase.

  GLOBAL DEALER NETWORK. The Company's strong relationships with its worldwide network of independent dealers in more than 650 locations, built over many years of consistent partnership, allow the Company to focus on the core functions of design, manufacturing and distribution while benefiting from the dealers' local market expertise and ongoing customer support. This network, which includes dealers in more than 200 locations outside of the United States and Canada, complements the Company's global distribution capability and enables Steelcase to address the product and support service needs of its multinational customers in virtually any non-domestic market. The Company's relationships with its dealers are typically long-term in nature, providing continuity in customer relationships and a strong foundation of product knowledge. In addition, the dealers, together with the Company's sales representatives, maintain close relationships with local architects, contract interior designers and corporate facility managers who typically influence purchasing decisions.

  LEADERSHIP IN DESIGN, RESEARCH AND INNOVATION. The Company utilizes its extensive knowledge of work processes, its ongoing research and its user-centered design methodology to create innovative products and concepts which address evolving customer needs. The Company's Corporate Development Center provides a creative environment for 750 of the Company's research, design, engineering and marketing personnel and houses 10 laboratories for testing sound, lighting, ergonomics, flammability and product durability. The Company's personnel use the Corporate Development Center to conduct over 14,000 product tests annually. Since 1994, the Company has won 24 design awards for new products and product enhancements across its product lines. The Company, through its commitment to design, research and innovation, has developed a strong reputation among, and close ties with, leading independent architectural and design firms and design schools which play a significant role in the industry.

  KNOWLEDGE OF WORKPLACE NEEDS; CONSULTATIVE MARKETING APPROACH. The Company, through ongoing research and interaction with its broad customer base, has gained an extensive knowledge of how people work and how businesses can use furniture and related products to facilitate more effective work processes. In 1995, the Company introduced Workplace Performance, a consultative process supported by proprietary software-based tools that incorporates an extensive database of customer information and industry research and trends. With the aid of Workplace Performance, the Company's dealers and salesforce work with customers early in the planning process to illustrate possible work space configurations and product packages that help the customers improve their productivity and lower their occupancy costs. The Company believes that its ability to provide more comprehensive support to customers in the early stages of the planning process is a significant competitive advantage.

  MANUFACTURING AND DISTRIBUTION CAPABILITY. The Company believes it has the largest office furniture manufacturing capacity in the world with more than 50 manufacturing facilities, including those operated by joint ventures. In addition, the Company has an extensive distribution system in the United States and Canada and uses commercial transport and delivery services in both the United States and abroad. The Company's products, including those offered by the Company's joint ventures, are generally available throughout the world.

  CORPORATE CULTURE. Management believes that the Company's corporate culture and values strengthen relationships with employees, customers, dealers and the communities in which it operates. For Steelcase employees, this corporate culture fosters loyalty and productivity as demonstrated by the fact that the Company's employees in the United States and Canada have an average tenure of approximately 12 years. As an example of its commitment to its employees, the Company will grant at the time of the Offerings (as defined herein) to each of approximately 15,000 employees 10 shares of Class A Common Stock (as defined herein) and an option, exercisable approximately 70 days after the Offerings, to purchase a maximum of 100 shares of Class A Common Stock at a purchase price equal to 85% of the initial public offering price.

GROWTH STRATEGY

  Steelcase's objectives are to strengthen its industry leadership position and increase its revenues and profitability. To achieve these objectives, the Company will:

  FOCUS ON PRODUCT INNOVATION. The Company intends to strengthen its leadership position in the office furniture industry and increase its revenues through the development of aesthetically pleasing and technologically-sophisticated new products and product enhancements. In Fiscal 1995, 1996 and 1997, the Company spent approximately $40 million, $50 million and $65 million, respectively, on research and development. In calendar 1998, the Company plans to introduce more than 75 new products and product enhancements, including Pathways and Answer, an office furniture systems line under the Turnstone brand which is designed to work with Pathways. The Company's user-centered design efforts address significant workplace trends and result in products that support individual worker needs, including health, safety and comfort. In addition, these products integrate technology and further support the new work processes being adopted by organizations. The Company believes its new products and product enhancements will offer superior flexibility and help its customers improve organizational performance, better utilize their work space and work more effectively.

  PURSUE NEW MARKET OPPORTUNITY--PATHWAYS. In addition to enhancing its existing product categories, the Company intends to leverage its extensive knowledge of work processes to penetrate new markets and develop new market segments for the work environment. The Company recently developed Pathways, a unique portfolio of products and architectural elements designed to create total interior space solutions. Pathways is designed to enable customers to create, outfit and reconfigure technologically-sophisticated work environments faster and more economically than they can today. Pathways uses a design logic that makes its architectural elements and other products compatible with the Company's current products, as well as competitors' products. The Pathways portfolio includes removable, reconfigurable architectural elements such as floor and wall systems, power, lighting and complementary furniture and work tools. The Company believes Pathways offers a superior means to integrate all workplace elements, including building operating systems, and accommodate all technological workplace needs. As a result, the Company believes Pathways represents a significant opportunity for increased sales from customer projects which involve new construction or building refurbishment. The Company expects to begin shipping Pathways products in the first quarter of calendar 1998.

  LEVERAGE INSTALLED BASE THROUGH KNOWLEDGE OF WORK. As a result of its sales leadership and long-term relationships with many of its customers, the Company believes it has the largest base of installed products in the industry. The Company believes its knowledge of work has enabled it to develop a strong reputation for improving workplace effectiveness and performance through the integration of people, processes, technology and work space. As a result, the Company's customers increasingly look to the Company and its dealers for advice and consultation on general workplace issues in addition to furniture. This offers the Company the opportunity to analyze customers' needs and to offer solutions that include the application of the Company's products across all of its product lines. The Company intends to increase sales to its existing customers by capitalizing on its broad range of product solutions and its Workplace Performance consultative approach, as well as new product applications, to drive incremental growth across all product categories.

  LEVERAGE DEALER NETWORK AND INCREASE SALES OPPORTUNITIES. To leverage further its strong dealer network, the Company intends to continue to invest in dealer programs and training that expand the service and operations capabilities of its dealers as well as promote Steelcase products. In addition, the Company intends to increase its percentage of a dealer's sales by continually enhancing and expanding its portfolio of knowledge, products and services to ensure that dealers can satisfy virtually all of a customer's furniture-related needs through sales of Steelcase products. As the Company broadens its portfolio, it also supports dealers in expanding their customer base. For example, the Company's Turnstone brand product offering allows dealers to compete effectively in the value-priced market segment.

  PURSUE STRATEGIC ACQUISITIONS, JOINT VENTURES AND ALLIANCES. The Company has historically acquired companies with complementary or ancillary businesses or products, entered into joint ventures and established strategic or commercial alliances with various companies. The Company will continue to evaluate similar transactions that it believes are consistent with its growth strategy or otherwise present attractive opportunities for growth, entry into new markets or introduction of new products.

  ENHANCE GLOBAL PRESENCE. The Company intends to support the existing global operations of its Steelcase International operating unit ("Steelcase International") and of Steelcase Strafor by investing in product development for regional market needs, expanding existing dealer operations and services and developing alliances to penetrate further the markets served by the Company. In addition, the Company intends to support the worldwide needs of its multinational customers as they expand their global operations, as well as service local organizations in regional markets.

                                THE OFFERINGS(1)

Class A Common Stock offered by the Selling Shareholders:

  U.S. Offering....................  9,720,000 shares
  International Offering...........  2,430,000 shares
                                     ----------------
    Total.......................... 12,150,000 shares
                                    =================

Common Stock to be outstanding after the Offerings:

  Class A Common Stock.............  12,300,000 shares(2)
  Class B Common Stock............. 144,125,400 shares(3)
                                    ------------------
    Total.......................... 156,425,400 shares
                                    ==================

Voting Rights.........    There will be two classes of common stock outstanding
                          after the Offerings: class A common stock ("Class A
                          Common Stock") entitled to one vote per share and class B common stock ("Class B Common Stock") entitled to 10 votes per share. Class A Common Stock and Class B Common Stock generally will vote as a single class with respect to all matters submitted to a vote of shareholders. The Class A Common Stock and the Class B Common Stock are collectively referred to in this Prospectus as "Common Stock". See
                          "Description of Capital Stock--Class A Common Stock and Class B Common Stock".

Conversion............    Class B Common Stock is convertible into Class A
                          Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time, (ii) upon transfer to a person or entity which is not a Permitted Transferee (as defined in the Second
                          Restated Articles of Incorporation of the Company),
                          (iii) with respect to shares of Class B Common Stock acquired after the Recapitalization, at such time as a corporation, partnership, limited liability company, trust or charitable organization ceases to be 100% controlled by Permitted Transferees and (iv) on the date on which the number of shares of Class B
                          Common Stock outstanding is less than 15% of the then outstanding shares of Common Stock (without regard to voting rights). See "Description of Capital Stock--
                          Class A Common Stock and Class B Common Stock".

Use of Proceeds.......    All of the proceeds from the sale of the 12,150,000
                          shares of Class A Common Stock offered hereby will be received by the Selling Shareholders. See "Use of Proceeds".

Proposed New York
Stock  Exchange
("NYSE")  symbol......    SCS
--------
(1) The offering of 9,720,000 shares of Class A Common Stock initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 2,430,000 shares of Class A Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to in this Prospectus as the "Offerings". The Selling Shareholders have granted the Underwriters an option for 30 days to purchase an aggregate of up to an additional 1,822,500 shares of Class A Common Stock. See "Underwriting".

(2) Includes 150,000 shares of Class A Common Stock which will be granted to certain employees of the Company at the time of the Offerings (the "Employee Stock Grant"). Excludes (i) up to 2,660,000 shares of Class A Common Stock issuable upon the exercise of incentive options to be granted to designated employees pursuant to the Incentive Compensation Plan (as defined herein) at the time of the Offerings at an exercise price equal to the initial public offering price and (ii) up to 1,500,000 shares of Class A Common Stock to be sold upon the exercise of options to be granted to certain employees pursuant to the Purchase Plan (as defined herein) at the time of the Offerings (the "Employee Discount Option Grant") which will be exercisable approximately 70 days after the Offerings at 85% of the initial public offering price. See "Management--Stock Incentive Plans". The Company intends to purchase 1,650,000 shares of Class B Common Stock from the Selling Shareholders at the same price at which the shares of Class A Common Stock are being sold to the Underwriters in the Offerings (the "Repurchase") to avoid equity dilution in connection with the Employee Stock Grant and the Employee Discount Option Grant.
(3) Includes 17,120,400 shares of Class B Common Stock to be issued upon conversion of the Company's existing class A preferred stock, par value $100 per share ("Existing Class A Preferred Stock"), and existing class B preferred stock, par value $50 per share ("Existing Class B Preferred Stock", and, together with the Existing Class A Preferred Stock, the "Existing Preferred Stock"), in connection with the Recapitalization (as adjusted to eliminate fractional shares). See "Description of Capital Stock--Recapitalization".

                             SUMMARY FINANCIAL DATA

  The following table sets forth certain summary financial data of the Company. The summary is qualified in its entirety by, and should be read in conjunction with, "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                       YEAR ENDED                 NINE MONTHS ENDED(2)
                         -------------------------------------- -------------------------
                         FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                             1995         1996       1997(1)        1996         1997
                         ------------ ------------ ------------ ------------ ------------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..............    $2,048.7     $2,155.9     $2,408.4     $1,775.1     $2,060.5
Cost of sales..........     1,451.8      1,468.2      1,551.6      1,150.7      1,316.5
                           --------     --------     --------     --------     --------
Gross profit...........       596.9        687.7        856.8        624.4        744.0
Selling, general and
 administrative ex-
 penses................       518.7        524.1        630.4        464.9        499.1
Patent litigation ex-
 pense(3)..............         --           --          84.8         84.8          --
                           --------     --------     --------     --------     --------
Operating income.......        78.2        163.6        141.6         74.7        244.9
Patent litigation in-
 terest expense(3).....         --           --        (111.7)      (111.7)         --
Other income, net......        27.1         24.0         21.4         18.4         15.7
                           --------     --------     --------     --------     --------
Income (loss) before
 provision for income
 taxes and equity in
 net income (loss) of
 joint ventures and
 dealer transitions....       105.3        187.6         51.3        (18.6)       260.6
Provision for income
 taxes.................        40.9         68.1         23.6         (8.6)       100.3
Equity in net income
 (loss) of joint
 ventures and dealer
 transitions...........        (0.2)         4.0          --           1.2          3.0
                           --------     --------     --------     --------     --------
Net income (loss)......    $   64.2     $  123.5     $   27.7     $   (8.8)    $  163.3
                           ========     ========     ========     ========     ========
UNAUDITED PRO FORMA PER
 SHARE DATA(4):
Net income.............                              $   27.7                  $  163.3
Pro forma adjustments:
 Retained earnings
  reduction for
  conversion of
  Existing Preferred
  Stock................                                (383.2)                      --
 Net income reduction
  for Employee Stock
  Grant................                                   --                       (2.1)
                                                     --------                  --------
Net income (loss)
 attributable to
 holders of Common
 Stock.................                              $ (355.5)                 $  161.2
                                                     ========                  ========
Net income (loss) per
 share of Common
 Stock.................                              $  (2.25)                 $   1.02
                                                     ========                  ========
Weighted average shares
 of Common Stock
 outstanding ..........                                 158.1                     158.3
                                                     ========                  ========

                                                           NOVEMBER 28, 1997(2)
                                                           ---------------------
                                                            ACTUAL  PRO FORMA(5)
                                                           -------- ------------
BALANCE SHEET DATA:
Working capital........................................... $  551.2   $  365.9
Total assets..............................................  2,171.4    1,984.7
Total liabilities.........................................    688.4      687.0
Shareholders' equity......................................  1,483.0    1,297.7

--------
(1) Fiscal 1997 included 53 weeks.
(2) Unaudited.
(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and Note 10 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.
(4) The unaudited pro forma per share data gives effect to the Recapitalization and the Employee Stock Grant as if the Recapitalization had occurred on February 24, 1996 and the Employee Stock Grant had occurred on March 1, 1997. Because of the significant impact of the Recapitalization on net income (loss) per share of Common Stock, historical amounts have not been presented. See "Management--Stock Incentive Plans", "Description of Capital Stock--Recapitalization" and Note 2 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.
(5) The unaudited pro forma balance sheet data gives effect to (i) the declaration and payment of a special dividend in the aggregate amount of $150.9 million, which was paid on January 9, 1998 to holders of Common Stock as of December 2, 1997 (the "Special Dividend"), (ii) the Repurchase and (iii) the Employee Stock Grant as if the Special Dividend, the Repurchase and the Employee Stock Grant had occurred as of November 28, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Management--Stock Incentive Plans" and Note 2 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                 RISK FACTORS

  Prospective investors should consider carefully the following risk factors in addition to other information set forth in this Prospectus prior to making an investment in the Class A Common Stock offered hereby.

STRONG COMPETITION

  The office furniture industry is highly competitive, with a number of competitors offering similar products. The Company's most significant competitors in its primary markets are Herman Miller, Inc. ("Herman Miller"), Haworth, Inc. ("Haworth"), Knoll, Inc. ("Knoll"), Kimball International, Inc. ("Kimball") and, in certain segments, Hon Industries Inc. ("Hon"). Each of these competitors has a substantial installed base of products which can be a source of significant future sales through repeat and expansion orders. These competitors' products have strong acceptance in the marketplace, and such competitors could develop alternative product designs which could give them a competitive advantage over the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. There can be no assurance that the Company will be able to compete successfully in its markets in the future. See "Business-- Competition".

RISKS ASSOCIATED WITH ACHIEVING AND MANAGING GROWTH

  As part of its growth strategy, the Company seeks to increase its revenues and profitability through the introduction of innovative new products in both existing and new markets. In particular, with the introduction of the Pathways product portfolio scheduled for first shipment in the first quarter of calendar 1998, the Company intends to enter the market for architectural elements such as floor, wall and lighting systems and power and communications infrastructure which is now served primarily by a portion of the construction industry. There can be no assurance that the Company's new products will achieve the same degree of success as that achieved by the Company's products historically or that the Company's success will be replicated in new markets.

  The Company also intends to pursue acquisitions, joint ventures and alliances. The Company has historically acquired companies with complementary businesses or products and entered into strategic joint ventures and alliances with various companies. There can be no assurance that the Company will be able to continue to identify attractive opportunities or enter into any such transactions in the future. In addition, if an acquisition is completed, there can be no assurance that the Company will be able to successfully integrate the acquired entity into the Company's operations.

  In addition, factors beyond the Company's control, including general economic factors and business conditions in the markets or affecting the customers served by the Company, may affect the Company's ability to achieve and implement its growth strategy. See "Business--Growth Strategy".

ECONOMIC FACTORS AFFECTING THE OFFICE FURNITURE INDUSTRY

  Fluctuations in office furniture industry revenues may be affected by a variety of macroeconomic factors such as white-collar employment levels, commercial construction and capital spending, as well as industry factors such as technology demands, corporate organizational restructuring, health and safety concerns and a continued focus on cost efficiency. There can be no assurance that current or future economic or industry trends will not have an adverse effect on the Company's financial condition or results of operations. See "Business--Industry Dynamics".

NON-BINDING DEALERSHIP ARRANGEMENTS

  The Company relies almost entirely on a network of independent dealers for the marketing of its products to customers. The Company's domestic dealers and many of its non-domestic dealers operate without written contracts, but are subject to a uniform set of guidelines prescribed by the Company. There can be no assurance that certain dealers will not choose to end their relationships with the Company or be terminated by the Company or that any replacements in geographic areas covered by these dealers will be satisfactory. There can also be no assurance that the loss or termination of dealers will not result in an adverse effect on the Company's financial condition or results of operations. See "Business--Sales and Marketing".

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company conducts business in countries outside the United States, which exposes the Company to fluctuations in foreign currency exchange rates. In Fiscal 1997, approximately 9.3% of the Company's consolidated revenues originated outside the United States, the majority of which were denominated in currencies other than U.S. dollars. The Company's production costs, profit margins and competitive position in foreign markets are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company from time to time reviews its foreign currency exposure and evaluates whether it should enter into hedging transactions. Although the Company hedges the majority of its transactional foreign currency exposure, fluctuations in foreign currency exchange rates could still have an adverse effect on the Company's financial condition or results of operations.

  The Company's international operations are subject to other risks, such as the imposition of government controls, export license requirements, inflation, tariff or taxes and other trade barriers, difficulties in staffing and managing international operations, price, wage and exchange controls, and political, social and economic stability. There can be no assurance that these and other factors will not have an adverse effect on the Company's financial condition or results of operations.

RISKS ASSOCIATED WITH MANUFACTURING OPERATIONS

  Although the Company relies on numerous manufacturing facilities in North America and throughout the rest of the world, many of these facilities are dependent upon products or parts supplied from other Company facilities, and certain products and certain parts necessary for other products are manufactured by the Company at only one facility. All the Company's facilities are subject to the ordinary risks associated with manufacturing operations, including damage or loss and disruption of production from accidents, natural disasters and other causes. In addition, in the event that operations at certain of the Company's facilities were interrupted for any reason and the Company was not able to obtain products or parts from that facility or from alternative sources, the Company's manufacturing operations at other locations that depend on those products and parts could also be adversely affected. Although the Company maintains business interruption insurance, any prolonged interruption in the Company's ability to manufacture certain products or parts could have a material adverse effect on the Company's business, including its reputation, its vendor relations and its dealership network. See "Business-- Manufacturing".

ENVIRONMENTAL MATTERS

  The Company is subject to a variety of federal, state, local and foreign laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials and waste. The nature of the Company's existing and historical operations exposes the Company to the risk of liabilities, claims and pollution control requirements for a wide variety of environmental matters, including compliance with future Clean Air Act requirements which are potentially significant to the Company's operations and liability for releases and emissions of hazardous substances, materials and waste. Although liabilities, claims and requirements relating to environmental matters have not materially affected the Company to date, there can be no assurance that they will not have a material adverse effect on the Company's financial condition or results of operations. See "Business-- Environmental Matters".

CONTROL BY EXISTING SHAREHOLDERS

  The Company has two classes of voting stock: the Class A Common Stock being offered hereby, which is entitled to one vote per share, and the Class B Common Stock, which is entitled to 10 votes per share. Upon completion of the Offerings, the Repurchase and the Employee Stock Grant, the holders of Class B Common Stock will have 99.2% of the total outstanding voting power of the Company. As a result, these shareholders will have significant influence on the direction and policies of the Company and, if they choose to act in concert, will be able to elect all the members of the Company's Board of Directors (the "Board") and to control the approval of important corporate transactions and other matters requiring shareholder approval. See "Principal and Selling Shareholders" and "Description of Capital Stock--Class A Common Stock and Class B Common Stock".

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Repurchase and the Employee Stock Grant, the Company will have outstanding 156,425,400 shares of Common Stock, consisting of the 12,150,000 shares of Class A Common Stock offered hereby, 150,000 shares of Class A Common Stock granted pursuant to the Employee Stock Grant and 144,125,400 shares of Class B Common Stock (including 17,120,400 shares of Class B Common Stock issuable upon conversion of the Existing Preferred Stock in the Recapitalization, as adjusted to eliminate fractional shares). In addition, the Company will grant immediately exercisable options to purchase a maximum of 1,500,000 shares of Class A Common Stock pursuant to the Employee Discount Option Grant and options to purchase up to 2,800,000 shares of Class A Common Stock pursuant to the Incentive Compensation Plan. See "Management--Stock Incentive Plans".

  Subject to the lock-up provisions described in the paragraph below, all the shares of Class A Common Stock offered in the Offerings, all the shares of Class A Common Stock issued pursuant to the Employee Stock Grant and all the shares of Class A Common Stock issued upon exercise of the options described above will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), generally may only be sold subject to certain restrictions as to timing, manner and volume. Any share of Class A Common Stock outstanding as a result of the conversion of shares of Class B Common Stock subsequent to the Offerings and all the shares of Class B Common Stock, representing 92.1% of the outstanding Common Stock upon completion of the Offerings, the Repurchase and the Employee Stock Grant will be deemed to be "restricted securities" under the Securities Act. However, beginning approximately 90 days after the consummation of the Offerings, such shares of Common Stock, other than those held by "affiliates" and 31,500 shares held by a former employee of the Company, will be freely tradeable pursuant to Rule 144(k) under the Securities Act.

  The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company that are substantially similar to the Class A Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or any such substantially similar securities (other than pursuant to the Recapitalization or pursuant to the Steelcase Inc. Employee Stock Purchase Plan (the "Purchase Plan"), the Steelcase Inc. Incentive Compensation Plan (the "Incentive Compensation Plan") or the Steelcase Inc. Nonqualified Stock Option Plan (the "Nonqualified Plan"), or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the Underwriting Agreement), without the prior written consent of Goldman, Sachs & Co. In addition, the Company's directors and executive officers, and certain of its shareholders who represent in the aggregate 98.7% of the outstanding Class B Common Stock after the Offerings, have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to, directly or indirectly, offer, pledge, sell, contract to sell or otherwise dispose of any securities of the Company outstanding as of the date of this Prospectus, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive any Common Stock or substantially similar securities, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any securities of the Company, without the prior written consent of Goldman, Sachs & Co., other than (i) the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Prospectus to be issued in the Recapitalization, (ii) the shares of Class A Common Stock offered hereby, (iii) the Repurchase or
(iv) the transfer of securities of the Company by sale or gift, provided the transferee agrees in writing to the same terms and conditions binding the transferor.

  No prediction can be made as to the effect, if any, that subsequent sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting".

DIVIDENDS

  The Company has paid regular dividends in the past and intends to continue to pay dividends following the Offerings. However, there can be no assurance as to the amount and frequency of any such dividend or that a dividend will be paid at all due to factors relating to the Company or the economy generally. See "Dividend Policy".

CERTAIN ANTI-TAKEOVER MATTERS

  The Company's Second Restated Articles of Incorporation (the "Articles") and Amended By-laws (the "By-laws") contain certain provisions that may discourage other persons from attempting to acquire control of the Company. These provisions include, but are not limited to, a staggered Board, the authorization of the Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of Common Stock, the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings and the requirement that two-thirds of the shareholders entitled to vote at a meeting are required to approve any change to the By-laws and certain provisions of the Articles. In addition, the Articles and the By-laws permit special meetings of the shareholders to be called only by the Company's Chief Executive Officer or upon request by a majority of the Board and deny shareholders the ability to call such meetings. Such provisions, as well as the provisions of the Michigan Business Combination Act (the "MBCA") to which the Company is subject, could impede a merger, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. In certain circumstances, such provisions may inhibit or discourage takeover attempts and could reduce the market value of the Class A Common Stock. See "Description of Capital Stock-- Certain Anti-Takeover Matters".

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Class A Common Stock, and there can be no assurance that an active trading market for the Class A Common Stock will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company, the Selling Shareholders (or their representatives), the U.S. Underwriters and the International Underwriters based upon several factors and will not necessarily reflect the market price of the Class A Common Stock after the Offerings. The price at which the Class A Common Stock will trade in the marketplace will depend upon a number of factors, including variations in the Company's financial and operating results, changes in earnings estimates by industry research analysts, investors' perceptions of the Company and general economic, industry and market conditions. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of the Class A Common Stock. See "Underwriting".

                                  THE COMPANY

  The Company was founded in 1912 and initially focused on manufacturing high quality metal office products. Over time, the Company expanded its product offerings and built a strong distribution system to support its high quality manufacturing operations in the United States and Canada. With the growth of office furniture systems sales in the late 1970's, the U.S. office furniture industry grew rapidly from $0.8 billion in 1971 to $3.3 billion in 1980, according to BIFMA statistics. During this time, Steelcase gained market share by focusing on sales of systems products and investing in additional manufacturing capacity. During the 1970's and 1980's, the Company expanded globally, with the establishment of joint ventures in Europe and Japan, while continuing to invest in additional manufacturing capacity. During the 1980's, the Company also increased its emphasis on design, with the formation in 1987 of the Steelcase Design Partnership, and on research, with the opening in 1989 of its Corporate Development Center. The Company introduced its award-winning Sensor seating line in 1986 and Context systems line in 1989. In the 1990's, the Company has increased its focus on manufacturing quality and efficiency, has enhanced its product portfolio, has continued its commitment to research and design and has continued its global expansion.

  The Company markets its products and services throughout the world as follows:

  STEELCASE U.S. Steelcase U.S. ("Steelcase U.S.") operations include approximately 14,100 employees, 34 manufacturing and distribution facilities, 20 regional sales offices and dealers in more than 400 locations. Steelcase U.S. also includes the Steelcase Design Partnership, a group of six Steelcase entities that serves specialty markets. These entities operate autonomously but have access to corporate engineering and research resources, and their products are offered by the Company's dealer network to complement the Steelcase brand product base.

  STEELCASE CANADA. Steelcase Canada, Ltd., a wholly owned subsidiary ("Steelcase Canada"), primarily operates as an extension of Steelcase U.S. in the Canadian markets, sourcing its sales both through its manufacturing facility in Markham, Ontario and through imports from Steelcase U.S. Steelcase Canada has approximately 580 employees and dealers in more than 40 locations.

  STEELCASE INTERNATIONAL. Steelcase International coordinates sales, manufacturing, distribution and marketing of all Steelcase products throughout Asia, Latin America, the Middle East and the Far East. Steelcase International conducts these activities partly through U.S.-based operations and partly through Steelcase subsidiaries and joint ventures in Australia, Brazil, China, Japan, Mexico, Saudi Arabia and Thailand. Steelcase International also manufactures products through licensing arrangements in Colombia, India, Japan and Thailand. Steelcase International has approximately 430 employees and dealers in more than 40 locations.

  STEELCASE STRAFOR. Steelcase Strafor, a 50% joint venture with Strafor Facom S.A., is a leading office furniture company in Europe with net sales of approximately $0.5 billion in the year ended December 31, 1996. Steelcase Strafor primarily serves the European market with 14 manufacturing facilities, approximately 3,900 employees and dealers in more than 170 locations.

  SERVICES AND OTHER BUSINESSES. Steelcase also has service-oriented divisions or subsidiaries such as Furniture Management Coalition ("FMC") and Steelcase Financial Services Inc. ("SFSI"). In addition, IDEO Product Development, Inc., a subsidiary of the Company ("IDEO"), provides product design services to the Company and third parties. Attwood Corporation, a subsidiary of the Company, provides thermoplastic injection moldings parts to the Company and is a leading manufacturer of marine hardware and accessories. These divisions and subsidiaries include approximately 1,200 employees and four manufacturing facilities.

  The Company's headquarters are located at 901 44th Street, Grand Rapids, Michigan 49508 (telephone number: (616) 247-2710).

                                USE OF PROCEEDS

  All of the shares of Class A Common Stock being offered in the Offerings are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares.

                                DIVIDEND POLICY

  The Company intends to continue to pay regular quarterly dividends. However, the declaration and payment of dividends by the Company are subject to the discretion of the Board and to compliance with applicable law. The determination of the timing and amount of future dividends, if any, will depend upon, among other things, the Company's results of operations, financial condition, cash requirements, future business prospects, general business conditions and other factors that the Board may deem relevant at the time. The aggregate dividends paid on outstanding common stock in each quarter in Fiscal 1995, 1996 and 1997 and in the first three quarters of Fiscal 1998 are set forth below. Per share amounts are not presented because the Company does not believe such amounts will be meaningful following the Recapitalization. See the Consolidated Statements of Changes in Shareholders' Equity in the Consolidated Financial Statements of the Company on page F-6 hereof for information on preferred stock dividends paid during the fiscal periods presented.

                         FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER FISCAL YEAR
                         ------------- -------------- ------------- -------------- -----------
                                                     (IN MILLIONS)
FISCAL 1993.............     $ 2.5         $ 2.5          $ 2.5          $2.5         $10.0
FISCAL 1994.............       2.5           2.5            2.5           2.5          10.0
FISCAL 1995.............       2.5           2.5            2.6           5.0          12.6
FISCAL 1996.............       5.0           5.0            5.0           5.1          20.1
FISCAL 1997.............       5.0           5.0            5.0           7.1          22.1
FISCAL 1998.............      10.0          10.1           10.1

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of November 28, 1997 on an actual basis and on a pro forma basis giving effect to
(i) the Special Dividend, (ii) the Recapitalization, (iii) the Offerings, (iv) the Repurchase and (v) the Employee Stock Grant as if the Special Dividend, the Recapitalization, the Offerings, the Repurchase and the Employee Stock Grant had occurred as of such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Management--Stock Incentive Plans", "Description of Capital Stock--Recapitalization", "Underwriting" and Notes 2 and 9 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                            NOVEMBER 28, 1997
                                                            ------------------
                                                                        PRO
                                                             ACTUAL    FORMA
                                                            --------  --------
                                                              (IN MILLIONS)
SHAREHOLDERS' EQUITY:
Preferred Stock--Class A, $100 par value; actual: 20,000
 shares authorized, 7,672.5 shares issued and
 outstanding..............................................  $    0.8  $    --
Preferred Stock--Class B, $50 par value; actual: 200,000
 shares authorized, 196,490 shares issued and
 outstanding..............................................       9.8       --
Preferred Stock--no par value; pro forma: 50,000,000
 shares authorized, none issued and outstanding...........       --        --
Common Stock--$50 par value; actual: 220,000 shares
 authorized, 201,150 shares issued and outstanding........      10.0       --
Class A Common Stock--no par value; pro forma: 475,000,000
 shares authorized, 12,300,000 shares issued and
 outstanding(1)...........................................       --       35.0
Class B Common Stock--no par value; pro forma: 475,000,000
 shares authorized, 144,125,400 shares issued and
 outstanding(2) ..........................................       --      341.6
Additional paid-in capital................................       5.1       --
Cumulative translation adjustment.........................     (15.5)    (15.5)
Retained earnings.........................................   1,472.8     936.6
                                                            --------  --------
  Total shareholders' equity..............................  $1,483.0  $1,297.7
                                                            ========  ========

--------

(1) Includes 150,000 shares of Class A Common Stock which will be issued pursuant to the Employee Stock Grant. Excludes (i) up to 2,660,000 shares of Class A Common Stock issuable upon the exercise of incentive options to be granted to designated employees pursuant to the Incentive Compensation Plan at the time of the Offerings at an exercise price equal to the initial public offering price and (ii) 1,500,000 shares of Class A Common Stock to be sold upon the exercise of options to be granted pursuant to the Employee Discount Option Grant. See "Management--Stock Incentive Plans".
(2) Includes 17,120,400 shares of Class B Common Stock to be issued upon conversion of the Existing Preferred Stock in connection with the Recapitalization (as adjusted to eliminate fractional shares). See "Description of Capital Stock--Recapitalization".

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements of the Company and other financial data included elsewhere in this Prospectus. The data set forth below (except for the financial data as of November 28, 1997 and for the nine months ended November 22, 1996 and November 28, 1997) have been derived from financial statements audited by BDO Seidman, LLP, independent certified public accountants. Consolidated balance sheets as of February 23, 1996 and February 28, 1997, and the related consolidated statements of income and of cash flows for each of the three years in the period ended February 28, 1997 are included elsewhere in this Prospectus. The financial data as of November 28, 1997 and for the nine months ended
November 22, 1996 and November 28, 1997 has been derived from the Company's unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth below. These historical results are not necessarily indicative of the results to be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                    YEAR ENDED                              NINE MONTHS ENDED(2)
                         ---------------------------------------------------------------- -------------------------
                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                             1993         1994         1995         1996       1997(1)        1996         1997
                         ------------ ------------ ------------ ------------ ------------ ------------ ------------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..............    $1,758.6     $1,813.7     $2,048.7     $2,155.9     $2,408.4     $1,775.1     $2,060.5
Cost of sales..........     1,228.1      1,268.6      1,451.8      1,468.2      1,551.6      1,150.7      1,316.5
                           --------     --------     --------     --------     --------     --------     --------
Gross profit...........       530.5        545.1        596.9        687.7        856.8        624.4        744.0
Selling, general and
 administrative
 expenses(3)...........       421.1        500.0        518.7        524.1        630.4        464.9        499.1
Patent litigation ex-
 pense(4)..............         --          12.0          --           --          84.8         84.8          --
                           --------     --------     --------     --------     --------     --------     --------
Operating income.......       109.4         33.1         78.2        163.6        141.6         74.7        244.9
Patent litigation in-
 terest expense(4).....         --          (3.0)         --           --        (111.7)      (111.7)         --
Other income, net......        10.7         16.3         27.1         24.0         21.4         18.4         15.7
                           --------     --------     --------     --------     --------     --------     --------
Income (loss) before
 provision for income
 taxes, equity in net
 income (loss) of joint
 ventures and dealer
 transitions, and
 cumulative effect of
 accounting changes....       120.1         46.4        105.3        187.6         51.3        (18.6)       260.6
Provision for income
 taxes.................        41.6         17.8         40.9         68.1         23.6         (8.6)       100.3
                           --------     --------     --------     --------     --------     --------     --------
Income (loss) before
 equity in net income
 (loss) of joint
 ventures and dealer
 transitions, and
 cumulative effect of
 accounting changes....        78.5         28.6         64.4        119.5         27.7        (10.0)       160.3
Equity in net income
 (loss) of joint
 ventures and dealer
 transitions(3)........        (0.6)       (30.6)        (0.2)         4.0          --           1.2          3.0
                           --------     --------     --------     --------     --------     --------     --------
Income (loss) before
 cumulative effect of
 accounting changes....        77.9         (2.0)        64.2        123.5         27.7         (8.8)       163.3
Cumulative effect of
 accounting
 changes(5)............         --         (68.1)         --           --           --           --           --
                           --------     --------     --------     --------     --------     --------     --------
Net income (loss)......    $   77.9     $  (70.1)    $   64.2     $  123.5     $   27.7     $   (8.8)    $  163.3
                           ========     ========     ========     ========     ========     ========     ========
UNAUDITED PRO FORMA PER
 SHARE DATA(6):
Net income.............                                                        $   27.7                  $  163.3
Pro forma adjustments:
 Retained earnings
  reduction for
  conversion of
  Existing Preferred
  Stock................                                                          (383.2)                      --
 Net income reduction
  for Employee Stock
  Grant................                                                             --                       (2.1)
                                                                               --------                  --------
Net income (loss)
 attributable to
 holders of Common
 Stock.................                                                        $ (355.5)                 $  161.2
                                                                               ========                  ========
Net income (loss) per
 share of Common
 Stock.................                                                        $  (2.25)                 $   1.02
                                                                               ========                  ========
Weighted average shares
 of Common Stock
 outstanding...........                                                           158.1                     158.3
                                                                               ========                  ========
Dividends per share of
 Common Stock..........                                                        $   0.27                  $   0.28
                                                                               ========                  ========

                                                                                          NOVEMBER 28, 1997(2)
                                                                                          ----------------------
                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 28, FEBRUARY 23, FEBRUARY 28,               PRO
                             1993         1994         1995         1996       1997(1)      ACTUAL    FORMA(7)
                         ------------ ------------ ------------ ------------ ------------ ---------- -----------
                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Working capital.........   $  484.0     $  385.7     $  476.4     $  475.6     $  474.6   $    551.2 $    365.9
Total assets............    1,634.5      1,703.8      1,761.8      1,884.5      1,922.1      2,171.4    1,984.7
Total liabilities(5)....      254.1        439.4        459.6        490.9        542.1        688.4      687.0
Shareholders' equity....    1,380.4      1,264.4      1,302.2      1,393.6      1,380.0      1,483.0    1,297.7

--------
(1) Fiscal 1997 included 53 weeks.
(2) Unaudited.
(3) During Fiscal 1994, the Company and Steelcase Strafor recorded restructuring and unusual charges related to plant closings and consolidations, severance payments, fixed asset write-downs, intangible asset write-offs, reorganization related costs and certain environmental matters. These charges increased selling, general and administrative expenses and equity in net loss of joint ventures by approximately $56.2 million and $20.0 million, respectively.
(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and Note 10 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.
(5) Effective March 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, for its domestic unfunded postretirement health care and life insurance programs, and SFAS No. 109, Accounting for Income Taxes. The cumulative effects of adopting SFAS No. 106 and SFAS No. 109 were to decrease and increase net income during Fiscal 1994 by $70.0 million and $1.9 million, respectively.
(6) The unaudited pro forma per share data gives effect to the Recapitalization and the Employee Stock Grant as if the Recapitalization had occurred on February 24, 1996 and the Employee Stock Grant had occurred on March 1, 1997. Because of the significant impact of the Recapitalization on net income (loss) per share of Common Stock and dividends per share of Common Stock, historical amounts have not been presented. See "Management--Stock Incentive Plans", "Description of Capital Stock--Recapitalization" and Note 2 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.
(7) The unaudited pro forma balance sheet data gives effect to (i) the declaration and payment of the Special Dividend in the aggregate amount of $150.9 million, (ii) the Repurchase and (iii) the Employee Stock Grant as if the Special Dividend, the Repurchase and the Employee Stock Grant had occurred as of November 28, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Management--Stock Incentive Plans" and Note 2 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the Company's financial condition and results of operations should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

OVERVIEW

  For operating purposes, the Company's business includes four geographic segments: the U.S. market, the Canadian market, the European market and all other international markets. U.S. net sales include office furniture sold within the country through Steelcase U.S., as well as revenues generated from the Company's service-oriented and non-furniture related businesses. Non-domestic net sales include office furniture sold through Steelcase Canada and Steelcase International. The Company reflects Steelcase Strafor in its consolidated financial statements pursuant to the equity method of accounting and therefore does not consolidate the joint venture's results of operations with that of its own. See Note 6 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus. Steelcase Strafor has not had a material impact on net income during the periods discussed herein due primarily to a weak European economy.

  According to BIFMA, U.S. office furniture industry shipments totaled approximately $10 billion in calendar 1996 and grew at a CAGR of approximately 7.2% over the three-year period ended December 31, 1996. Strong growth continued in 1997, with BIFMA reporting that U.S. office furniture industry shipments increased $1.1 billion, or 14.9%, to $8.5 billion for the nine-month period ended September 30, 1997, from $7.4 billion for the comparable period in the prior year. Management believes this growth has been a function of increased white-collar employment, increased commercial construction and increased capital spending and recent changes in the workplace, including the growing use and integration of technology, changes in organizational structures and work processes, greater awareness of health and safety issues and continued focus on cost efficiency.

  The Company has outperformed the U.S. industry average with U.S. office furniture net sales growth of 8.3% in Fiscal 1997 and 16.5% during the nine months ended November 28, 1997. Over the three-year period ended February 28, 1997, consolidated net sales grew at a CAGR of approximately 9.9%. The growth occurred both in U.S. office furniture net sales, with a CAGR of 9.1%, and in non-domestic office furniture net sales, with a CAGR of 19.5%. The Company's net sales primarily represent sales to its dealers, which it builds to order, with relatively short lead times. Therefore, net sales in a quarter predominantly depend on customer orders received by dealers during that quarter and the Company does not have any significant long-term inventory and backlog.

  Gross margins have improved to 35.6% for Fiscal 1997 from 29.1% for Fiscal 1995 and to 36.1% for the nine months ended November 28, 1997 from 35.2% for the comparable period in the prior year. This improvement reflects increased overhead absorption through increased sales and the impact of a cost reduction program, initiated in Fiscal 1996, designed primarily to improve raw materials sourcing, contain costs and rationalize facilities. The gross margin improvement has been slightly offset by selling, general and administrative expenses which increased to 26.2% of net sales for Fiscal 1997 from 25.3% of net sales for Fiscal 1995 reflecting strategic investments in new product developments, such as Pathways, and in information systems, such as SAP, a comprehensive information management system ("SAP") supplied by SAP AG. As a result of the improvements in gross margin net of the increases in selling, general and administrative expenses, operating margins have improved significantly to 9.4% (excluding patent litigation expense) for Fiscal 1997 from 3.8% for Fiscal 1995 and improved to 11.9% for the nine months ended November 28, 1997 from 9.0% (excluding patent litigation expense) for the comparable period in the prior year.

RESULTS OF OPERATIONS

  The following table sets forth consolidated statement of income data as a percentage of net sales for Fiscal 1995, 1996 and 1997 and the nine months ended November 22, 1996 and November 28, 1997.

                                        YEAR ENDED                   NINE MONTHS ENDED
                          -------------------------------------- -------------------------
                          FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                              1995         1996         1997         1996         1997
                          ------------ ------------ ------------ ------------ ------------
Net sales...............     100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales...........      70.9         68.1         64.4         64.8         63.9
                             -----        -----        -----        -----        -----
Gross profit............      29.1         31.9         35.6         35.2         36.1
Selling, general and
 administrative
 expenses...............      25.3         24.3         26.2         26.2         24.2
Patent litigation ex-
 pense..................       --           --           3.5          4.8          --
                             -----        -----        -----        -----        -----
Operating income........       3.8          7.6          5.9          4.2         11.9
Patent litigation inter-
 est expense............       --           --          (4.6)        (6.3)         --
Other income, net.......       1.3          1.1          0.9          1.0          0.8
                             -----        -----        -----        -----        -----
Income (loss) before
 provision for income
 taxes and equity in net
 income (loss) of joint
 ventures and dealer
 transitions............       5.1          8.7          2.2         (1.1)        12.7
Provision for income
 taxes..................       2.0          3.2          1.0         (0.5)         4.9
                             -----        -----        -----        -----        -----
Income (loss) before
 equity in net income
 (loss) of joint
 ventures and dealer
 transitions............       3.1          5.5          1.2         (0.6)         7.8
Equity in net income
 (loss) of joint ven-
 tures and dealer tran-
 sitions................       --           0.2          --           0.1          0.1
                             -----        -----        -----        -----        -----
Net income (loss).......       3.1%         5.7%         1.2%        (0.5)%        7.9%
                             =====        =====        =====        =====        =====

 NINE MONTHS ENDED NOVEMBER 28, 1997 COMPARED TO NINE MONTHS ENDED NOVEMBER 22, 1996

  NET SALES. Net sales increased $285.4 million, or 16.1%, to $2,060.5 million for the nine months ended November 28, 1997, from $1,775.1 million for the nine months ended November 22, 1996. The Company's U.S. net sales increased $260.5 million, or 16.2%, to $1,873.0 million from $1,612.5 million and non-domestic net sales increased $24.9 million, or 15.3%, to $187.5 million from $162.6 million, respectively, from the comparable period in the prior year. The growth in the U.S. business has been driven primarily by increases in unit sales across most product lines reflecting strong industry fundamentals. The non-domestic net sales growth resulted from industry growth in Canada and strong export sales to both Latin America and the Middle East.

  GROSS PROFIT. The Company's gross profit increased $119.6 million, or 19.2%, to $744.0 million for the nine months ended November 28, 1997, from $624.4 million for the nine months ended November 22, 1996. As a percentage of net sales, gross profit increased to 36.1% for the nine months ended November 28, 1997 from 35.2% for the nine months ended November 22, 1996. The improvement resulted primarily from the increased unit sales volume in the period without a comparable increase in overhead, as well as continued success of the Fiscal 1996 cost reduction program. In addition, this improvement in gross profit absorbed incremental costs related to furniture distribution process changes, the restructuring and disposition of a non-furniture related manufacturing facility and certain manufacturing equipment write-offs, which aggregated $15.0 million and $4.5 million for the nine months ended November 28, 1997 and November 22, 1996, respectively.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $34.2 million, or 7.4%, to $499.1 million for the nine months ended November 28, 1997, from $464.9 million for the nine months ended November 22, 1996. As a percentage of net sales, the Company's selling, general and administrative expenses decreased to 24.2% for the nine months ended November 28, 1997 from 26.2% for the nine months ended November 22, 1996, reflecting management's cost containment efforts. The decrease was partially offset by investments in new product development and information systems. In addition, selling, general and administrative expenses for the nine months ended November 28, 1997 include charges relating to the restructuring of a foreign subsidiary and the relocation of a showroom facility in the amount of $5.0 million and receipt by the Company of a net litigation settlement in the amount of $9.8 million. Selling, general and administrative expenses for the nine months ended November 22, 1996 include a subsidiary restructuring charge and an intangible asset write-off aggregating approximately $8.6 million.

  PATENT LITIGATION EXPENSE. In December 1996, the Company concluded a 17-year patent litigation with Haworth resulting in a lump sum payment by the Company to Haworth. This payment, net of reserves, reduced net income by $123.5 million for the nine months ended November 22, 1996. See Note 10 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  OTHER INCOME, NET. Other income, net decreased $2.7 million, or 14.7%, to $15.7 million for the nine months ended November 28, 1997 from $18.4 million for the nine months ended November 22, 1996 primarily as a result of losses incurred on dealer transitions, which are dealerships that the Company has acquired with the intention of reselling as soon as practicable.

  PROVISION FOR INCOME TAXES. Income tax expense for the nine months ended November 28, 1997 was 38.5% of income before taxes as compared to 46.2% for the nine months ended November 22, 1996. The decrease in the effective tax rate was primarily attributable to the impact of recurring non-deductible expenses relative to the level of income for each of the respective periods.

  NET INCOME (LOSS). For the reasons set forth above, primarily patent litigation expenses, net income (loss) increased $172.1 million to $163.3 million for the nine months ended November 28, 1997 from $(8.8) million for the nine months ended November 22, 1996. Excluding patent litigation expenses, net income would have increased $48.6 million, or 42.4%, to $163.3 million for the nine months ended November 28, 1997 from $114.7 million for the nine months ended November 22, 1996.

 YEAR ENDED FEBRUARY 28, 1997 COMPARED TO YEAR ENDED FEBRUARY 23, 1996

  Fiscal 1997 included 53 weeks while Fiscal 1996 included 52 weeks. See Note 1 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


  NET SALES. Net sales increased $252.5 million, or 11.7%, to $2,408.4 million for Fiscal 1997 from $2,155.9 million for Fiscal 1996. The Company's U.S. net sales increased $216.7 million, or 11.0%, to $2,183.9 million from $1,967.2 million and non-domestic net sales increased $35.8 million, or 19.0%, to $224.5 million from $188.7 million, respectively, from Fiscal 1996. The U.S. net sales growth resulted from increases in unit sales across most product categories reflecting strong industry fundamentals and, in part, from acquisitions. The non-domestic net sales growth resulted from acquisitions and strong export sales to both Latin America and the Middle East.

  GROSS PROFIT. The Company's gross profit increased $169.1 million, or 24.6%, to $856.8 million for Fiscal 1997 from $687.7 million for Fiscal 1996. As a percentage of net sales, gross profit increased to 35.6% for Fiscal 1997 from 31.9% for Fiscal 1996. The improvement during Fiscal 1997 primarily resulted from increased unit sales volume growth while overhead costs remained relatively fixed due to a full year's impact of the Fiscal 1996 cost reduction program.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $106.3 million, or 20.3%, to $630.4 million for Fiscal 1997 from $524.1 million for Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 26.2% for Fiscal 1997 from 24.3% for Fiscal 1996. The increase was attributable primarily to increased investments in new product development and information systems, as well as acquisitions and international expansion. The Company also absorbed $8.6 million of charges related to a subsidiary restructuring and an intangible asset write-off in Fiscal 1997 and $6.6 million of charges relating to the restructuring of a foreign subsidiary and termination of a management incentive compensation program in Fiscal 1996.

  PATENT LITIGATION EXPENSE. In December 1996, the Company concluded a 17-year patent litigation with Haworth resulting in a lump sum payment by the Company to Haworth. This payment, net of reserves, reduced net income by $123.5 million for Fiscal 1997. See Note 10 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  OTHER INCOME, NET. Other income, net decreased $2.6 million, or 10.8%, to $21.4 million for Fiscal 1997 from $24.0 million for Fiscal 1996 primarily as a result of losses incurred on dealer transitions and decreased interest income.

  PROVISION FOR INCOME TAXES. Income tax expense for Fiscal 1997 was 46.0% of income before taxes as compared to 36.3% for Fiscal 1996. The increase in the effective tax rate was primarily attributable to the impact of recurring non-deductible expenses relative to the level of income for each of the respective periods.

  NET INCOME. For the reasons set forth above, primarily patent litigation expenses, net income decreased $95.8 million, or 77.6%, to $27.7 million for Fiscal 1997 from $123.5 million for Fiscal 1996. Excluding patent litigation expenses, net income would have increased $27.7 million, or 22.4%, to $151.2 million for Fiscal 1997 from $123.5 million for Fiscal 1996.

 YEAR ENDED FEBRUARY 23, 1996 COMPARED TO YEAR ENDED FEBRUARY 28, 1995

  NET SALES. Net sales increased $107.2 million, or 5.2%, to $2,155.9 million for Fiscal 1996 from $2,048.7 million for Fiscal 1995. The Company's U.S. net sales increased $83.8 million, or 4.4%, to $1,967.2 million from $1,883.4 million and non-domestic net sales increased $23.4 million, or 14.2%, to $188.7 million from $165.3 million, respectively, from Fiscal 1995. A significant portion of the growth in the Company's U.S. net sales was due to a price increase, while non-domestic net sales grew primarily as a result of industry growth in Canada and the consolidation of operations in Japan due to an increase in the Company's ownership interest.

  GROSS PROFIT. The Company's gross profit increased $90.8 million, or 15.2%, to $687.7 million for Fiscal 1996 from $596.9 million for Fiscal 1995. As a percentage of net sales, gross profit increased to 31.9% for Fiscal 1996 from 29.1% for Fiscal 1995. This improvement was driven by a number of factors including plant rationalization and productivity gains achieved as a result of the cost reduction program initiated in Fiscal 1996.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.4 million, or 1.0%, to $524.1 million for Fiscal 1996 from $518.7 million for Fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 24.3% for Fiscal 1996 from 25.3% for Fiscal 1995. Included in selling, general and administrative expenses are $6.6 million of charges relating to the restructuring of a foreign subsidiary and termination of a management incentive compensation program in Fiscal 1996 and $24.5 million of charges relating to voluntary severance packages and an equipment write-off associated with the termination of a product development program in Fiscal 1995. The increase after excluding these charges, primarily resulted from increased investments in new product development and information systems, and the consolidation of operations in Japan.

  OTHER INCOME, NET. Other income, net decreased $3.1 million, or 11.4%, to $24.0 million for Fiscal 1996 from $27.1 million for Fiscal 1995. The decrease is attributable to a gain realized on the sale of stock reduced by losses on dealer transitions completed during Fiscal 1995, net of increased interest income earned in Fiscal 1996.

  PROVISION FOR INCOME TAXES. Income tax expense for Fiscal 1996 was 36.3% of income before taxes as compared to 38.8% for Fiscal 1995. The decrease in the effective tax rate is primarily attributable to the impact of recurring non-deductible expenses relative to the level of income for each of the respective periods and an increase in certain tax credits available to the Company in Fiscal 1996.

  NET INCOME. For the reasons set forth above, net income increased $59.3 million, or 92.4%, to $123.5 million for Fiscal 1996 from $64.2 million for Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company's cash and capital requirements have been satisfied through cash generated from operating activities. The Company has no long-term debt. Cash, cash equivalents and short-term investments were $351.8 million at November 28, 1997. After payment of the Special Dividend described below, these funds, in addition to cash generated from future operations, are expected to be sufficient to finance the known or foreseeable future liquidity and capital needs of the Company.

  The Company's capital expenditures were $122.0 million in Fiscal 1997 compared to $104.6 million in Fiscal 1996 and $94.8 million in Fiscal 1995. Capital expenditures for the nine months ended November 28, 1997, were $96.9 million and the Company estimates that capital expenditures for Fiscal 1998 will exceed $125.0 million. These capital expenditures include increased investments in manufacturing equipment expected to improve productivity and safety, increase capacity, and facilitate the first shipment of Pathways products which is scheduled for the first quarter of calendar 1998. In addition, capital expenditures for Fiscal 1996 and Fiscal 1997 reflect costs associated with replacing the Company's aircraft and investing in corporate and showroom facilities. The Company expects capital expenditures to continue to be significant due to the Company's continued investment in new product development, SAP implementation and new manufacturing equipment intended to increase plant capacity. While the costs of purchasing and implementing SAP will be capitalized and amortized over the software's expected useful life, certain modifications, year 2000 related matters, data preparation, training and other costs, will be expensed as incurred.

  Since 1995, the Company has been reviewing potential issues associated with computer applications that could fail or generate erroneous results by or at the year 2000 ("Year 2000 Issues") and expects to conclude its review of all these issues during calendar 1998. To date, the cost to the Company of analyzing these potential problems, identifying actual applications that need to be addressed and modifying its computer applications has not been material. Based upon its current estimates, management expects that the additional cost of concluding its review and addressing any identified problems will not be material and that any remaining Year 2000 Issues, including those that relate to interfacing with customers, dealers and suppliers, will be addressed and rectified in a timely manner and will not have any adverse affect on the Company's operations or its financial results or conditions.

  The Special Dividend in the aggregate amount of $150.9 million was declared by the Company's Board of Directors on October 27, 1997 and was paid on January 9, 1998 to Common Stock holders of record as of December 2, 1997.

  CASH PROVIDED BY OPERATING ACTIVITIES. Cash provided by operating activities totaled $306.1 million for the nine months ended November 28, 1997, $80.8 million for Fiscal 1997, $200.7 million for

Fiscal 1996 and $42.2 million for Fiscal 1995. Cash from operating activities resulted primarily from net income, excluding non-cash items, such as depreciation and amortization, net of increases in accounts and notes receivable and leased assets.

  CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities totaled $112.3 million for the nine months ended November 28, 1997 and was comprised primarily of capital expenditures and net increases in investments. Cash used in investing activities totaled $75.4 million for Fiscal 1997 and was comprised primarily of capital expenditures, net of a repayment of a note receivable from Steelcase Strafor. Cash used in investing activities totaled $115.9 million for Fiscal 1996 and was comprised primarily of capital expenditures and acquisitions. Cash used in investing activities totaled $68.7 million for Fiscal 1995 and was comprised primarily of capital expenditures, net of proceeds from the sale of facilities.

  CASH USED IN FINANCING ACTIVITIES. Cash used in financing activities totaled $44.9 million for the nine months ended November 28, 1997, $40.4 million for Fiscal 1997, $39.8 million for Fiscal 1996 and $33.0 million for Fiscal 1995. The cash was used primarily to fund quarterly dividends paid by the Company.

INFLATION

  The Company believes that inflation has not had a material effect on its overall financial condition or results of operations during the nine months ended November 28, 1997 and Fiscal 1997, 1996 and 1995. While the Company has experienced inflationary increases in compensation-related and certain raw material costs, it has also experienced certain decreases in other raw material costs.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, establishes standards for computing and presenting earnings per share and simplifies the standards previously found in APB Opinion No. 15, which has been superseded. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share, which excludes dilution and is computed by dividing net income attributable to holders of common stock by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share is computed in a similar manner to fully diluted earnings per share pursuant to APB Opinion No. 15. This Statement is effective for the Company for Fiscal 1998 and is not expected to have a material effect on the Company's consolidated financial statements.

  SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. This Statement is effective for the Company for Fiscal 1999 and requires comparative information for earlier years to be restated.

  SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual and interim financial statements. It also establishes new standards for disclosures regarding products and services, geographic areas and major customers. This statement is effective for the Company for Fiscal 1999.

  The Company's consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows will not be affected by implementation of SFAS No. 130 and SFAS No. 131.

                                   BUSINESS

GENERAL

  Steelcase is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services. The Company has led the U.S. office furniture industry in sales for 24 consecutive years and believes it has the industry's largest base of installed products. In Fiscal 1997, the Company's consolidated net sales were $2.4 billion and in the year ended December 31, 1996, unconsolidated joint ventures in which the Company generally holds 50% interests generated approximately $0.5 billion in net sales.

  To enhance its industry leadership position, the Company focuses on research, development and design methods that analyze individual and group work processes to create work environments that enable workers to perform more effectively. Since 1994, the Company has won 24 design awards for new products and product enhancements across its product lines. In calendar 1998, the Company plans to introduce more than 75 new products and product enhancements, including Pathways, a unique portfolio of products that, in addition to office furniture and work tools, will include architectural elements such as interior walls and floors designed to integrate entire work spaces. Pathways is designed to be compatible with the Company's current products.

  The Company offers its extensive range of products and services to commercial and non-commercial organizations worldwide through a network of independent dealers in more than 650 locations. These dealers provide local expertise and ongoing customer support services and remain in close contact with customers during and after the completion of a project to help ensure customer satisfaction and to encourage repeat business. Steelcase has strong brand recognition and a reputation for quality among architects, contract interior designers and corporate facility managers who typically influence purchasing decisions. The Company's dealer network and sales organization utilize Workplace Performance, a consultative process supported by proprietary software-based tools, to help demonstrate early in the planning process the impact of office space and the work environment on productivity and occupancy costs.

  Steelcase's comprehensive portfolio of furniture products and related products and services, together with its extensive knowledge of work environments, enables the Company to satisfy virtually all of its customers' furniture-related needs. These needs include not only furniture and related products but also initial workspace planning, rapid delivery and installation, ongoing support services, furniture asset management, leasing and, if desired, refurbishing or remanufacturing. The Company's primary product categories include: (i) office furniture systems, including Series 9000, Avenir, Context, Elective Elements and Montage; (ii) seating products, including Sensor, Criterion, Rally and Springboard; (iii) group and individual storage products, including filing units and cabinets; and (iv) desk and casegood products, such as bookcases and credenzas. The Company sells and markets primarily steel and wood products under the Steelcase and Turnstone brands as well as various other brand name products manufactured through joint ventures such as Steelcase Strafor, licensing arrangements and the Steelcase Design Partnership.

  The Company also offers complementary product lines through the Steelcase Design Partnership focusing on specialty markets, including product lines for lobby and reception areas, cafeteria and informal gathering areas, private offices, learning environments, executive conference areas, group work environments, video conferencing facilities and healthcare environments. The Steelcase Design Partnership also provides surfacing materials for hospitality, healthcare and contract markets, architectural millwork and ergonomic tools for the workplace. In addition to its product offerings, the Company provides services such as (i) furniture asset management through FMC,
(ii) refurbishing and remanufacturing through Revest Inc. ("Revest") and (iii) lease financing through SFSI.

INDUSTRY DYNAMICS

  BIFMA reports that U.S. office furniture industry shipments totaled approximately $10 billion in calendar 1996 and grew at a CAGR of approximately 7.2% over the three-year period ended December 31, 1996. Strong growth continued in 1997, with BIFMA reporting that U.S. office furniture industry shipments increased $1.1 billion, or 14.9%, to $8.5 billion for the nine-month period ended September 30, 1997, from $7.4 billion for the comparable period in the prior year.

  Overall growth in the office furniture industry is primarily a function of increased white-collar employment, increased commercial construction and increased capital spending. The Company believes that certain other recent trends are also affecting, and will continue to affect, the demand for the Company's products and services. The growing use and integration of technology, changes in organizational structures and work processes, greater awareness of health and safety issues and continued focus on cost efficiency are driving businesses to increasingly pursue more effective ways to support their workers and utilize their existing work spaces. The Company believes these trends will increase demand for its existing products and services and will create opportunities to introduce new products and to develop new markets.

  INTEGRATING TECHNOLOGY. The rapidly growing role of technology in the workplace has placed greater demand on the infrastructure of the office environment. Organizations must provide workers with ready access to technology interfaces at their individual workstations as well as in the increasing number of team workspaces. Many companies have also found that their existing buildings and space division cannot provide sufficient capacity and flexibility to support changes in workplace technology. Steelcase continues to enhance its existing product lines to accommodate technological changes, and the Company's new product development will focus on work process improvements linked to technology integration. The Company's Pathways portfolio is designed to be integrated with building infrastructures for improved distribution of power and communications cabling.

  CHANGES IN WORK PROCESSES. Businesses are increasingly changing their organizational structures from a hierarchical model to flatter functional models in order to focus on the work needs of the individual. Additionally, there is a broader range of work being performed by individuals and teams across many levels within organizations. Traditional office layouts are being replaced with product applications that allow space to be easily reconfigured to the specific needs of groups and individuals. The Company believes that these trends have significant implications for the physical work environment and will increase the demand for products such as those offered by the Company that accommodate these new organizational structures and provide increasingly flexible support for both individual and group work environments.

  INCREASED AWARENESS OF HEALTH AND SAFETY ISSUES. Businesses are increasingly focused on the health, safety and comfort of office workers and are paying closer attention to how physical environments affect those issues. Ergonomically-designed furniture products and work tools can reduce the risk of injury associated with certain repetitive work processes and the lost time caused by those injuries. In addition, such products provide for greater comfort and can create enhanced productivity. Steelcase believes that this heightened focus will drive demand for its broad range of ergonomically-designed products.

  FOCUS ON COST AND EFFICIENCY. Businesses are increasingly considering workplace design as a key factor in reducing occupancy costs and achieving productivity gains. The Company believes that these concerns will continue to drive the demand for its new products and product applications that integrate technology, processes, people and space to improve the work environment and increase worker effectiveness.

COMPETITIVE STRENGTHS

  The Company believes it will continue to be the leader in its industry as a result of the following competitive strengths:

  MARKET LEADERSHIP AND STRONG BRAND FRANCHISE. The Company has maintained the largest total market share of any manufacturer in the U.S. office furniture industry since 1973. In calendar 1996, based on BIFMA statistics, the Company had a market share of approximately 20%, nearly twice that of its nearest competitor. "Steelcase" is the most widely recognized brand name in the industry, and the Company believes it has earned a reputation for producing a broad range of high quality office furniture and related products. The Company's industry leadership and brand recognition are key marketing tools for expanding its customer base and entering new markets and market segments.

  LONG-TERM CUSTOMER RELATIONSHIPS; LARGE INSTALLED BASE. The Company, together with its dealer network, has developed strong, long-term relationships with a large number of commercial and non-commercial organizations. As a result of its sales leadership and these long-term relationships, the Company believes it has the largest base of installed products in the U.S. office furniture industry. Through this installed base, the Company generates significant annual sales from repeat and expansion orders. By purchasing additional Steelcase products, these customers ensure compatibility and conformity with existing products and retain the local Steelcase dealer as a single contact for ongoing services. The Company believes that as its existing customers expand and reconfigure their workplaces their need for additional Steelcase products and dealer services will increase.

  GLOBAL DEALER NETWORK. The Company's strong relationships with its worldwide network of independent dealers in more than 650 locations, built over many years of consistent partnership, allow the Company to focus on the core functions of design, manufacturing and distribution while benefiting from the dealers' local market expertise and ongoing customer support. This network, which includes dealers in more than 200 locations outside of the United States and Canada, complements the Company's global distribution capability and enables Steelcase to address the product and support service needs of its multinational customers in virtually all non-domestic markets. The Company's relationships with its dealers are typically long-term in nature, providing continuity in customer relationships and a strong foundation of product knowledge. In addition, the dealers, together with the Company's sales representatives, maintain close relationships with local architects, contract interior designers and corporate facility managers who typically influence purchasing decisions.

  LEADERSHIP IN DESIGN, RESEARCH AND INNOVATION. The Company utilizes its extensive knowledge of work processes, its ongoing research and its user-centered design methodology to create innovative products and concepts which address evolving customer needs. The Company's Corporate Development Center provides a creative environment for 750 of the Company's research, design, engineering and marketing personnel and houses ten laboratories for testing sound, lighting, ergonomics, flammability and product durability. The Company's personnel use the Corporate Development Center to conduct over 14,000 product tests annually. Since 1994, the Company has won 24 design awards for new products and product enhancements across its product lines. The Company, through its commitment to design, research and innovation, has developed a strong reputation among, and close ties with, leading independent architectural and design firms and design schools which play a significant role in the industry.

  KNOWLEDGE OF WORKPLACE NEEDS; CONSULTATIVE MARKETING APPROACH. The Company, through ongoing research and interaction with its broad customer base, has gained an extensive knowledge of how people work and how businesses can use furniture and related products to facilitate more effective work processes. In 1995, the Company introduced Workplace Performance, a consultative process supported by proprietary software-based tools that incorporates an extensive database of customer information and industry research and trends. With the aid of Workplace Performance, the Company's dealers and salesforce work with customers early in the planning process to illustrate possible work space configurations and product packages that help the customers improve their productivity and lower their occupancy costs. The Company believes that its ability to provide more comprehensive support to customers in the early stages of the planning process is a significant competitive advantage.

  MANUFACTURING AND DISTRIBUTION CAPABILITY. The Company believes it has the largest office furniture manufacturing capacity in the world with more than 50 manufacturing facilities, including those operated by joint ventures. In addition, the Company has an extensive distribution system in the United States and Canada and uses commercial transport and delivery services in both the United States and abroad. The Company's products, including those offered by the Company's joint ventures, are generally available throughout the world.

  CORPORATE CULTURE. Management believes that the Company's corporate culture and values strengthen relationships with employees, customers, dealers and the communities in which it operates. For Steelcase employees, this corporate culture fosters loyalty and productivity as demonstrated by the fact that the Company's employees in the United States and Canada have an average tenure of approximately 12 years. As an example of its commitment to its employees, at the time of the Offerings the Company will grant to each of approximately 15,000 employees 10 shares of Class A Common Stock pursuant to the Employee Stock Grant and an option, exercisable approximately 70 days after the Offerings, to purchase a maximum of 100 shares of Class A Common Stock at a purchase price equal to 85% of the initial public offering price pursuant to the Employee Discount Option Grant.

GROWTH STRATEGY

  Steelcase's objectives are to strengthen its industry leadership position and increase its revenues and profitability. To achieve these objectives, the Company will:

  FOCUS ON PRODUCT INNOVATION. The Company intends to strengthen its leadership position in the office furniture industry and increase its revenues through the development of aesthetically pleasing and technologically-sophisticated new products and product enhancements. In Fiscal 1995, 1996 and 1997, the Company spent approximately $40 million, $50 million and $65 million, respectively, on research and development. In calendar 1998, the Company plans to introduce more than 75 new products and product enhancements, including Pathways and Answer, an office furniture systems line under the Turnstone brand which is designed to work with Pathways. The Company's user-centered design efforts address significant workplace trends and result in products that support individual worker needs, including health, safety and comfort. In addition, these products integrate technology and further support the new work processes being adopted by organizations. The Company believes its new products and product enhancements will offer superior flexibility and help its customers improve organizational performance, better utilize their work space and work more effectively.

  PURSUE NEW MARKET OPPORTUNITY--PATHWAYS. In addition to enhancing its existing product categories, the Company intends to leverage its extensive knowledge of work processes to penetrate new markets and develop new market segments for the work environment. The Company recently developed Pathways, a unique portfolio of products and architectural elements designed to create total interior space solutions. Pathways is designed to enable customers to create, outfit and reconfigure technologically-sophisticated work environments faster and more economically than they can today. Pathways uses a design logic that makes its architectural elements and other products compatible with the Company's current products, as well as competitors' products. The Pathways portfolio includes removable, reconfigurable architectural elements such as floor and wall systems, power, lighting and complementary furniture and work tools. The Company believes Pathways offers a superior means to integrate all workplace elements, including building operating systems, and accommodate all technological workplace needs. As a result, the Company believes Pathways represents a significant opportunity for increased sales from customer projects which involve new construction or building refurbishment. The Company expects to begin shipping Pathways products in the first quarter of calendar 1998.

  LEVERAGE INSTALLED BASE THROUGH KNOWLEDGE OF WORK. As a result of its sales leadership and long-term relationships with many of its customers, the Company believes it has the largest base of installed products in the industry. The Company believes its knowledge of work has enabled it to develop a strong reputation for improving workplace effectiveness and performance through the integration of people, processes, technology and work space. As a result, the Company's customers increasingly look to the Company and its dealers for advice and consultation on general workplace issues in addition to furniture. This offers the Company the opportunity to analyze customers' needs and to offer solutions that include the application of the Company's products across all of its product lines. The Company intends to increase sales to its existing customers by capitalizing on its broad range of product solutions and its Workplace Performance consultative approach, as well as new product applications, to drive incremental growth across all product categories.

  LEVERAGE DEALER NETWORK AND INCREASE SALES OPPORTUNITIES. To leverage further its strong dealer network, the Company intends to continue to invest in dealer programs and training that expand the service and operations capabilities of its dealers as well as promote Steelcase products. In addition, the Company intends to increase its percentage of a dealer's sales by continually enhancing and expanding its portfolio of knowledge, products and services to ensure that dealers can satisfy virtually all of a customer's furniture-related needs through sales of Steelcase products. As the Company broadens its portfolio, it also supports dealers in expanding their customer base. For example, the Company's Turnstone brand product offering allows dealers to compete effectively in the value-priced market segment.

  PURSUE STRATEGIC ACQUISITIONS, JOINT VENTURES AND ALLIANCES. The Company has historically acquired companies with complementary or ancillary businesses or products, entered into joint ventures and established strategic or commercial alliances with various companies. The Company will continue to evaluate similar transactions that it believes are consistent with its growth strategy or otherwise present attractive opportunities for growth, entry into new markets or introduction of new products.

  ENHANCE GLOBAL PRESENCE. The Company intends to support the existing global operations of Steelcase International and Steelcase Strafor by investing in product development for regional market needs, expanding existing dealer operations and services and developing alliances to penetrate further the markets served by the Company. In addition, the Company intends to support the worldwide needs of its multinational customers as they expand their global operations, as well as service local organizations in regional markets.

PRODUCTS AND SERVICES

  Steelcase provides a broad range of office furniture and related products and comprehensive support services to its customers as part of specific projects and ongoing contractual relationships.

 PRODUCTS

  The Company offers an extensive range of office furniture and related products at a variety of price points, allowing customers to satisfy virtually all of their office furniture-related work environment needs through the Company and its dealers. The Company's primary product lines include: (i) office furniture systems; (ii) seating; (iii) storage solutions; and (iv) desks and casegoods.

 OFFICE FURNITURE SYSTEMS

  Since the mid-1980's, furniture systems have been the largest product category in the office furniture industry, representing approximately one-third of all office furniture sold in 1996. Office furniture systems consist of movable and reconfigurable components which may be used to create work areas of variable sizes and configurations. Furniture systems generally use movable panels for space division, for acoustic and visual privacy, for structural support and as conduits for power, telephone and data cabling. Furniture systems also include panel-supported and freestanding components such as work surfaces, desks, returns, pedestals, drawers, binder bins, filing, lighting fixtures and keyboard support shelves. Furniture systems offer customers more flexibility and greater space efficiency than traditional dry-wall-based private offices and undivided desk areas.

  Steelcase is the market leader based on sales in this category, offering a broad range of aesthetic options, performance features, applications and price points. Each Steelcase system also offers technology management options to help ensure that phone, power and data lines are effectively managed and available to the user. The Company's continued enhancement of Series 9000, a panel-based system, and introduction of new furniture systems lines over the years has allowed it to present a significantly wider selection of furniture systems lines and componentry than any one competitor. The Company's furniture systems product lines include:

  SERIES 9000. Series 9000 is the Company's flagship furniture system, representing the office furniture industry's largest selling product line. The Company believes Series 9000 is the most comprehensive furniture system product line in the industry. Series 9000 offers broad flexibility of application, extensive technological capabilities and the ability to withstand repeated reconfigurations. Because of its many options, Series 9000 is installed by many different customers in a broad variety of facilities.

  AVENIR. Avenir is a foundation system that offers simplicity, versatility and value. Avenir provides a broad variety of panel, component and surface material options. With universal panel connectors and fully assembled storage options, Avenir is easy to install and reconfigure.

  CONTEXT. Context is a unique furniture system which is built around freestanding core desk units rather than panels or panel-supported components, and utilizes screens for visual privacy. Context offers enhanced communication and collaboration capabilities, as well as stackable privacy, high-image aesthetics and technological support. Context is also suitable for private offices.

  ELECTIVE ELEMENTS. Elective Elements is a wood panel-based furniture system known for its executive image, design versatility and solid performance. Elective Elements' solutions can be tailored with an extensive palette of finishes and an expanded range of components to create high-performance environments.

  MONTAGE. Montage is the Company's furniture system that emphasizes architectural beauty and appeal, featuring versatility and progressive design with a distinctive aesthetic style. Montage uses a frame and tile system which provides stackable space division and flowing work surfaces and allows for adaptation to changing interaction needs by increasing or reducing frame heights.

  PERSONAL HARBOR. Personal Harbor workspace is designed to support individuals in highly collaborative team environments with the added benefit of visual and acoustic privacy. Its compact workspace utilizes flexible work surfaces, shelving and storage space to maximize individual effectiveness.

 SEATING

  Steelcase believes it is the world's largest office seating manufacturer and a proven market leader in seating innovation. In 1973, the Company introduced the first office chair to utilize a double plastic shell, a concept now utilized in most office chairs. In the 1970's and 1980's, the Company was among the first to develop ergonomic office chairs utilizing chair shapes, materials and mechanisms designed to enhance worker productivity. The Company believes its focus and research on materials, ergonomics, technology and work processes and its broad platform of product styles and price points will maintain and enhance the Company's share of the seating market. The Company also believes that Sensor, which has sold more than 4 million units since its introduction in 1986, has sold more units than any other office chair in the history of the office furniture industry, and that Criterion, introduced in 1989, is currently the largest selling office chair in the world on an annual basis.

  The Company believes it offers the widest assortment of chair types and chairs in the office furniture industry, providing chairs and other types of seating for virtually every office need. The Company views most office seating (excluding specialized uses such as stacking chairs or lounge seating) as either high-performance or general use. The Company's primary seating products are:

  SENSOR. Sensor is marketed as a high-performance chair with several models to meet the needs of virtually everyone throughout an organization. It has a patented, flexing inner shell and a sophisticated synchro-tilt mechanism designed to adjust with each movement of the user.

  CRITERION. Criterion is marketed as a high-performance chair with a wide variety of easy-to-use back, seat and arm adjustments. Criterion is one of the first chairs on the market to offer an adjustable seat depth and adjustable arm width to accommodate a wide range of body sizes and shapes.

  The Company's other seating lines include: (i) general use chairs such as Rally and Protege; (ii) Rapport, an office chair with a unique high-tech aesthetic; (iii) Springboard, a high-performance, value-priced chair; and (iv) Player, a side chair. In addition to these chairs, the Company offers a number of other seating products including guest, executive, lounge, stackable and collaborative or team-based offerings in both wood and non-wood materials.

 STORAGE SOLUTIONS

  The Company believes that it has been a leader in office storage products and systems since the 1940's. Current product offerings include a broad variety of vertical and lateral filing cabinets, bookcases and other types of storage components. All product offerings are available in a wide range of color and price options. The most popular lines, Series 800 and Series 900 lateral files, have a very large installed base and are repeatedly cited in independent surveys as the highest quality storage product among certain segments.

  All the Company's office furniture systems offerings are complemented by a full range of integrated storage solutions, including binder bins, storage cabinets, personal storage towers, mobile and fixed pedestals and numerous choices of lateral and vertical files coordinated in design, as well as offering the same full range of color options. These products are available fully assembled or as component parts for maximum customization. Recent introductions include moderately-priced storage solutions through its FirstFile series and the Activity Products line, introduced in 1995 to address the increasing need to transport work items within and between individual and team settings. Certain new products scheduled for introduction in calendar 1998 are designed to coordinate with Turnstone and Pathways products.

 DESKS AND CASEGOODS

  The Company offers a wide variety of traditional, transitional and contemporary desk and casegood products. These products offer a range of solutions for private offices, team rooms and open plan environments. Desks and casegoods are offered across many brands and in a variety of materials. Steelcase offers these products in its wood collections CaneCreek, Broadmoor and Stow Davis, providing a broad scope of style and performance options. In addition, the Turnstone brand casegoods and desks are targeted to more cost-conscious customers and are offered in laminate, wood, metal and home office versions.

 STEELCASE DESIGN PARTNERSHIP

  The Steelcase Design Partnership entities design, manufacture and market a variety of award-winning office products for specialty markets that complement other Steelcase products, providing the customer with a more comprehensive portfolio of product choices. The Steelcase Design Partnership includes:

  BRAYTON INTERNATIONAL. Brayton International Inc. offers a broad collection of lounge, executive, guest and healthcare seating, along with occasional tables. Brayton products span traditional, transitional and contemporary styling, featuring a wide range of finish options.

  METRO. Metropolitan Furniture Corporation offers a variety of products known for their contemporary style and designed to support and integrate technology in groupwork environments, video conferencing facilities and private offices.

  VECTA. Vecta, a division of the Company, provides seating and table products designed for a variety of learning environments and conference, team and cafeteria areas. It offers a number of folding tables that support the flexibility requirements of training rooms.

  DESIGNTEX. DesignTex Fabrics, Inc. provides and designs textiles for seating upholstery, wallcovering and office panel systems. It serves contract, hospitality and healthcare markets.

  DETAILS. Office Details Inc. offers innovative work tools, including keyboard support and desktop or wall-mounted organizational products and personal lighting designed to help improve the productivity and efficiency of people in the workplace.

  WIGAND. Wigand Corporation engineers and produces architectural woodwork for corporate headquarters, luxury hotels and professional workspaces.

 PATHWAYS

  Pathways is a unique portfolio of integrated architectural elements including wall, floor and lighting systems, furniture, power and communications elements designed to coordinate with existing Steelcase products as well as competitors' products. The Company believes that Pathways will be attractive to its existing customer base as well as to real estate developers designing or retrofitting buildings. The Company has successfully tested prototype Pathways in a customer location and expects to begin shipping Pathways products in the first quarter of calendar 1998.

  Pathways is designed to provide total interior space solutions, from wall to wall and floor to ceiling, particularly in buildings that can no longer accommodate the wiring and cabling needs of today's technology-driven workplaces. Pathways architectural elements accept all wiring and cabling network components and are designed to integrate with building infrastructures for improved distribution of power and communications cabling.

 SERVICES

  The Company utilizes its extensive knowledge of work processes and the local expertise of its dealers to provide a range of services to customers, including workplace planning, remanufacturing and refurbishing, furniture management and lease financing. The Company believes services provided to its customers during and after the furniture procurement process are becoming increasingly important to customers and are key points of differentiation in the marketplace. Many of the Company's dealers offer design and support services, including project management and ongoing repair and maintenance, to enhance long-term customer satisfaction and loyalty. The Company also offers services on a nationwide basis to assist customers in addressing a range of procurement-related issues. Revest remanufactures and refurbishes high quality used office furniture, including systems products. The Company estimates that shipments of remanufactured office furniture would have increased the $10 billion in U.S. office furniture industry shipments in calendar 1996 as reported by BIFMA by approximately 5-10%. The FMC division provides coordinated furniture management services, such as warehousing, inventory control and internal relocations to customers with nationwide facilities. Each customer is provided with a national representative who coordinates and directs the various management services that are generally provided on a local basis by Steelcase dealers. In addition to providing financing to dealerships, SFSI provides customers with lease financing for products in connection with the acquisition of office furniture. SFSI's net investment in leased assets approximated $148.3 million as of November 28, 1997.

PRODUCT DESIGN AND DEVELOPMENT

  Steelcase has a long history of award-winning product designs. Since 1994, the Company has won 24 design awards for new products and enhancements across its products lines, including the Industrial Designers Society of America ("IDSA") Gold Industrial Design Excellence Award for its Personal Harbor workspace in 1995, the Facilities Design and Management Magazine Gold Award for Table Cable wire management systems in 1996, and the IDSA Silver Industrial Design Excellence Award for its Stella adjustable keyboard shelf in 1997.

  In response to rapidly changing work environments, the Company has increased research and development efforts in recent years and intends to introduce more than 75 new products and product enhancements in calendar 1998. The Company leverages the expertise of its research and design staff and its subsidiary, IDEO, to enhance existing products and design new products to address evolving customer needs and industry trends. In recent years, the Company's design efforts have focused on the Pathways architectural elements as well as more traditional furniture and related products. The Company's research efforts include on-site user observation, behavioral science studies and anthropologic research, human factors research and technology trends studies. In addition to its own research, the Company commissions research by academics and industry consultants. The Corporate Development Center houses 10 laboratories which the Company's personnel use to conduct over 14,000 product tests annually in such areas as sound, lighting, ergonomics, flammability and product durability.

SALES AND MARKETING

  The Company distributes its products through a worldwide network of independent dealers in more than 650 locations including more than 450 in the United States and Canada and more than 200 throughout the rest of the world. Each dealership has its own salesforce which is supported by the Company's sales representatives, who work closely with dealers throughout the sales process. The dealers, together with the Company's sales representatives, maintain close relationships with architects, contract interior designers and corporate facility managers, who typically influence purchasing decisions.

  Many customers conduct an extensive evaluation of available product options prior to making an initial furniture purchase for a facility and the Company's salesforce and its dealers are increasingly becoming involved in the initial stages of the planning process. Workplace Performance software-based tools are employed to help the customer focus on specific business goals and to provide possible configurations and product packages that will help customers achieve those goals. Workplace Performance tools are also utilized to help the customer and its architects and designers visualize and map potential work environments. The sales process often involves a customer visit to the Company's headquarters in Grand Rapids, Michigan during which the Company's sales staff and executive management, together with the dealers, demonstrate the Company's latest product offerings in an active office environment.

  The Company's dealer network was started over 75 years ago as a strategic way of growing the Company's product and service sales throughout the United States with local, entrepreneurial representation. The Company conducts dealer programs and training that expand the service and operations capabilities of the dealers as well as promote Company products. The Company also conducts specific training seminars for significant product introductions such as Pathways. SFSI provides lines of credit, term notes and project financing to the Company's dealers. SFSI's notes receivable from the Company's dealers, the majority of which are secured, approximated $160.5 million as of November 28, 1997.

  The Company has experienced minimal turnover in its dealership network and is not dependent on any one of its dealers.

MANUFACTURING

  The Company manufactures at 31 facilities in the United States, Canada and Mexico and, through international subsidiaries, joint ventures and licensing arrangements, at 20 facilities throughout the rest of the world. In 1987, the Company adopted world class manufacturing principles which utilize a variety of production techniques, including cell, or team, manufacturing, focused factories and rapid continuous improvement. In 1994, 14 manufacturing facilities and seven administrative and shipping facilities in the United States and Canada were awarded registration to ISO 9001, an internationally developed set of facility quality criteria. The Company continually examines new opportunities to consolidate its manufacturing and distribution operations to improve efficiency. Substantially all plants "build to order" rather than to "forecast", which directly reduces finished goods inventory levels and emphasizes continuous improvement in set-up and delivery time to customers. As a result of these and other order processing and customer service improvements, the Company's average lead time, i.e. the time from order to delivery, has been reduced to four to six weeks in the United States and Canada. The Company has an extensive distribution system in the United States and Canada and utilizes commercial transport and delivery services in both the United States and abroad.

INTERNATIONAL OPERATIONS

 STEELCASE CANADA

  Steelcase Canada operates as an extension of Steelcase U.S. in the Canadian markets, sourcing its sales through its manufacturing facility in Markham, Ontario and through imports from Steelcase U.S. Steelcase Canada has approximately 580 employees and dealers in more than 40 locations. Steelcase Canada had more than 18.0% market share of the Canadian office furniture industry in calendar 1996 and generated $97.9 million in net sales for Fiscal 1997.

 STEELCASE INTERNATIONAL

  The Company conducts its non-European international operations primarily through its Steelcase International operating group. The Company's products are generally available throughout the world and are currently sold to international customers in various countries outside of Europe, including Australia, Brazil, China, Japan, Mexico, Saudi Arabia and Thailand. In Fiscal 1997, net sales derived from sales to international customers outside of Europe and Canada were $126.6 million, or 5.3%, of the Company's consolidated net sales. The Company's share of the office furniture market in such markets is not material. Steelcase International has approximately 430 employees.

  The Company competes in non-European markets by exporting its products abroad. The Company supplements this business with two manufacturing ventures in Brazil and Saudi Arabia and with licensees in Japan, Thailand, India and Colombia. Sales of the Company's products to non-European international markets are made almost exclusively through the Company's dealer network. As of December 31, 1997, the Company's international dealer network outside of Europe and Canada was comprised of more than 40 locations in the Pacific Rim, the Middle East, Latin America and Australia.

 STEELCASE STRAFOR

  The Company's European business is conducted almost entirely through Steelcase Strafor. Steelcase Strafor is a leading office furniture company in Europe with net sales of approximately $500 million in the year ended December 31, 1996. Steelcase Strafor has the leading market share in France, with a 16.9% market share in calendar year 1996, but its share is below 10% of the office furniture market in all other countries in which it operates. In Fiscal 1997, the Company's interest in Steelcase Strafor resulted in $2.0 million of net income. Steelcase Strafor sells products throughout Europe and North Africa.

  Steelcase Strafor serves the European market with 14 manufacturing facilities located in six countries, approximately 3,900 employees and a network of independent dealers in more than 170 locations. Steelcase Strafor develops and manufactures its own office furniture products under such brand names as Steelcase Strafor, Strafor, Gordon Russell, Pohlschroder, Waiko, and Airborne and complements its product offerings with Steelcase brand and Steelcase Design Partnership products. Steelcase Strafor's products, although in large part purchased by European customers, are generally available throughout the world. Steelcase Strafor generally does not enter into formal agreements with its independent dealers.

PROPERTIES

  The Company maintains its corporate headquarters in Grand Rapids, Michigan and conducts its operations at locations throughout the United States and, through its wholly owned subsidiaries and joint ventures, has manufacturing facilities in Canada, Mexico, Saudi Arabia, Brazil, France, Germany, Portugal, Spain, the United Kingdom and Morocco. These office, manufacturing and distribution facilities total approximately 23 million square feet, of which approximately 7 million square feet are leased.

  The Company's principal office, manufacturing and distribution facilities (300,000 square feet or larger) as of December 31, 1997, are as follows:

                          APPROXIMATE
                            SQUARE      OWNED OR
        LOCATION            FOOTAGE      LEASED         DESCRIPTION OF USE
        --------          -----------   -------- --------------------------------
Grand Rapids, Michigan..     383,000    Owned    Corporate Headquarters
Grand Rapids, Michigan..     896,000    Owned    Chair Manufacturing
Grand Rapids, Michigan..     445,000    Owned    Chair Manufacturing
Grand Rapids, Michigan..     824,000    Owned    Desk Manufacturing
Grand Rapids, Michigan..     786,000    Owned    Distribution Center
Grand Rapids, Michigan..     867,000    Owned    File Manufacturing
Grand Rapids, Michigan..     950,000    Owned    Systems Manufacturing
Grand Rapids, Michigan..     748,000(1) Owned    Systems Manufacturing
Gaines Township, Michi-
 gan....................     599,000    Owned    Corporate Development Center
Kentwood, Michigan......     666,000    Owned    Computer Furniture Manufacturing
Kentwood, Michigan......     789,000    Owned    Context Manufacturing
Kentwood, Michigan......     886,000    Owned    Panel Manufacturing
Kentwood, Michigan......   1,118,000    Owned    Distribution Center
Kentwood, Michigan......     421,000    Leased   Wood Furniture Manufacturing
Lowell, Michigan........     480,000    Owned    Attwood Manufacturing
Athens, Alabama.........     777,000    Leased   Manufacturing
Tustin, California......   1,044,000    Owned    Manufacturing
Fletcher, North Caroli-
 na.....................     895,000    Owned    Wood Furniture Manufacturing
Grand Prairie, Texas....     320,000    Owned    Vecta Manufacturing
Markham, Ontario........     725,000    Owned    Steelcase Canada Manufacturing
Strasbourg, France......     386,000    Owned(2) Manufacturing
Dortmund, Germany.......     300,000    Owned(2) Manufacturing
Durlangen, Germany......     415,000    Owned(2) Manufacturing
Madrid, Spain...........     358,000    Owned(2) Manufacturing

--------
(1) Approximately 100,000 square feet are currently utilized for manufacturing. The remainder of the facility is idle or being used for storage.
(2) Through Steelcase Strafor.

RAW MATERIALS AND SUPPLIERS

  The Company has focused on achieving purchasing economies by forming close relationships with its major suppliers. The Company utilizes steel, lumber, paper, paint, plastics, laminates, particleboard, veneers, glass, fabrics, leathers and upholstery filling material. In an effort to promote close relationships with its supply base, the Company has pursued several initiatives over the past three years, including (i) supply base integration through closer collaboration, (ii) supplier certification in accordance with Company-issued standards and (iii) the maintenance of open lines of communication with the total supply base. In addition, the Company strives to include key suppliers in the product development cycle so as to utilize their expertise and share research and development costs. The Company believes adequate sources are available for all of its raw materials.

INTELLECTUAL PROPERTY

  The Company has approximately 160 active U.S. utility patents and approximately 80 active U.S. design patents relating to its current and anticipated products. The Company also owns approximately 220 patents in a number of foreign countries. The Company has been active in obtaining patents since its inception, and has filed an increasing number of patent applications in recent years. The average remaining life for the patents in its U.S. portfolio is approximately 10 years. Although the Company considers securing and protecting its intellectual property rights to be important to its business, the loss of any individual patent, or group of patents related to a particular product, would not result in a material adverse effect on the Company's financial condition or results of operations.

  The Company and its subsidiaries have registered various trademarks and service marks in the United States and certain foreign countries. The U.S. marks include Steelcase, Activity, Avenir, Ballet, Brayton International Collections, Broadmoor, CaneCreek, Context, Criterion, DesignTex, Details, Elective Elements, Ellipse, FirstFile, Metro, Migrations, Montage, Pathways, Personal Harbor, Player, Protege, Rally, Rapport, Sensor, Series 9000, Springboard, Stow Davis, Teamwork, Turnstone and Vecta. Steelcase Strafor has various U.S. trademarks, including Strafor, Airborne and Gordon Russell.

  The Company has established a global network of intellectual property licenses with its affiliates. It also occasionally licenses its intellectual property to selected third parties and occasionally enters into license agreements under which it pays a royalty to third parties for the use of patented products or process technology.

COMPETITION

  The office furniture market is highly competitive, with a number of competitors offering similar products. In the contract segment of the market, companies compete primarily on price, delivery and service, product design and features, quality and the relationships developed between dealers and customers. The Company's most significant competitors in its primary markets are Herman Miller, Haworth, Knoll, Kimball and, in certain market segments, Hon. Together, these companies represent a substantial portion of the market share of the overall office furniture market. The Company also competes with many other companies in specific product categories.

  In Europe, which is a highly competitive, fragmented market, Steelcase Strafor generally competes with other European-based enterprises with a significant European presence, including the Samas-Groep N.V. The Company also manufactures and sells office furniture in other parts of the world through wholly owned operations, joint ventures, licensing arrangements and independent dealerships. The Company does not have a significant share of the market in any of the countries in which it offers its products outside the United States, Canada and Europe. The office furniture market in most of these countries is highly competitive, price sensitive, fragmented and served primarily by local companies. The Company's major competitors in the non-European international markets generally are other North American office furniture companies such as Herman Miller, Haworth and Teknion Inc., although the Company does encounter local competition in most markets.

ENVIRONMENTAL MATTERS

  The Company is subject to a variety of federal, state, local and foreign laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes ("Environmental Laws"). The Company believes that its operations are in substantial compliance with all Environmental Laws. The Company's costs and expenses relating to Environmental Laws are included in the Company's general operating budget or in the operating budgets of certain subsidiaries or divisions and are typically incurred as part of projects that involve adding production capacity and output or implementing new production processes. Although liabilities, claims and pollution control requirements relating to Environmental Laws have not materially affected the Company to date, there can be no assurance that they will not have a material adverse effect on the Company's business, financial condition or results of operations in the future.

  Under the Clean Air Act Amendments of 1990, the United States Environmental Protection Agency ("EPA") is required to promulgate various emission standards, including the National Emission

Standards for Hazardous Air Pollutants ("NESHAPs"), for certain sources of hazardous air pollutants, including the wood and metal furniture manufacturing industries. NESHAPs for the wood furniture manufacturing industry required reduction by November 1997 of emissions of certain volatile organic compounds found in the coatings, stains and adhesives used by the Company. Compliance with the wood furniture NESHAP has not materially affected the Company. The EPA is expected to promulgate NESHAPs for the metal furniture industry by November 2000. The Company intends to continue to participate actively in negotiations relating to these regulations because of their potential significance to the Company's operations. The Company cannot estimate the effects of compliance with the metal furniture NESHAPs or other future Clean Air Act Requirements.

  Under certain Environmental Laws, the Company could be held liable, without regard to fault, for the costs of remediation associated with its existing or historical operations. The Company could also be held responsible for third-party property and personal injury claims or for violations of Environmental Laws relating to such contamination. The Company is a party to, or otherwise involved in, legal proceedings relating to several contaminated properties being investigated and remediated under state or Federal law. Based on its present information regarding the nature and volume of its wastes allegedly disposed or released at these properties, the number of other financially viable potentially responsible parties, and the total estimated cleanup costs, the Company does not believe that the costs associated with these properties will be material, either individually or in the aggregate.

  To resolve allegations made by the Michigan Department of Environmental Quality ("MDEQ") (formerly known as the Michigan Department of Natural Resources) concerning the hazardous waste management program at the Company's Grand Rapids, Michigan facilities, the Company entered into a Consent Order with the MDEQ in 1995 pursuant to which the Company agreed, among other things, to pay a $150,000 stipulated penalty. In lieu of this penalty, the MDEQ approved the Company's proposal to conduct a Supplemental Environmental Project ("SEP"), which involved implementing an improved cleaning process for ancillary production equipment. Notwithstanding its significant cost, to date, this process has not functioned satisfactorily. The Company is evaluating the SEP, and in the event that it determines that the SEP no longer meets the Company's objectives, the Company may elect to implement an alternative process or to negotiate with the MDEQ regarding payment of the stipulated penalty.

  The Company has received a Letter of Violation from the MDEQ regarding operational, notice and record-keeping requirements for one piece of pollution control equipment and associated coating lines at the Company's Grand Rapids, Michigan Systems I plant. Because it is currently in negotiations with the MDEQ, the Company cannot estimate the costs of resolving this matter, which is potentially subject to substantial state and federal penalties. The Company believes, however, based upon the nature of the alleged violations negotiations to date, its compliance history and its continuing good faith efforts to comply with all applicable environmental requirements, that it will be able to resolve this matter without incurring a significant fine or being required to expend significant amounts on replacing or upgrading equipment.

EMPLOYEES

  As of December 31, 1997, the Company had approximately 16,300 employees, including approximately 11,100 hourly and approximately 5,200 salaried employees. Employees covered by collective bargaining agreements constitute less than 10% of the Company's employees. Management believes that the Company's relations with its employees are good. In addition, the Company's joint ventures have approximately 4,000 employees.

LEGAL PROCEEDINGS

  The Company is involved in litigation from time to time in the ordinary course of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management based on known information, is likely to have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of the Company as of December 31, 1997.

            NAME            AGE                     POSITION
            ----            ---                     --------
 Robert C. Pew II(1)(2)....  74 Chairman of the Board and Director
 Peter M. Wege(3)..........  77 Vice Chairman of the Board and Director
 James P. Hackett(1)(2)....  42 President, Chief Executive Officer and Director
 Robert A. Ballard.........  62 Executive Vice President--Business Operations
 Alwyn Rougier-Chapman.....  58 Senior Vice President--Finance, Chief Financial
                                Officer and Treasurer
 James G. Mitchell.........  48 Senior Vice President--Sales, Marketing and
                                Dealer Alliances
 William P. Crawford(2)....  54 President and Chief Executive Officer--
                                Steelcase Design Partnership and Director
 James R. Stelter..........  42 Senior Vice President--Wood Furniture and
                                Turnstone
 Robert W. Black...........  38 Vice President--Marketing
 Ann C. Jarvis.............  51 Vice President--Advanced Concepts and Design
 James P. Keane............  38 Vice President--Corporate Strategy and
                                Development
 Richard B. Yeates.........  37 Vice President and General Sales Manager
 John L. Stasiw............  43 Vice President and General Manager--Steelcase
                                International
 Nancy W. Hickey...........  46 Vice President--Dealer and Customer Alliances
 Jon D. Botsford...........  43 General Counsel and Secretary
 Robert C. Pew III(1)(2)...  46 Director
 Peter M. Wege II(1)(2)....  48 Director
 David D. Hunting, Jr.(3)..  71 Director
 Frank H. Merlotti(1)(2)...  71 Director
 P. Craig Welch, Jr.(3)....  53 Director

--------
(1) Member of the Executive Committee (Mr. Merlotti, Chairman).
(2) Member of the Compensation Committee (Mr. Merlotti, Chairman).
(3) Member of the Audit Committee (Mr. Hunting, Chairman).

  Robert C. Pew II has been the Chairman of the Board since 1974 and a member of the Board since 1960. From 1952 to 1989, Mr. Pew held various positions at the Company, including President from 1966 to 1979 and Chief Executive Officer from 1966 to 1988.

  Peter M. Wege has been Vice Chairman of the Board since 1985 and a member of the Board since 1948. Since joining the Company in 1947, Mr. Wege has held various positions, including Secretary from 1961 to 1985.

  James P. Hackett has been President and Chief Executive Officer of the Company since 1994. Mr. Hackett was elected to the Board in 1994. Since joining the Company in 1981, Mr. Hackett has held various positions, including Executive Vice President and Chief Operating Officer of Steelcase U.S. and President of Turnstone Inc. Prior to 1981, he held a variety of sales and management positions at The Procter & Gamble Company. Since 1995, Mr. Hackett has been a member of the

Board of Directors of Old Kent Financial Corporation, a banking firm that serves as trustee for the Company's retirement and 401(k) funds. Mr. Hackett is also Chair of the Institute of Design Board of Overseers at the Illinois Institute of Technology, and is a member of the Board of Directors of Spectrum Health, the largest healthcare system serving western Michigan.

  Robert A. Ballard has been Executive Vice President--Business Operations of the Company since 1996. Since joining the Company in 1967, Mr. Ballard has held various positions, including Senior Vice President--Manufacturing Operations, Senior Vice President of the Steelcase Systems business unit and President of Steelcase Canada.

  Alwyn Rougier-Chapman has been Senior Vice President--Finance of the Company since 1983 and Chief Financial Officer and Treasurer of the Company since 1994 after having joined the Company in 1981. Mr. Rougier-Chapman served as Secretary of the Company on an interim basis for part of 1997 until Mr. Botsford's appointment in December 1997. From 1975 to 1981, Mr. Rougier-Chapman was a partner with the accounting firm of BDO Seidman, LLP.

  James G. Mitchell has been Senior Vice President--Sales, Marketing and Dealer Alliances of the Company since 1995. Mr. Mitchell joined the Company in 1993 as President of Steelcase Canada. From 1989 to 1993, he held various positions at Tambrands Inc., a consumer products company.

  William P. Crawford has been President and Chief Executive Officer-- Steelcase Design Partnership since 1991. Mr. Crawford was elected to the Board in 1979. From 1986 to 1991, he served as President of Stow & Davis Furniture Company, a manufacturer of fine wood furniture, which was acquired by the Company in 1985. Mr. Crawford also serves on the Board of Directors of Old Kent Financial Corporation.

  James R. Stelter has been Senior Vice President--Wood Furniture since 1993 and Senior Vice President--Turnstone since 1996. Since joining the Company in 1977, Mr. Stelter has held various positions, including President of Brayton International Inc. from 1989 to 1993.

  Robert W. Black has been Vice President--Marketing of the Company since 1996. Since joining the Company in 1994, Mr. Black has also served as Vice President--Corporate Strategy and Development and Vice President--Corporate and Service Marketing. From 1988 to 1994, Mr. Black was a senior engagement manager at the consulting firm of McKinsey & Company, Inc.

  Ann C. Jarvis has been Vice President--Advanced Concepts and Design of the Company since 1996. Since joining the Company in 1976, Ms. Jarvis has held various positions, including Senior Marketing Manager and Vice President-- Product Marketing and Design.

  James P. Keane has been Vice President--Corporate Strategy and Development of the Company since January 1997. From 1992 to January 1997, Mr. Keane was Vice President and Chief Financial Officer of Cloud Corporation, a packaging company. From 1987 to 1992, Mr. Keane was a senior engagement officer at the consulting firm of McKinsey & Company, Inc.

  Richard B. Yeates has been Vice President and General Sales Manager of the Company since January 1997. Since joining the Company in 1982, Mr. Yeates has held various positions, including Vice President and General Manager of Steelcase International and Director of the Steelcase Export and Worldwide Services division.

  John L. Stasiw has been Vice President and General Manager--Steelcase International since March 1997. From 1995 to March 1997, Mr. Stasiw served as Vice President, Strategic Supply Chain Management of the Company and from 1994 to 1995 as President of the Company's lighting group. From 1987 to 1994, Mr. Stasiw held various positions at Philips Lighting Co., a wholly owned subsidiary of Philips International N.V., including Vice President and General Manager and Director of Business Groups.

  Nancy W. Hickey has been Vice President--Dealer and Customer Alliances for the Company since 1994. In May 1997, Ms. Hickey also became responsible for FMC. Prior to joining the Company in 1986, Ms. Hickey held sales and marketing management positions at Philips Information Systems, a division of Philips International N.V.

  Jon D. Botsford has been General Counsel and Secretary of the Company since December 1997. From 1985 to December 1997, Mr. Botsford held various positions at the Company, including Assistant General Counsel and Assistant Secretary.

  Robert C. Pew III has been a member of the Board since 1987. From 1974 to 1984 and from 1988 to 1994, Mr. Pew held various positions at the Company, including President of Steelcase North America and Executive Vice President-- Operations.

  Peter M. Wege II has been a member of the Board since 1979. Mr. Wege has been President and Chief Executive Officer of S & G Technologies Incorporated, a supplier of lubrication and maintenance monitoring equipment for industrial conveyors, since 1992, as well as several other companies since 1990. From 1981 to 1989, he held various positions at the Company, including President of Steelcase Canada.

  David D. Hunting, Jr., has been a member of the Board since 1960. After joining the Company in 1948, Mr. Hunting held various positions, including Executive Vice President--Subsidiaries, from 1981 until his retirement in 1989.

  Frank H. Merlotti has been a member of the Board since 1973. After joining the Company in 1961, Mr. Merlotti held various positions, including President and Chief Operating Officer of the Company from 1980 and Chief Executive Officer from 1988, in each case until 1991. Subsequent to his retirement, Mr. Merlotti served as President and Chief Executive Officer of the Company on an interim basis for part of 1994 until Mr. Hackett's appointment.

  P. Craig Welch, Jr., has been a member of the Board since 1979. From 1967 to 1987, Mr. Welch held various positions at the Company, including Director of Information Services, Director of Production Inventory Control and Manager of Manufacturing Systems Data Processing.

  Mr. Robert C. Pew II is the father of Robert C. Pew III and the uncle of William P. Crawford and P. Craig Welch, Jr. Messrs. Pew III, Crawford and Welch are first cousins. Mr. Peter M. Wege is the son of Peter M. Wege, Sr., who co-founded the Company in 1912, and the father of Peter M. Wege II.

  It is expected that following consummation of the Offerings the Company will increase the size of the Board by the appointment of two independent outside directors.

  Pursuant to the Articles and By-laws of the Company, beginning with the 1998 annual meeting of shareholders, the Board will be divided into three classes of directors, denoted as Class I, Class II and Class III, serving staggered three-year terms with one class elected each year. The initial terms of the Class I, Class II and Class III directors will expire at the annual meeting of the shareholders of the Company in 1999, 2000 and 2001, respectively. Officers are elected by and serve at the discretion of the Board. See "Description of Capital Stock--Certain Anti-Takeover Matters".

BOARD COMMITTEES

  The Executive Committee exercises all the powers of the Board in the management of the business affairs and property of the Company during intervals between regular meetings of the Board.

  The Audit Committee reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent public accountants.

  The Compensation Committee makes general policy and administrative decisions relating to compensation and benefits for the Company's employees and directors. Following completion of the Offerings, the Board of Directors intends to change the members of the Compensation Committee to comply with the Securities and Exchange Commission (the "Commission") and Internal Revenue Service ("IRS") regulations.

  Compensation Committee Interlocks and Insider Participation. Mr. Hackett, President and Chief Executive Officer of the Company, is a member of the Compensation Committee.
DIRECTORS' COMPENSATION

  Directors who are not compensated as employees of the Company receive an annual retainer fee in the amount of $20,000 as well as additional payments of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended, except that the Chairman of the Board receives only an annual retainer fee in the amount of $40,000. Directors who are compensated as employees of the Company receive no additional compensation for services rendered as a director. All directors are eligible to participate in the Steelcase Inc. Incentive Compensation Plan. See "Stock Incentive Plans-- Incentive Compensation Plan". The Company also reimburses each director for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for Fiscal 1997, paid or awarded to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION
                                 ----------------------------------
                                                         OTHER       LONG-TERM
NAME AND PRINCIPAL        FISCAL                        ANNUAL      COMPENSATION    ALL OTHER
POSITION                   YEAR  SALARY(1) BONUS(2) COMPENSATION(3)  PAYOUTS(4)  COMPENSATION(5)
------------------        ------ --------- -------- --------------- ------------ ---------------
James P. Hackett
 President, Chief
 Executive Officer and
 Director...............   1997  $561,538  $626,999     $26,539       $241,267       $18,750
Robert A. Ballard
 Executive Vice
 President--Business
 Operations.............   1997   333,884   296,433       7,811         71,007        18,750
Alwyn Rougier-Chapman
 Senior Vice President--
 Finance, Chief
 Financial Officer and
 Treasurer..............   1997   252,211   173,116       7,303         66,392        18,750
James G. Mitchell
 Senior Vice President--
 Sales, Marketing and
 Dealer Alliances.......   1997   254,318   174,675       7,661         69,643        18,750
Robert W. Black
 Vice President--
 Marketing..............   1997   235,900   161,974       5,018         45,620        18,750

-------
(1) Includes withholding amounts under the 401(k) Plan (as defined herein) and deferred compensation under the applicable deferred compensation agreement of the Named Executive Officer, if any.
(2) Represents amounts paid from the annual component of the Management Incentive Plan (as defined herein).
(3) Represents earnings on amounts accrued under the Management Incentive Plan. The interest rate on such amounts is based on the Company's annual return on equity.
(4) Amounts paid from the long-term component of the Management Incentive Plan in March 1997.
(5) Includes contribution amounts made by the Company to the Profit-Sharing Plan (as defined herein) and the Money Purchase Plan (as defined herein). These amounts contributed by the Company for each of the Named Executive Officers are $11,250 and $7,500, respectively.

EMPLOYMENT AGREEMENTS

  The Company has not entered into written employment agreements with any of the Named Executive Officers.

OPTION GRANTS

  The Named Executive Officers do not currently hold any options to purchase common stock of the Company, nor were any Named Executive Officers granted any such options in Fiscal 1997. In connection with the Offerings, the Named Executive Officers will be granted options under the Incentive Compensation Plan to purchase an aggregate of 670,000 shares of Class A Common Stock, with James P. Hackett receiving an option to purchase up to 300,000 shares, Robert
A. Ballard receiving an option to purchase up to 150,000 shares, Alwyn Rougier-Chapman receiving an option to purchase up to 95,000 shares, James G. Mitchell receiving an option to purchase up to 75,000 shares and Robert W. Black receiving an option to purchase up to 50,000 shares. Each of these options will have an exercise price equal to the initial public offering price and these options will vest pro rata over a five-year period.

STOCK INCENTIVE PLANS

  The Purchase Plan and the Incentive Compensation Plan (referred to collectively herein as the "Stock Incentive Plans") were adopted by the Company and its shareholders on December 2, 1997. The Stock Incentive Plans provide the employees of the Company and its designated subsidiaries an opportunity to invest in shares of Class A Common Stock. In some instances, these purchases may be on terms more favorable than would otherwise be available. The Company believes that, by aligning the interests of the participants and the Company, the implementation of the Stock Incentive Plans will strengthen the commitment of the participants to the Company's success.

 PURCHASE PLAN

  The Company will reserve a maximum of 1,500,000 shares of Class A Common Stock for use under the Purchase Plan, subject to equitable adjustments as the Compensation Committee may deem necessary to prevent dilution or the enlargement of rights of participants as a result of, among other things, changes in the Company's capitalization or corporate structure. The aggregate number of shares reserved for issuance under the Purchase Plan represents the maximum number of shares that are issuable pursuant to the Employee Discount Option Grant. The Purchase Plan will be administered by the Compensation Committee and is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Purchase Plan, each eligible employee, as of the start of any purchase period, electing to participate will be granted an option to purchase a designated number of shares of Class A Common Stock. The purchase price of shares of Class A Common Stock to participating employees will be designated by the Compensation Committee but in no event shall be less than 85% of the lower of the fair market values of such shares on the first and last trading days of the relevant purchase period. Payments for shares purchased under the Purchase Plan will be made in the time and manner specified by the Compensation Committee. An employee may terminate his or her participation in the Purchase Plan by giving a notice of withdrawal to the Company or designated subsidiary, as the case may be, sufficiently in advance of the last trading day of the relevant purchase period, and all funds contributed to date will be refunded to such employee.

  Employees are eligible to participate in the Purchase Plan if they (i) are customarily employed by the Company or any designated subsidiary for more than five months in any calendar year, (ii) are not members of a collective bargaining unit that has rejected participation in the Purchase Plan and (iii) will not, immediately upon purchasing shares under the Purchase Plan, own directly or indirectly 5% or more of the total combined voting power of all outstanding shares of all classes of stock of the Company or any designated subsidiary. Notwithstanding the foregoing, no employee may purchase shares under the Purchase Plan (or any other plan of the Company or a designated subsidiary intended to qualify under Section 423 of the Code) in any calendar year with an aggregate fair market value (as determined on the first day of the relevant purchase period) in excess of $25,000. Participation in the Purchase Plan ends automatically upon termination of employment with the Company or designated subsidiary. Rights granted under the Purchase Plan are not transferable other than by will or the laws of descent and distribution.

  The purchase period for the Employee Discount Option Grant will begin on the date of the pricing of the Offerings (the "IPO Date") and end on the date 70 days after the IPO Date, or if such date is not a business day, the first business day following such date, or such other date as the Compensation Committee may designate. Eligible employees who wish to participate in the Employee Discount Option Grant may purchase by the last day of such period a maximum of 100 shares of Class A Common Stock at 85% of the initial public offering price. The Company estimates that as of the IPO Date there will be approximately 15,000 employees eligible to participate in the Employee Discount Option Grant.

  The Board may at any time amend or terminate the Purchase Plan so long as such amendment or termination does not result in the failure of rights issued under the Purchase Plan to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code.

 INCENTIVE COMPENSATION PLAN

  The Company will reserve for issuance under the Incentive Compensation Plan a maximum of 150,000 shares of Class A Common Stock for the Employee Stock Grant plus an additional number of shares equal to 4% of the total outstanding shares of Common Stock as of the IPO Date. The Incentive Compensation Plan will be administered by the Compensation Committee. The Compensation Committee will have full authority, subject to the provisions of the Incentive Compensation Plan, to determine, among other things, the persons to whom awards under the Incentive Compensation Plan ("Awards") will be made, the exercise price, vesting, size and type of such Awards, and the specific performance goals, restrictions on transfer and circumstances for forfeiture applicable to Awards.

  Awards may be made to employees and non-employee directors of the Company or its subsidiaries or affiliates and other individuals designated by the Compensation Committee. A variety of Awards may be granted under the Incentive Compensation Plan including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, performance units, cash-based awards, phantom shares and other share-based awards as the Compensation Committee may determine. Stock options granted under the Incentive Compensation Plan may be either incentive stock options intended to qualify under Section 422 of the Code or nonqualified stock options not so intended.

  Provisions regarding the extent to which a participant shall have the right to exercise and/or receive payment for any Award following termination of the participant's employment, directorship or other relationship with the Company shall be determined at the discretion of the Board. In the event of a "change of control" (as defined in the Incentive Compensation Plan), (i) all outstanding options and SARs granted under the Incentive Compensation Plan will become immediately exercisable and remain exercisable throughout their entire term, (ii) any performance-based conditions imposed with respect to outstanding Awards shall be deemed to be fully earned and a pro rata portion of each such outstanding Award granted for all outstanding performance periods shall become payable in shares of Class A Common Stock, in the case of Awards denominated in shares of Class A Common Stock, and in cash, in the case of Awards denominated in cash, with the remainder of such Award being canceled for no value and (iii) all restrictions imposed on restricted stock that are not performance-based shall lapse. The Board may make equitable adjustments, including with respect to the number and kind of shares issuable under, and the exercise price relating to, Awards as the Board may deem necessary to prevent dilution or enlargement of the rights of participants under the Incentive Compensation Plan as a result of changes in the Company's corporate structure or capitalization.

  Awards under the Incentive Compensation Plan are not transferable other than by will or by the laws of descent and distribution, unless otherwise provided by the Board. The Board may amend or terminate the Incentive Compensation Plan so long as no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable regulatory or tax requirements. Notwithstanding the foregoing, in no event may an Award be granted under the Incentive Compensation Plan on or after December 2, 2007.

  Concurrently with the Offerings, the Company expects to effect the Employee Stock Grant consisting of the gift of 10 shares of Class A Common Stock to employees of the Company and its subsidiaries as the Compensation Committee shall designate. The number of eligible employees for this special one-time grant is estimated to be approximately 15,000.

  Section 162(m) of the Code generally disallows a publicly-held corporation a deduction for compensation in excess of $1 million per year paid to the Named Executive Officers. Based upon a special transition rule contained in the Treasury regulations issued pursuant to Section 162(m) of the Code that applies to private corporations that complete an initial public offering, and assuming no material modifications to the Incentive Compensation Plan, the Company intends to treat all payments made to the Named Executive Officers under the Incentive Compensation Plan until the annual meeting of shareholders of the Company held in the year 2002 as not subject to the deduction limitations of Section 162(m) of the Code. The deductibility of payments made under the Incentive Compensation Plan resulting in total covered compensation in excess of $1 million for the Named Executive Officers following the annual meeting of shareholders of the Company held in the year 2002 and thereafter will depend on whether the Company and the Incentive Compensation Plan comply with the performance-based compensation exception to Section 162(m).

MANAGEMENT INCENTIVE PLAN

  The Amended and Restated Steelcase Inc. Management Incentive Plan (the "Management Incentive Plan") is an annual and long-term incentive compensation program that provides eligible key employees of the Company and its subsidiaries with cash payments based upon the achievement by the Company of specified financial performance goals as measured by Economic Value Added ("EVA") (as defined in the Management Incentive Plan). The Management Incentive Plan is administered by the Compensation Committee.

  Each year the Compensation Committee establishes target incentives in the form of target percentages of base salary. Actual incentive percentages and related incentive pay will be higher or lower than these targets depending on the actual performance of the Company, which is measured in terms of EVA. EVA is a profit measurement that reflects all the costs of operating the Company as a business, including the cost of capital. At the end of the Fiscal year, actual EVA performance is calculated, compared to EVA targets and a bonus multiple is derived. The bonus multiple is then multiplied by an employee's target incentive percentage to arrive at the employee's actual incentive percentage. The actual incentive percentage is then multiplied by base pay to determine an employee's total annual and long-term incentive pay for that Fiscal year.

  Incentive compensation for a given year has an annual component, which rewards managers based on the current year financial performance of the Company, and a long-term component, which rewards managers for making decisions that effect the long-term success and strength of the Company. Annual bonuses are payable after the end of the Fiscal year, whereas long-term bonus amounts are paid out over a three-year period commencing after the end of the year following the year in which the incentive amount is earned. The long-term amounts are paid in substantially equal installments over the three-year payment period and unpaid long-term amounts are adjusted based on the Company's return on equity as determined each Fiscal year.

  The Management Incentive Plan may be amended or terminated by the Board so long as such amendment or termination shall not reduce or eliminate amounts credited to the long-term incentive compensation accounts of participants as of the end of the Fiscal year preceding the later of the date on which the amendment or termination became effective or was adopted. The Management Incentive Plan is not intended to qualify as an "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In addition, the Company intends to treat all payments to the Named Executive Officers pursuant to the Management Incentive Plan as not subject to the limitations of Section 162(m) of the Code pursuant to the transition rule described above under "Incentive Compensation Plan".

  The following table sets forth long-term compensation amounts earned by the Named Executive Officers for Fiscal 1997.

                LONG-TERM INCENTIVE PLAN--AWARDS IN FISCAL 1997

                                                 PERFORMANCE
                                                   PERIOD
                                                    UNTIL     ESTIMATED FUTURE
NAME                                             MATURATION  TARGETED PAYOUTS(1)
----                                             ----------- -------------------
James P. Hackett................................   3 years       $1,039,496
Robert A. Ballard...............................   3 years          373,764
Alwyn Rougier-Chapman...........................   3 years          234,676
James G. Mitchell...............................   3 years          236,899
Robert W. Black.................................   3 years          199,388

--------
(1) This amount represents the long-term component of compensation earned under the Management Incentive Plan. Such amount is payable in equal annual installments over a three-year period beginning in March 1998. Unpaid amounts are adjusted based on the Company's return on equity as determined each Fiscal year.

RETIREMENT PLANS

  The Steelcase Inc. Employees' Profit-Sharing Retirement Plan, as restated and amended (the "Profit-Sharing Plan"), the Steelcase Inc. Employees' Money Purchase Plan, as restated and amended (the "Money Purchase Plan", and the Steelcase Inc. 401(k) Retirement Plan, as restated and amended (the "401(k) Plan" and, together with the Profit-Sharing Plan and the Money Purchase Plan, the "Retirement Plans"), are qualified retirement plans available to Named Executive Officers and all other eligible employees (together, the "Participants") of adopting divisions and subsidiaries of the Company.

  Annual contributions by the Company ("Employer Contributions"), if any, are declared by the Board at the end of each Fiscal year. Employer Contributions under the Profit-Sharing Plan are at the discretion of the Company, although historically, in all but a few years, the Company has contributed the maximum permissible under the Code. Under the Money Purchase Plan, annual Employer Contributions are required in the amount of 5% of eligible annual compensation. Pursuant to the 401(k) Plan, employees may also make non-matching contributions. Contributions to the Retirement Plans for highly compensated employees are limited as required under the Code and its regulations. The contribution amounts for the Named Executive Officers are noted in the Summary Compensation Table under "All Other Compensation".

  Contributions to the Retirement Plans are made to a trust where the funds are invested in available investment options selected by the Participant and managed by the trustee. The trust may be invested and reinvested in common or preferred stocks, bonds, mortgages, leases, notes, debentures, mutual funds, guaranteed investment contracts and other contracts and funds of insurance companies, other securities and other real or personal property. The account balances grow until finally distributed. Under the Profit-Sharing Plan and the Money Purchase Plan, vesting occurs on a scaled basis, beginning with 20% after 3 years and fully vesting after seven years. Notwithstanding the following, a participant's vested percentage shall be 100% upon the earlier of the Participant's normal retirement date or the date the Participant's employment terminated due to death or total disability. Account balances in the 401(k) Plan are always 100% vested. Upon the occurrence of a distributive event, a Participant may elect to receive funds according to the respective plans' provisions. Pursuant to these provisions, a Participant is also entitled to rollover eligible distribution amounts into another eligible retirement plan.

  The Company may amend the Retirement Plans and their associated trusts, retroactively or prospectively, in its sole discretion, except where prohibited by the Code or ERISA, and so long as such amendment does not exclude a Participant, reduce a Participant's account, reduce a Participant's vested percentage or modify the vesting schedule for a Participant eligible under the Retirement Plans prior to the effective date of the amendment. The Retirement Plans may be merged or consolidated, or their assets and liabilities may be transferred, in whole or in part, to another qualified retirement plan. The Company also reserves the right to terminate the Retirement Plans and their associated trusts, or to cease or suspend further contributions, upon which occurrence accounts of Participants shall become nonforfeitable. The Retirement Plans are qualified retirement plans and trusts under Section 401 of the Code, ERISA and all Regulations issued thereunder.

 SUPPLEMENTAL PLAN

  The Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "Supplemental Plan") is a nonqualified deferred compensation and supplemental retirement plan that is limited to a select group of management or highly compensated employees. The Supplemental Plan is intended to attract and retain highly qualified corporate executives and to enable such executives to devote their full-time efforts to the Company by providing, in consideration of these efforts, supplemental retirement income. The Supplemental Plan is administered by the Compensation Committee.

  An employee who is an officer of the Company elected by the Board and designated by the Compensation Committee is eligible to participate in the Supplemental Plan. Each participant, or in the event of such participant's death his or her surviving spouse, will, upon the earliest to occur of (x) the date on which such participant retires and has attained "normal retirement" age (65) or "early retirement" age (the date on which the sum of such participant's age and years of service equals 80) and (y) the date of such participant's death become entitled to receive (i) five annual payments (the "Five-Year Benefit") each equal to 70% of the participant's average base salary for the three consecutive calendar years prior to retirement or death multiplied by such participant's vested percentage and (ii) 15 annual payments (the "15-Year Benefit") each equal to $50,000 multiplied by the participant's vested percentage, in each case commencing on March 1 following the date such participant attains age 65 or the date of such participant's death, as applicable. In the event of early retirement, a participant may, with the consent of the Compensation Committee, elect (the "Early Payment Election") to receive the total amount of the Five-Year Benefit and/or the 15-Year Benefit through payments of reduced annual income benefits commencing on March 1 following such retirement and ending on the date that the final annual payment would have been paid if no Early Payment Election had been made. A participant's vested percentage begins at 20% after three completed years of service following such participant's eligibility under the Supplemental Plan and increases by 20% increments annually until it becomes fully vested upon seven completed years of service following such eligibility. The right to receive payments under the Supplemental Plan, however, shall be forfeited upon the occurrence of (i) the termination of a participant's employment prior to satisfaction of the conditions for either of normal retirement or early retirement, (ii) termination of a participant's employment for cause, (iii) the death of a participant without a surviving spouse or the death of a participant's surviving spouse following the death of such participant and
(iv) without the consent of the Board, a participant's employment by or performance of services for a competitor of the Company, its subsidiaries or affiliates or a participant's engagement in competition with the Company, its subsidiaries or affiliates.

  The following table sets forth the estimated annual income benefits payable upon satisfaction of Supplemental Plan requirements to each of the Named Executive Officers, or his surviving spouse, during the five-year period following the commencement of payments under the Supplemental Plan, assuming that no Early Payment Election is made:

                              PENSION PLAN TABLE


   FINAL                           YEARS OF SERVICE(1)
  AVERAGE        --------------------------------------------------------------------
COMPENSATION                                                                   7 OR
 (3 YEARS)          3              4              5              6             MORE
------------     --------       --------       --------       --------       --------
  $700,000       $108,000       $216,000       $324,000       $432,000       $540,000
   650,000        101,000        202,000        303,000        404,000        505,000
   600,000         94,000        188,000        282,000        376,000        470,000
   550,000         87,000        174,000        261,000        348,000        435,000
   500,000         80,000        160,000        240,000        320,000        400,000
   450,000         73,000        146,000        219,000        292,000        365,000
   400,000         66,000        132,000        198,000        264,000        330,000
   350,000         59,000        118,000        177,000        236,000        295,000
   300,000         52,000        104,000        156,000        208,000        260,000
   250,000         45,000         90,000        135,000        180,000        225,000
   200,000         38,000         76,000        114,000        152,000        190,000

--------
(1) These amounts are not subject to any deduction for Social Security or other offsetting amounts.

  Assuming that no Early Payment Election is made, for years 6 to 15 following the commencement of payments under the Supplemental Plan, the annual income benefits to each of the Named Executive Officers, or his surviving spouse, is $50,000 multiplied by such Named Executive Officer's vested percentage.

  As of the date of this Prospectus, the completed years of service under the Supplemental Plan for each of the Named Executive Officers are as follows:
James P. Hackett (7), Robert A. Ballard (11), Alwyn Rougier-Chapman (14), James G. Mitchell (2) and Robert W. Black (0).

  The Supplemental Plan is intended to qualify as an unfunded plan within the meaning of ERISA. The Board has full authority to amend or terminate the Supplemental Plan at any time.

 DEFERRED COMPENSATION AGREEMENTS

  Each of James P. Hackett, Robert A. Ballard, Alwyn Rougier-Chapman and James
G. Mitchell (the "Executives") has entered into a deferred compensation agreement (each a "Deferred Compensation Agreement") with the Company, entitling each of them to defer a portion of their future compensation until after their retirement or death. Such agreements are, and will continue to be, limited to a select group of management or highly compensated employees. The Board has full power and authority to interpret, construe and administer these agreements.

  The deferred amounts are deducted equally from each Executive's bi-weekly payroll over a three- to five-year deferral period. If complete deferrals are made from an Executive's compensation over the course of the deferral period, and if the Executive lives until age 70, the Company will make corresponding annual payments to the Executive for fifteen years commencing in the month of March after the Executive's 70th birthday. If the Executive dies before reaching age 70, the Company will make the above payments, in the same manner and over the same time period, to the beneficiary designated by the Executive. If the Executive's compensation is not sufficient to make the deferral from compensation with respect to any year, for any reason other than death or discharge for cause, no further deferrals will be made and the Company will make payments to the Executive on the number of years with respect to which complete deferrals were made. Such payments will be made in the manner and over the time period provided in the agreement. If an Executive is discharged for cause, an amount equal to the compensation actually deferred, if any, shall be paid to the Executive, without interest, in five equal annual payments commencing after the discharge.

  Entitlement to payments under the agreements is subject to a scaled vesting requirement during the five years following the completed deferral period. If an Executive ends his employment with the Company during the five year vesting period for a reason other than qualified retirement, disability or death, the Executive is entitled to receive a designated vested percentage of the above payments, to be made in the same manner and over the same time period as described in the previous paragraph. Amounts deferred under these agreements are not subject to withdrawal, assignment, transfer, sale, pledge, encumbrance, alienation or charge by any Executive or beneficiary.

  The Company may use the funds deferred under these agreements in any manner it desires. The Company may invest the funds, at its convenience, to assist in providing the benefits promised under the agreements. In addition, the Company, in its sole discretion, may establish a trust to assist in meeting its obligations under these agreements and other similar agreements. The Board has the power to amend these agreements, provided that no amendment shall have any material, adverse effect on an Executive unless the Executive consents to such amendment in writing, and provided that no amendment would alter the irrevocable nature of the election to defer compensation.

  Each Deferred Compensation Agreement is intended to qualify as an unfunded plan within the meaning of ERISA.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock on a pro forma basis giving effect to the Recapitalization and as adjusted to reflect the Repurchase, the Employee Stock Grant and the sale of the shares of Class A Common Stock in the Offerings by
(i) each of the Company's directors, (ii) each Named Executive Officer, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Shareholder. Prior to the Offerings, no Class A Common Stock will be outstanding. The shares of Class A Common Stock sold in the Offerings will result from the conversion of shares of Class B Common Stock concurrently with the consummation of such sale. See "Description of Capital Stock-- Recapitalization". Except as described in footnote 3 below, the Company does not expect the shareholders listed below to own Class A Common Stock immediately following the consummation of the Offerings.

                          SHARES OF CLASS B COMMON STOCK
                              BENEFICIALLY OWNED(1)      NUMBER OF
                          ------------------------------ SHARES OF    POST-OFFERINGS(2)
                                           PERCENT        CLASS A   ---------------------
                                     -------------------   COMMON            % OWNERSHIP
                                     PRIOR TO    AFTER     STOCK    % VOTING      OF
NAME                        NUMBER   OFFERINGS OFFERINGS TO BE SOLD  POWER   COMMON STOCK
----                      ---------- --------- --------- ---------- -------- ------------
DIRECTORS AND EXECUTIVE
 OFFICERS(3):
Robert C. Pew II(4).....  21,751,048   13.8%      15.1%               15.0%      13.9%
Peter M. Wege(5)........  40,639,795   25.7       21.7                21.6       20.0
James P. Hackett(6).....      81,900      *          *                   *          *
Robert A. Ballard.......      56,000      *          *                   *          *
Alwyn Rougier-
 Chapman(7).............      81,348      *          *                   *          *
James G. Mitchell.......      28,000      *          *                   *          *
William P. Crawford(8)..  12,314,833    7.8        8.5                 8.5        7.9
Robert W. Black(9)......      21,000      *          *                   *          *
Robert C. Pew III(10)...   1,757,413    1.1        1.2                 1.2        1.1
Peter M. Wege II(11)....   5,284,917    3.4        1.8                 1.8        1.7
David D. Hunting,
 Jr.(12)................   3,628,873    2.3        2.5                 2.5        2.3
Frank H. Merlotti(13)...       6,609      *          *                   *          *
P. Craig Welch,
 Jr.(14)................   5,115,270    3.2        3.6                 3.5        3.3
Directors and executive
 officers as a group (20
 persons)...............  87,578,897   55.5       54.3                53.9       50.0
SELLING SHAREHOLDERS:
Peter Martin Wege
 Trust(15)..............  22,496,142   14.2       14.4   1,739,043    14.3       13.3
The Wege Founda-
 tion(16)...............   3,223,109    2.0          *   1,009,130       *          *
Peter M. Wege Charitable
 Remainder Trust........   5,637,800    3.6          *   4,902,434       *          *
William W. Idema Trust..  10,679,090    6.8        6.9     804,695     6.8        6.3
John R. Hunting Charita-
 ble Remainder
 Unitrust # 1...........   4,225,200    2.7        1.3   2,385,696     1.3        1.2
John R. Hunting Charita-
 ble Remainder
 Unitrust # 2...........     281,400      *          *     244,696       *          *
John R. Hunting Charita-
 ble Remainder
 Unitrust # 3...........     281,400      *          *     244,696       *          *
John R. Hunting Charita-
 ble Remainder
 Unitrust # 4...........     281,400      *          *     244,696       *          *
John R. Hunting Charita-
 ble Remainder
 Unitrust # 5...........     281,400      *          *     244,696       *          *
John R. Hunting Charita-
 ble Remainder
 Unitrust # 6...........     281,400      *          *     244,696       *          *
Keith and Marie Ambs....       3,500      *          *       1,522       *          *
Robert E. Hubling.......      38,478      *          *       6,087       *          *
Michael D. Olds.........      96,709      *          *       7,304       *          *
Ray Mortimer Olds Trust-
 ee.....................     478,917      *          *      60,869       *          *
S. Suzanne Olds Revoca-
 ble Trust..............      57,717      *          *       6,087       *          *
Mitchell Partners, L.P.
 .......................       3,500      *          *       2,435       *          *
Larry J. and Sally K.
 Robson.................         700      *          *         609       *          *
Earl G. Sullivan Trust..      35,224      *          *         609       *          *

--------
*Less than 1%.
 (1) Pursuant to Commission regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
 (2) Represents the percentage of total voting power and the percentage of ownership of both classes of Common Stock beneficially owned by each identified shareholder and all directors and executive officers as a group immediately following the consummation of the Offerings, the Repurchase and the Employee Stock Grant (assuming no exercise of options granted pursuant to the Employee Discount Option Grant).

 (3) In addition to the shares of Class B Common Stock listed in the table, each executive officer of the Company, including the Named Executive Officers, will be granted 10 shares of Class A Common Stock pursuant to the Employee Stock Grant at the time of the Offerings.

 (4) Includes (i) 321,309 shares held by Mr. Pew in a revocable trust, (ii) 5,029,461 shares held by Mr. Pew's wife in a revocable trust for which Mr. Pew serves as co-trustee, (iii) 10,290,787 shares held by various trusts for the benefit of Mr. Pew's family members, for which Mr. Pew serves as co-trustee and shares voting and investment powers and (iv) 6,109,491 held in a revocable trust of which Mr. Pew is a beneficiary. Mr. Pew's business address is the Company's corporate headquarters.

 (5) Represents (i) 9,282,744 shares held by a trust of which Mr. Wege is the grantor with a right to revoke the trust within 60 days, (ii) 22,496,142 shares held by the Peter Martin Wege Trust for which Mr. Wege shares investment authority, (iii) 3,223,109 shares held by The Wege Foundation, of which Mr. Wege is the sole member and one of six trustees and (iv) 5,637,800 shares held by the Peter M. Wege Charitable Remainder Trust, the trustee of which is NBD Bank. Mr. Wege disclaims beneficial ownership of the 5,637,800 shares held by the Peter M. Wege Charitable Remainder Trust. The Peter Martin Wege Trust, The Wege Foundation and the Peter M. Wege Charitable Remainder Trust are Selling Shareholders in the Offerings. The 3,223,109 shares held by The Wege Foundation are also listed as beneficially owned by Peter M. Wege II, who disclaims beneficial ownership of such shares. See footnote 11. Mr. Wege's business address is the Company's corporate headquarters.
 (6) Mr. Hackett's shares are held by a trust for the benefit of Mr. Hackett's family members, the trustee of which is Mr. Hackett.

 (7) Includes 21,169 shares held by Mr. Rougier-Chapman's wife.
 (8) Includes (i) 58,857 shares held by Mr. Crawford's wife, (ii) 667,100 shares held by trusts for which Mr. Crawford's wife serves as trustee,
     (iii) 703,500 shares held by trusts for which Mr. Crawford serves as trustee and (iv) 9,328,563 shares held by trusts for which Mr. Crawford serves as co-trustee.

 (9) Includes (i) 14,700 shares held by Mr. Black in a revocable trust and
     (ii) 6,300 shares held in trusts for the benefit of members of Mr. Black's family, for which Mr. Black's wife serves as trustee.

(10) Includes (i) 197,365 shares held by Mr. Pew's wife, (ii) 115,709 shares held in accounts for the benefit of Mr. Pew's family members, for which Mr. Pew has sole voting and investment power, (iii) 197,443 shares held in a trust for the benefit of Mr. Pew's children for which Mr. Pew serves as trustee and (iv) 570,500 shares held by a charitable foundation for which Mr. Pew has sole voting and investment authority.
(11) Represents (i) 208,491 shares held by the Peter M. Wege II Trust, the trustee of which is Peter M. Wege, (ii) 209,330 shares held by the Kathleen M. Wege Trust, the trustee of which is Mr. Wege's spouse, (iii) 1,174,961 shares held by trusts for the benefit of Mr. Wege's family members, the trustee of which is Mr. Wege's spouse, (iv) 469,026 shares held by trusts for Mr. Wege's family members, the trustee of which is Mr. Wege and (v) 3,223,109 shares held by The Wege Foundation, of which Mr. Wege is one of six trustees. Mr. Wege disclaims beneficial ownership of these shares. The Wege Foundation is a Selling Shareholder in the Offerings. The 3,223,109 shares of The Wege Foundation are also listed as beneficially owned by Peter M. Wege. See footnote 5.
(12) Represents 3,628,873 shares held by various trusts for the benefit of Mr. Hunting's family members, for which Mr. Hunting serves as trustee.
(13) Represents shares held by Mr. Merlotti's wife.
(14) Includes (i) 78,317 shares held by Mr. Welch's wife, (ii) 3,833,721 shares held by trusts for which Mr. Welch serves as co-trustee, (iii) 112,000 shares held by trusts for which Mr. Welch serves as trustee, (iv) 187,895 shares held by trusts for which Mr. Welch's wife serves as co-trustee, (v) 161,700 shares held by trusts for which Mr. Welch's wife serves as trustee and (vi) and 570,500 shares held by the JCT Foundation of which Mr. Welch is a member.

(15) Peter M. Wege, Vice Chairman of the Board and a director of the Company, shares investment authority with respect to the Peter Martin Wege Trust. The Peter Martin Wege Trusts business address is c/o Old Kent Bank, 111 Lyon Street, N.W., Grand Rapids, MI 49503.
(16) Peter M. Wege is the sole member and a trustee of The Wege Foundation and Peter M. Wege II, a director of the Company, is a trustee of The Wege Foundation. Excludes 5,637,600 shares held by the Peter M. Wege Charitable Remainder Trust, of which The Wege Foundation is the remainder beneficiary. In addition to the 1,009,130 shares offered in the Offerings, The Wege Foundation will sell 1,650,000 shares to the Company in connection with the Repurchase.

                         DESCRIPTION OF CAPITAL STOCK

RECAPITALIZATION

  Prior to the consummation of the Offerings, the Recapitalization will be effected pursuant to which the following will occur:

    (i) to facilitate the Stock Split described below and future issuances of capital stock, the total number of authorized shares of capital stock of the Company will be increased to one billion, consisting of 475,000,000 shares of Class A Common Stock, 475,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock, issuable in series;

    (ii) each of the existing 201,150 shares of common stock, par value $50 per share (the "Existing Common Stock"), will be converted into one share of Class B Common Stock, and the Class B Common Stock resulting from that conversion will be split on a 700-for-1 basis (the "Stock Split"), effected as a stock dividend of 699 additional shares of Class B Common Stock for each then outstanding share; and

    (iii) immediately following the Stock Split, (a) each of the 7,672.5 shares of Existing Class A Preferred Stock will be converted into that number of shares of Class B Common Stock determined by dividing (x) $103 by
  (y) the initial public offering price per share and (b) each of the 196,490 shares of Existing Class B Preferred Stock will be converted into that number of shares of Class B Common Stock determined by dividing (x) $2,000 by (y) the initial public offering price per share.

  Each share of Class A Common Stock to be sold in the Offerings will result from the conversion of one share of Class B Common Stock concurrently with the consummation of such sale.

  After giving effect to the Recapitalization, the authorized capital stock of the Company will consist of: (i) 475,000,000 shares of Class A Common Stock,
(ii) 475,000,000 shares of Class B Common Stock and (iii) 50,000,000 shares of Preferred Stock, issuable in series. Upon completion of the Offerings, there will be outstanding 12,300,000 shares of Class A Common Stock, 144,125,400 shares of Class B Common Stock (as adjusted to eliminate fractional shares upon the conversion of the Existing Preferred Stock), and no Preferred Stock will be outstanding. Set forth below is a summary description of all the material terms of the capital stock of the Company. Such description is qualified in its entirety by reference to the Articles and the By-laws, a copy of each of which is filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus forms a part.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  VOTING. The holders of Common Stock will generally be entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of the applicable laws and the rights of any series of Preferred Stock to a separate class vote. Each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to 10 votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of Common Stock will not be entitled to vote on any amendment to the Articles that relates solely to the terms of one or more outstanding series of Preferred Stock.

  DIVIDENDS AND OTHER DISTRIBUTIONS. The holders of Class A Common Stock and Class B Common Stock will be entitled to equal dividends when declared by the Board of Directors, except that all dividends payable in Common Stock will be paid in the form of Class A Common Stock to holders of Class A Common Stock and in the form of Class B Common Stock to holders of Class B Common Stock. Neither class of Common Stock may be split, divided or combined unless the other class is proportionally split, divided or combined.

  In the event of a liquidation or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock will be treated on an equal per share basis, and will be entitled to receive all of the remaining assets of the Company following distribution of the preferential and/or other amounts to be distributed to the holders of Preferred Stock.

  ISSUANCE OF CLASS B COMMON STOCK, OPTIONS, RIGHTS OR WARRANTS. Subject to certain provisions regarding dividends and other distributions described above, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock held by them. The Class A Common Stock and the Class B Common Stock will be treated equally with respect to any offer by the Company to holders of Common Stock of options, rights or warrants to subscribe for any other capital stock of the Company.

  MERGER. In the event of a merger, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), the Company may (but is not required to) provide for the holders of Class B Common Stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

  CONVERSION OF CLASS B COMMON STOCK. The Class B Common Stock will be convertible into Class A Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time, (ii) upon transfer to a person or entity which is not a Permitted Transferee (as defined in the Articles), (iii) with respect to shares of Class B Common Stock acquired after the Recapitalization, at such time as a corporation, partnership, limited liability company, trust or charitable organization ceases to be 100% controlled by Permitted Transferees and (iv) on the date which the number of shares of Class B Common Stock outstanding is less than 15% of the then outstanding shares of Common Stock (without regard to voting rights).

  In general, Permitted Transferees will include natural persons who receive shares of Class B Common Stock in the Recapitalization, their spouses, ancestors and descendants, their descendant's spouses and certain charitable organizations and trusts (including charitable trusts) or other entities controlled by such persons. Natural persons will be deemed to have received shares of Class B Common Stock in the Recapitalization to the extent shares are received by record nominees for, and certain trusts or accounts for the benefit of or established by, such persons. In general, corporations, partnerships and limited liability companies which receive Class B Common Stock in the Recapitalization will not be entitled to acquire additional shares of Class B Common Stock unless such entities are 100% controlled by Permitted Transferees.

  PREEMPTIVE RIGHTS. The holders of shares of capital stock of the Company will not have any preemptive rights with respect to any outstanding or newly issued capital stock of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A.

PREFERRED STOCK

  Pursuant to the Articles, the Company may issue up to 50,000,000 shares of Preferred Stock in one or more series. The Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of the Company's authorized but unissued shares of Preferred Stock and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Upon the completion of the Offerings, there will be no shares of Preferred Stock outstanding. See "--Certain Anti-Takeover Matters--Blank Check Preferred Stock".

LIMITATION OF LIABILITY

  The Articles provide that, to the fullest extent permitted by the Michigan Business Corporation Act or any other applicable laws, directors of the Company will not be personally liable to the Company or its shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

CERTAIN ANTI-TAKEOVER MATTERS

 BUSINESS COMBINATION ACT

  The Company is subject to the provisions of Chapter 7A (the "Business Combination Act") of the Michigan Business Corporation Act. In general, subject to certain exceptions, the Business Combination Act prohibits a Michigan corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder, unless (i) prior to such date the board of directors of the corporation approved the business combination or (ii) on or subsequent to such date the business combination is approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two-thirds such voting stock not held by the interested shareholder or such shareholder's affiliates. The Business Combination Act defines a "business combination" to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An "interested shareholder" is defined by the Business Combination Act to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

 ARTICLE AND BY-LAW PROVISIONS

  The Articles and By-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts. These provisions include a classified Board, an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders, the inability of the shareholders to call a special meeting of the shareholders, the requirements for approval by 66 2/3% of the shareholder votes to amend the By-laws or certain provisions of the Articles, removal of a director only for cause and the availability of authorized but unissued blank check Preferred Stock.

 CLASSIFIED BOARD OF DIRECTORS

  The Articles establish a classified Board, which will take effect at the 1998 annual meeting of shareholders. The Board will be divided into three classes of approximately equal size, and at the 1998 annual meeting the shareholders will elect directors for terms expiring in 1999 (Class I), 2000 (Class II) and 2001 (Class III). Thereafter, subject to the right of holders of any series of Preferred Stock to elect directors, shareholders will elect one class constituting approximately one-third of the Board for a three-year term at each annual meeting of shareholders. See "Management--Directors and Executive Officers". As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the Board. The classification of directors will effectively make it more difficult to change the composition of the Board of Directors and will instead promote a continuity of existing management.

 ADVANCE NOTICE REQUIREMENT

  The By-laws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

 SPECIAL MEETINGS OF SHAREHOLDERS

  The By-laws do not grant the shareholders the right to call a special meeting of shareholders. Under the By-laws, special meetings of shareholders may be called only by the Company's Chief Executive Officer or a majority of the Board of Directors.

 AMENDMENT OF ARTICLES AND BY-LAWS

  The Articles and the By-laws require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote to amend or repeal certain provisions of the Articles, including those described above, or any by-law. This requirement will render more difficult the dilution of the anti-takeover effects of the Articles and the By-laws.

 REMOVAL OF DIRECTORS ONLY FOR CAUSE

  The Articles permit shareholders to remove directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote. This provision may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by removal with its own nominees.

 BLANK CHECK PREFERRED STOCK

  The Articles provide for 50,000,000 authorized shares of Preferred Stock, none of which has been issued. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, the Articles grant the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights, including voting rights in the event a particular series of Preferred Stock is given a disproportionately large number of votes per share, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company that may be favored by certain shareholders. The Board of Directors does not currently intend to seek shareholder approval prior to any issuance of Preferred Stock, unless required by law.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Repurchase and the Employee Stock Grant, the Company will have outstanding 156,425,400 shares of Common Stock, consisting of the 12,150,000 shares of Class A Common Stock offered hereby, 150,000 shares of Class A Common Stock granted pursuant to the Employee Stock Grant and 144,125,400 shares of Class B Common Stock (including 17,120,400 shares of Class B Common Stock issuable upon conversion of the Existing Preferred Stock in the Recapitalization, as adjusted to eliminate fractional shares). In addition, the Company will grant immediately exercisable options to purchase a maximum of 1,500,000 shares of Class A Common Stock pursuant to the Employee Discount Option Grant and options to purchase up to 2,800,000 shares of Class A Common Stock pursuant to the Incentive Compensation Plan. See "Management--Stock Incentive Plans".

  Subject to the lock-up provisions discussed in the paragraph below, all the shares of Class A Common Stock sold in the Offerings, all of the shares of Class A Common Stock issued pursuant to the Employee Stock Grant and all the shares of Class A Common Stock issued upon the exercise of options discussed above will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144, generally may only be sold subject to certain restrictions as to timing, manner and volume. Any shares of Class A Common Stock outstanding as a result of the conversion of shares of Class B Common Stock subsequent to the Offerings and all the shares of Class B Common Stock, representing 92.1% of the outstanding Common Stock upon completion of the Offerings, the Repurchase and the Employee Stock Grant, will be deemed to be "restricted securities" under the Securities Act. However, beginning approximately 90 days after the consummation of the Offerings, such shares of Common Stock, other than those held by "affiliates" and 31,500 shares held by a former employee of the Company, will be freely tradeable pursuant to Rule 144(k) under the Securities Act (described below).

  The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company that are substantially similar to the Class A Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or any such substantially similar securities (other than pursuant to the Recapitalization or pursuant to the Purchase Plan, the Incentive Compensation Plan and the Nonqualified Plan, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the Underwriting Agreement), without the prior written consent of Goldman, Sachs & Co. In addition, the Company's directors and executive officers, and certain of its shareholders who represent in the aggregate 98.7% of the outstanding Class B Common Stock after the Offerings, have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to, directly or indirectly, offer, pledge, sell, contract to sell or otherwise dispose of any securities of the Company outstanding as of the date of this Prospectus, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive any Common Stock or substantially similar securities, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any securities of the Company, without the prior written consent of Goldman, Sachs & Co., other than (i) the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Prospectus to be issued in the Recapitalization, (ii) the shares of Class A Common Stock offered hereby, (iii) the Repurchase or (iv) the transfer of securities of the Company by sale or gift, provided the transferee agrees in writing to the same terms and conditions binding the transferor.

  In general, under Rule 144 as currently in effect, a shareholder, including an "affiliate", who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. The Company will satisfy the availability of public information requirement approximately 90 days after the consummation of the Offerings. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate of the Company, a shareholder who is not an affiliate of the Company at the time of sale and has not been an affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Except as indicated above, the Company is unable to estimate the amount, timing and nature of future sales of outstanding Common Stock. Prior to the Offerings, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting".

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following general discussion summarizes the material U.S. Federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a "Non-U.S. Holder". For purposes of this discussion, a "Non-U.S. Holder" is a person or entity that, for U.S. Federal income tax purposes, is either a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust in each case not subject to U.S. Federal income tax on a net income basis in respect of income or gain with respect to Class A Common Stock. An individual may be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days during the calendar year and for an aggregate of 183 days during the calendar year and the two preceding calendar years (counting, for such purposes, all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an individual may be treated as a resident alien if he or she (i) meets a lawful permanent residence test (a so-called "green card" test) or (ii) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year. Generally, resident aliens are subject to U.S. Federal income and estate tax in the same manner as U.S. citizens and residents.

  This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of Federal income and estate taxation that may be relevant in light of a Non-U.S. Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  The Company has not and will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to the U.S. Federal income and estate tax consequences described below and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

  EACH PROSPECTIVE NON-U.S. HOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK.

DIVIDENDS

  Dividends paid with respect to the Class A Common Stock to a Non-U.S. Holder generally will be subject to U.S. Federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax with respect to dividends paid on or before December 31, 1998 is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under final regulations with respect to withholding, backup withholding and information reporting issued by the IRS on October 6, 1997 (the "Final Regulations"), in order to claim the benefit of a tax treaty with respect to dividends paid after December 31, 1998, a Non-U.S. Holder of Class A Common Stock will have to comply with certain certification requirements. In addition, the Final Regulations require, in the case of Class A Common Stock held by a foreign partnership, that (x) the certification requirements described in the previous sentence be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

  Upon the filing of an IRS Form 4224 with the Company or its dividend paying agent, there will be no withholding tax with respect to dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and that are attributable to a U.S. permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. holder to be subject to U.S. income tax on a net income basis in respect of such dividends). Instead, the effectively connected dividends will be subject to U.S. Federal income tax in the same manner as dividends paid to a U.S. resident. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a 30% rate (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

  A Non-U.S. Holder of Class A Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

SALE OR DISPOSITION OF CLASS A COMMON STOCK

  A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax on any gain recognized on the sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder within the United States (which gain, in the case of a foreign corporation, must also be taken into account for branch profits tax purposes); (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset (within the meaning of Section 1221 of the Code), such holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) has a "tax home" for Federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable; or (iii) the Company is or has been a "U.S. real property holding corporation" within the meaning of
Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. The Company believes it currently is not a U.S. real property holding corporation and does not anticipate becoming such a corporation. Further, even if the Company were to become a U.S. real property holding corporation, any gain recognized by a Non-U.S. Holder still would not be subject to U.S. tax if the shares were considered to be "regularly traded" (within the meaning of applicable U.S. Treasury regulations) on an established securities market (e.g., the NYSE, on which the Class A Common Stock will be listed), and the Non-U.S. Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of the Class A Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence. United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to the payment of dividends with respect to Class A Common Stock to a Non-U.S. Holder at an address outside the United States on or before December 31, 1998. Under the Final Regulations, the payment of dividends with respect to Class A Common Stock to a Non-U.S. Holder at an address outside the United States after December 31, 1998 may be subject to 31% backup withholding unless such Non-U.S. Holder satisfies certain certification requirements. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Regulations.

  Information reporting and 31% backup withholding will apply to the payment of the proceeds of a sale of Class A Common Stock to or through a U.S. office of a broker unless the disposing Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A Non-U.S. Holder may establish non-U.S. status by filing IRS Form W-8 with the broker. Generally, U.S. information reporting and 31% backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either
(a) a U.S. Person, (b) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a trade or business within the United States or (c) a "controlled foreign corporation" for U.S. Federal income tax purposes and (ii) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-U.S. Holder's Federal income tax liability, if any, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX CONSEQUENCES

  An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value thereof in such individual's gross estate for U.S. Federal estate tax purposes, and may be subject to U.S. Federal estate tax unless an applicable estate tax treaty provides otherwise.

  THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-U.S. HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION AND EFFECT OF THE FINAL REGULATIONS AND THE FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                       VALIDITY OF CLASS A COMMON STOCK

  The Company has been represented by Cravath, Swaine & Moore, New York, New York, and with respect to matters of Michigan law by Honigman Miller Schwartz and Cohn, Detroit, Michigan. The validity of the Class A Common Stock will be passed on for the Underwriters by Sullivan & Cromwell, New York, New York in reliance on Honigman Miller Schwartz and Cohn for all matters pertaining to Michigan law. Certain legal matters will be passed upon for the Selling Shareholders by Curtis, Mallet-Prevost, Colt & Mosle, New York, New York, Roberts, Sheridan & Kotel, New York, New York, and Warner Norcross & Judd LLP, Grand Rapids, Michigan.

                                    EXPERTS

  The Consolidated Financial Statements and schedule of the Company included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to the Company and the Class A Common Stock offered hereby. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The Commission maintains a Web site at http://www.sec.gov that contains the Registration Statement. Copies of the Registration Statement may be examined or copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can also be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company intends to furnish to its shareholders annual reports containing audited financial statements and a report thereon expressed by independent certified accountants.

                                 STEELCASE INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants......................... F-2
Consolidated Statements of Income for the Years Ended February 28, 1995,
 February 23, 1996 and February 28, 1997 and for the Nine Months Ended
 November 22, 1996 and November 28, 1997 .................................. F-3
Consolidated Balance Sheets as of February 23, 1996, February 28, 1997 and
 November 28, 1997 and on a Pro Forma basis as of November 28, 1997........ F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years
 Ended February 28, 1995, February 23, 1996 and February 28, 1997 and for
 the Nine Months Ended November 28, 1997................................... F-6
Consolidated Statements of Cash Flows for the Years Ended February 28,
 1995, February 23, 1996 and February 28, 1997 and for the Nine Months
 Ended November 22, 1996 and November 28, 1997............................. F-7
Notes to Consolidated Financial Statements................................. F-8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

STEELCASE INC.
GRAND RAPIDS, MICHIGAN

  We have audited the accompanying consolidated balance sheets of Steelcase Inc. and subsidiaries as of February 23, 1996 and February 28, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steelcase Inc. and subsidiaries as of February 23, 1996 and February 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

Grand Rapids, Michigan
March 21, 1997

                                 STEELCASE INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED                   NINE MONTHS ENDED
                         -------------------------------------- -------------------------
                         FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                             1995         1996         1997         1996         1997
                         ------------ ------------ ------------ ------------ ------------
                                                                       (UNAUDITED)
Net sales..............    $2,048.7     $2,155.9     $2,408.4     $1,775.1     $2,060.5
Cost of sales..........     1,451.8      1,468.2      1,551.6      1,150.7      1,316.5
                           --------     --------     --------     --------     --------
Gross profit...........       596.9        687.7        856.8        624.4        744.0
Selling, general and
 administrative
 expenses..............       518.7        524.1        630.4        464.9        499.1
Patent litigation ex-
 pense (Note 10).......         --           --          84.8         84.8          --
                           --------     --------     --------     --------     --------
Operating income.......        78.2        163.6        141.6         74.7        244.9
Patent litigation
 interest expense
 (Note 10).............         --           --        (111.7)      (111.7)         --
Other income, net (Note
 11)...................        27.1         24.0         21.4         18.4         15.7
                           --------     --------     --------     --------     --------
Income (loss) before
 provision for income
 taxes and equity in
 net income (loss) of
 joint ventures and
 dealer transitions....       105.3        187.6         51.3        (18.6)       260.6
Provision for income
 taxes (Note 12).......        40.9         68.1         23.6         (8.6)       100.3
                           --------     --------     --------     --------     --------
Income (loss) before
 equity in net income
 (loss) of joint
 ventures and dealer
 transitions...........        64.4        119.5         27.7        (10.0)       160.3
Equity in net income
 (loss) of joint ven-
 tures and dealer tran-
 sitions (Note 6)......        (0.2)         4.0          --           1.2          3.0
                           --------     --------     --------     --------     --------
Net income (loss)......    $   64.2     $  123.5     $   27.7     $   (8.8)    $  163.3
                           ========     ========     ========     ========     ========
Unaudited Pro Forma Per
 Share Data (Note 2):
  Net income...........                              $   27.7                  $  163.3
  Pro forma
   adjustments:
   Retained earnings
    reduction for
    conversion of
    Existing Preferred
    Stock..............                                (383.2)                      --
   Net income reduction
    for Employee Stock
    Grant..............                                   --                       (2.1)
                                                     --------                  --------
  Net income (loss)
   attributable to
   holders of Common
   Stock...............                              $ (355.5)                 $  161.2
                                                     ========                  ========
  Net income (loss) per
   share of Common
   Stock...............                              $  (2.25)                 $   1.02
                                                     ========                  ========
  Weighted average
   shares of Common
   Stock outstanding...                                 158.1                     158.3
                                                     ========                  ========

   The accompanying notes are an integral part of these financial statements.

                                 STEELCASE INC.

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                   PRO FORMA
                                                                  NOVEMBER 28,
                           FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,     1997
                               1996         1997         1997       (NOTE 2)
          ASSETS           ------------ ------------ ------------ ------------
          ------                                             (UNAUDITED)
Current assets:
  Cash and cash
  equivalents.............   $  209.0     $  174.0     $  322.9     $  136.2
  Short-term investments..       15.3         13.6         28.9         28.9
  Accounts receivable,
   less allowances for
   losses of $20.4 and
   $23.0..................      267.3        327.6        366.0        366.0
  Notes receivable and
   leased assets (Note 5).      101.4        124.9        157.3        157.3
  Income tax receivable...        --          22.6          --           --
  Inventories (Note 3)....      138.8        108.0        103.6        103.6
  Prepaid expenses........        8.8          5.8          7.4          7.4
  Deferred income taxes
   (Note 12)..............       50.7         48.1         52.1         52.1
                             --------     --------     --------     --------
Total current assets......      791.3        824.6      1,038.2        851.5
                             --------     --------     --------     --------
Property and equipment,
 net (Note 4).............      624.3        644.7        660.3        660.3
Notes receivable and
 leased assets (Note 5)...       76.3         98.7        142.9        142.9
Joint ventures and dealer
 transitions (Note 6).....      163.4        126.1        108.2        108.2
Deferred income taxes
 (Note 12)................       47.3         53.6         47.1         47.1
Goodwill and other intan-
 gible assets, net of ac-
 cumulated amortization of
 $23.9 and $17.3..........       79.1         69.5         65.8         65.8
Other assets (Note 7).....      102.8        104.9        108.9        108.9
                             --------     --------     --------     --------
Total assets..............   $1,884.5     $1,922.1     $2,171.4     $1,984.7
                             ========     ========     ========     ========


   The accompanying notes are an integral part of these financial statements.

                                 STEELCASE INC.

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                     PRO FORMA
                                                                    NOVEMBER 28,
                             FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,     1997
                                 1996         1997         1997       (NOTE 2)
      LIABILITIES AND         ----------- ------------ ------------ ------------
   SHAREHOLDERS' EQUITY                                      (UNAUDITED)
   --------------------
Current liabilities:
  Accounts and notes pay-
   able....................    $   91.8     $  105.1     $   97.5     $   97.5
  Accrued expenses:
    Employee compensation..        60.7         76.5        145.6        145.6
    Employee benefit plan
     obligations (Note 8)..        36.8         43.1         48.3         48.3
    Other..................       126.4        125.3        195.6        194.2
                               --------     --------     --------     --------
Total current liabilities..       315.7        350.0        487.0        485.6
                               --------     --------     --------     --------
Long-term liabilities:
  Employee benefit plan ob-
   ligations (Note 8)......       162.4        176.6        187.8        187.8
  Other long-term liabili-
   ties....................        12.8         15.5         13.6         13.6
                               --------     --------     --------     --------
Total long-term liabili-
 ties......................       175.2        192.1        201.4        201.4
                               --------     --------     --------     --------
Total liabilities..........       490.9        542.1        688.4        687.0
                               --------     --------     --------     --------
Commitments and contingen-
 cies (Notes 2, 5, 13 and
 14)
Shareholders' equity (Notes
 2 and 9):
  Preferred Stock--Class A,
   $100 par value; 20,000
   shares authorized,
   7,672.5 shares issued
   and outstanding.........         0.8          0.8          0.8          --
  Preferred Stock--Class B,
   $50 par value; 200,000
   shares authorized,
   196,490 shares issued
   and outstanding.........         9.8          9.8          9.8          --
  Preferred Stock--no par
   value; 50,000,000 shares
   authorized, none issued
   and outstanding (Note
   2)......................         --           --           --           --
  Common Stock--$50 par
   value; 220,000 shares
   authorized, 200,732 and
   201,150 shares issued
   and outstanding.........        10.0         10.0         10.0          --
  Class A Common Stock--no
   par value; 475,000,000
   shares authorized,
   12,300,000 shares issued
   and outstanding (Note
   2)......................         --           --           --          35.0
  Class B Common Stock--no
   par value; 475,000,000
   shares authorized,
   144,125,400 shares
   issued and outstanding
   (Note 2)................         --           --           --         341.6
  Additional paid-in capi-
   tal.....................         3.7          5.1          5.1          --
  Cumulative translation
   adjustment..............         0.8         (0.1)       (15.5)       (15.5)
  Retained earnings........     1,368.5      1,354.4      1,472.8        936.6
                               --------     --------     --------     --------
Total shareholders' equi-
 ty........................     1,393.6      1,380.0      1,483.0      1,297.7
                               --------     --------     --------     --------
Total liabilities and
 shareholders' equity......    $1,884.5     $1,922.1     $2,171.4     $1,984.7
                               ========     ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                                 STEELCASE INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                          PREFERRED STOCK        ADDITIONAL CUMULATIVE                TOTAL
                          --------------- COMMON  PAID-IN   TRANSLATION RETAINED  SHAREHOLDERS'
                          CLASS A CLASS B STOCK   CAPITAL   ADJUSTMENT  EARNINGS     EQUITY
                          ------- ------- ------ ---------- ----------- --------  -------------
February 28, 1994.......   $0.8    $9.8   $10.0     $3.7      $(13.5)   $1,253.6    $1,264.4
Redemption of Preferred
 Stock..................                                                    (0.7)       (0.7)
Foreign currency
 translation
 adjustment.............                                         6.6                     6.6
Preferred Stock
 dividends..............                                                   (19.7)      (19.7)
Common Stock dividends..                                                   (12.6)      (12.6)
Net income..............                                                    64.2        64.2
                           ----    ----   -----     ----      ------    --------    --------
February 28, 1995.......    0.8     9.8    10.0      3.7        (6.9)    1,284.8     1,302.2
Foreign currency
 translation
 adjustment.............                                         7.7                     7.7
Preferred Stock
 dividends..............                                                   (19.7)      (19.7)
Common Stock dividends..                                                   (20.1)      (20.1)
Net income..............                                                   123.5       123.5
                           ----    ----   -----     ----      ------    --------    --------
February 23, 1996.......    0.8     9.8    10.0      3.7         0.8     1,368.5     1,393.6
Issuance of Common
 Stock..................                             1.4                                 1.4
Foreign currency
 translation
 adjustment.............                                        (0.9)                   (0.9)
Preferred Stock
 dividends..............                                                   (19.7)      (19.7)
Common Stock dividends..                                                   (22.1)      (22.1)
Net income..............                                                    27.7        27.7
                           ----    ----   -----     ----      ------    --------    --------
February 28, 1997.......    0.8     9.8    10.0      5.1        (0.1)    1,354.4     1,380.0
Foreign currency
 translation
 adjustment.............                                       (15.4)                  (15.4)
Preferred Stock
 dividends..............                                                   (14.7)      (14.7)
Common Stock dividends..                                                   (30.2)      (30.2)
Net income..............                                                   163.3       163.3
                           ----    ----   -----     ----      ------    --------    --------
November 28, 1997
 (unaudited)............   $0.8    $9.8   $10.0     $5.1      $(15.5)   $1,472.8    $1,483.0
                           ====    ====   =====     ====      ======    ========    ========


   The accompanying notes are an integral part of these financial statements.

                                 STEELCASE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                        YEAR ENDED                   NINE MONTHS ENDED
                          -------------------------------------- -------------------------
                          FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                              1995         1996         1997         1996         1997
                          ------------ ------------ ------------ ------------ ------------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......     $ 64.2      $ 123.5      $  27.7       $ (8.8)      $163.3
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........       97.0         92.5         93.4         70.0         76.8
 Postretirement benefit
  cost..................       13.9         13.9         14.2         10.8         11.1
 Loss on disposal of
  assets................       11.0          4.6         14.0         12.8          3.4
 Deferred income
  taxes.................        0.4        (12.2)         1.8         (2.9)         2.5
 Equity in net loss
  (income) of joint
  ventures and dealer
  transitions...........        0.2         (4.0)         --          (1.2)        (3.0)
 Changes in operating
  assets and
  liabilities, net of
  corporate
  acquisitions:
   Accounts receivable..      (65.6)        25.9        (59.9)       (41.3)       (40.4)
   Notes receivable and
    leased assets.......      (60.2)       (63.4)       (45.9)       (18.3)       (69.2)
   Inventories..........      (36.4)        15.5         31.5         22.3          4.4
   Prepaids and other
    assets..............       12.1          3.8         (3.5)         9.4         (5.3)
   Accounts and notes
    payable.............       15.1          0.1         12.3          --          (7.6)
   Accrued expenses and
    other liabilities...       (9.5)         0.5         (4.8)        22.4        170.1
                             ------      -------      -------       ------       ------
Net cash provided by
 operating activities...       42.2        200.7         80.8         75.2        306.1
                             ------      -------      -------       ------       ------
INVESTING ACTIVITIES
Capital expenditures....      (94.8)      (104.6)      (122.0)       (95.7)       (96.9)
Proceeds from the sale
 of facilities..........       25.7          --           7.5          7.5          --
Net change in
 investments............      (13.1)         5.3          6.6         (2.0)       (15.6)
Joint ventures and
 dealer transitions.....       13.5         (2.6)        36.5         (8.0)         0.2
Corporate acquisitions,
 net of cash acquired...        --         (14.0)        (4.0)         --           --
                             ------      -------      -------       ------       ------
Net cash used in
 investing activities...      (68.7)      (115.9)       (75.4)       (98.2)      (112.3)
                             ------      -------      -------       ------       ------
FINANCING ACTIVITIES
Issuance (redemption) of
 stock..................       (0.7)         --           1.4          1.4          --
Dividends paid..........      (32.3)       (39.8)       (41.8)       (29.7)       (44.9)
                             ------      -------      -------       ------       ------
Net cash used in
 financing activities...      (33.0)       (39.8)       (40.4)       (28.3)       (44.9)
                             ------      -------      -------       ------       ------
Net increase (decrease)
 in cash and cash
 equivalents............      (59.5)        45.0        (35.0)       (51.3)       148.9
Cash and cash
 equivalents, beginning
 of period..............      223.5        164.0        209.0        209.0        174.0
                             ------      -------      -------       ------       ------
Cash and cash
 equivalents, end of
 period.................     $164.0      $ 209.0      $ 174.0       $157.7       $322.9
                             ======      =======      =======       ======       ======

   The accompanying notes are an integral part of these financial statements.

                                STEELCASE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF OPERATIONS

  Steelcase Inc. (the "Company") is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services. The Company manufactures at 31 facilities in the United States, Canada and Mexico and, through international subsidiaries, joint ventures and licensing arrangements, at 20 facilities throughout the rest of the world. The Company distributes its products through a worldwide network of independent dealers in more than 650 locations including more than 450 in the United States and Canada and more than 200 throughout the rest of the world. The Company operates on a worldwide basis within a single industry segment.

  Steelcase Strafor, a 50% joint venture with Strafor Facom S.A., is a leading office furniture company in Europe with 14 manufacturing facilities and dealers in more than 170 locations.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Steelcase Inc. and its majority-owned subsidiaries, except for dealers which the Company has acquired with the intention of reselling as soon as practicable ("dealer transitions"). During the three years in the period ended February 28, 1997, the Company closed a series of non-dealer acquisitions, none of which were material individually, or in the aggregate, to the financial position or results of operations of the Company. All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

  Foreign currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet date. Income and expense items are translated at the average exchange rates during the respective periods. Translation adjustments resulting from fluctuations in the exchange rates are recorded as a component of shareholders' equity. Gains and losses resulting from exchange rate fluctuations on transactions denominated in currencies other than the functional currency are not material.

  The Company's investments in joint ventures and dealer transitions are carried at its equity in the net assets of those entities primarily based on audited financial statements for each applicable year.

 FISCAL YEAR END AND UNAUDITED INTERIM RESULTS

  Effective March 1, 1995, the Company changed its fiscal year-end from February 28 to the last Friday of February. In addition, the Company standardized its fiscal quarters to include 13 weeks, except for the quarter ended February 28, 1997 which included 14 weeks. Accordingly, Fiscal 1996 included 52 weeks, while Fiscal 1997 included 53 weeks. As used herein, in conjunction with any given year, the term "Fiscal" refers to the fiscal year of the Company. For example, Fiscal 1996 ended on February 23, 1996.

  The results of operations for the nine months ended November 28, 1997 are not necessarily indicative of the results to be expected for Fiscal 1998. All information as of November 28, 1997 and for the nine months ended November 22, 1996 and November 28, 1997 is unaudited but, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows of the Company.

 REVENUE RECOGNITION

  Net sales include product sales, service revenues and leasing revenues. Product sales and service revenues are recognized as products are shipped and services are rendered. Leasing revenue includes interest earned on the net investments in leased assets, which is recognized over the lease term as a constant percentage return. Service and leasing revenues are not material.

                                STEELCASE INC.

 CASH EQUIVALENTS

  Cash equivalents consist of highly liquid investments, primarily interest-earning deposits, treasury notes and commercial paper, with an original maturity of three months or less. Cash equivalents are reported at amortized cost and approximated $235.8 million and $191.5 million as of February 23, 1996 and February 28, 1997, respectively.

 INVESTMENTS

  Investments typically include tax-exempt municipal bonds and other debt securities which the Company has the positive intent and ability to hold until maturity. These investments are reported at amortized cost; gross unrealized gains and losses are insignificant.

 INVENTORIES

  Substantially all inventories are valued based upon last-in, first-out
(LIFO) cost, not in excess of market.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which average 26 years for buildings and improvements and eight years for all other property and equipment. In addition, internal-use software applications and related development efforts are capitalized and amortized over the estimated useful lives of the applications. Software maintenance, year 2000 related matters and training costs are expensed as incurred.

 GOODWILL AND OTHER INTANGIBLE ASSETS

  Goodwill and other intangible assets resulting from business acquisitions are stated at cost and amortized on a straight-line basis over a period of 15 years if acquired subsequent to February 28, 1995, or 40 years if acquired prior thereto. Amortization expense approximated $3.1 million, $2.6 million and $4.0 million for Fiscal 1995, 1996 and 1997, respectively.

 LONG-LIVED ASSETS

  The Company reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, a current charge to income is recognized. The adoption of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during Fiscal 1997, did not have a material impact on the financial condition or results of operations of the Company.

 PRODUCT RELATED EXPENSES

  Research and development expenses, which are expensed as incurred, approximated $40 million, $50 million and $65 million for Fiscal 1995, 1996 and 1997, respectively.

 SELF-INSURANCE

  The Company is self-insured for certain losses relating to workers' compensation claims, employee medical benefits and product liability claims. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of workers' compensation and product liability claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate

                                STEELCASE INC.

liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience.

  The accrued liabilities for self-insured losses included in other accrued expenses in the accompanying consolidated balance sheets are as follows (in millions):

                                                       FEBRUARY 23, FEBRUARY 28,
                                                           1996         1997
                                                       ------------ ------------
   Workers' compensation claims.......................    $15.1        $16.1
   Product liability claims...........................     10.2          9.6
                                                          -----        -----
                                                          $25.3        $25.7
                                                          =====        =====

  The Company maintains a Voluntary Employees' Beneficiary Association (VEBA) to fund employee medical claims covered under self-insurance. The estimates for incurred but not reported medical claims have been fully funded by the Company as of February 23, 1996 and February 28, 1997.

 PRODUCT WARRANTY

  The Company offers a lifetime warranty on Steelcase brand products, subject to certain exceptions, which provides for the free repair or replacement of any covered product or component that fails during normal use because of a defect in design, materials or workmanship. Accordingly, the Company provides, by a current charge to sales returns and allowances, an amount it estimates will be needed to cover future warranty obligations for products sold. The accrued liability for warranty costs included in other accrued expenses in the accompanying consolidated balance sheets approximated $6.7 million and $15.7 million as of February 23, 1996 and February 28, 1997, respectively.

 ENVIRONMENTAL MATTERS

  Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition allegedly caused by past operations, that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action. The accrued liability for environmental contingencies included in other accrued expenses in the accompanying consolidated balance sheets approximated $11.5 million and $11.2 million as of February 23, 1996 and February 28, 1997, respectively. Based on the Company's ongoing oversight of these matters, the Company believes that it has accrued sufficient reserves to absorb the remediation costs of all known sites.

 ADVERTISING

  Advertising costs, which are expensed as incurred, approximated $4.0 million, $9.0 million and $6.0 million for Fiscal 1995, 1996 and 1997, respectively.

 INCOME TAXES

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

                                STEELCASE INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the Company's financial instruments, consisting of cash equivalents, investments, accounts and notes receivable, accounts and notes payable and certain other long-term liabilities, approximates their fair value.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

2. INITIAL PUBLIC OFFERING (UNAUDITED)

  On September 17, 1997, the Board of Directors of the Company (the "Board") authorized management to begin the process necessary for registration of the Company's Common Stock under the Securities Act of 1933, as amended, in order to permit the Company's shareholders to make a U.S. and international public offering (the "Offerings") of a portion of their shares (the "Selling Shareholders"). On October 27, 1997, the Board (i) declared a special dividend in the aggregate amount of $150.9 million, which was paid on January 9, 1998 to Common Stock holders of record as of December 2, 1997 (the "Special Dividend"), and (ii) approved a proposal which was presented to the shareholders by proxy and subsequently approved on December 2, 1997 at a special meeting. In general, the approved proposal will (a) effect a recapitalization of the Company's capital stock (the "Recapitalization"), (b) make certain other changes to the Restated Articles of Incorporation and By-laws which are typical of public companies and (c) provide for the adoption of equity-based incentive and investment plans for employees of the Company (collectively, the "Stock Incentive Plans").

  While the Stock Incentive Plans became effective upon approval by the Company's shareholders on December 2, 1997, the Recapitalization and other changes to the Restated Articles of Incorporation and By-laws will become effective upon their filing with the State of Michigan which is expected to occur prior to the consummation of the Offerings. Completion of the Offerings remains subject to satisfactory completion of the registration and offering process. The historical financial statements do not give effect to the Recapitalization.

 RECAPITALIZATION

  Pursuant to the Recapitalization, the following will occur:

    (i) to facilitate the Stock Split described below and future issuances of capital stock, the total number of authorized shares of capital stock of the Company will be increased to one billion, consisting of 475,000,000 shares of Class A Common Stock, 475,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock, issuable in series;

    (ii) each of the existing shares of Common Stock will be converted into one share of Class B Common Stock, and the Class B Common Stock resulting from that conversion will be split on a 700-for-1 basis (the "Stock Split"), effected as a stock dividend of 699 additional shares of Class B Common Stock for each then outstanding share; and

                                STEELCASE INC.

    (iii) immediately following the Stock Split, each of the existing shares of Class A Preferred Stock and Class B Preferred Stock (collectively, the "Existing Preferred Stock") will be converted into that number of shares of Class B Common Stock determined by dividing their redemption values ($103 and $2,000, respectively) by the initial public offering price per share of Class A Common Stock.

  Each share of Class A Common Stock to be sold in the Offerings will result from the conversion of one share of Class B Common Stock concurrently with the consummation of such sale. While the Common Stock conversions will result in reclassifications between Common Stock and additional paid-in capital, the conversion of the Existing Preferred Stock will increase Common Stock by $393.8 million, decrease Class A Preferred Stock and Class B Preferred Stock by $0.8 million and $9.8 million, respectively, and result in a reduction of retained earnings in the amount of $383.2 million.

  Terms of Class A Common Stock and Class B Common Stock

  The holders of Common Stock will generally be entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of the applicable laws and the rights of any series of Preferred Stock to a separate class vote. Each share of Class A Common Stock entitles its holders to one vote, and each share of Class B Common Stock entitles its holder to 10 votes.

  The Class B Common Stock will be convertible into Class A Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time,
(ii) upon transfer to a person or entity which is not a Permitted Transferee (as defined in the Second Restated Articles of Incorporation) (iii) with respect to shares of Class B Common Stock acquired after the Recapitalization, at such time as a corporation, partnership, limited liability company, trust or charitable organization ceases to be 100% controlled by Permitted Transferees and (iv) on the date which the number of shares of Class B Common Stock outstanding is less than 15% of the then outstanding shares of Common Stock (without regard to voting rights).

  Except for the voting and conversion features, the terms of Class A Common Stock and Class B Common Stock are generally similar. That is, the holders will be entitled to equal dividends when declared by the Board, generally receive the same per share consideration in the event of a merger, and be treated on an equal per share basis in the event of a liquidation or winding up of the Company. In addition, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock held by them.

  Preferred Stock

  The Second Restated Articles of Incorporation authorize the Board, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of the Company's authorized but unissued shares of Preferred Stock and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

                                STEELCASE INC.

 STOCK INCENTIVE PLANS

  The Stock Incentive Plans for employees and affiliates of the Company include the Steelcase Inc. Employee Stock Purchase Plan (the "Purchase Plan") and the Steelcase Inc. Incentive Compensation Plan (the "Incentive Compensation Plan").

  Purchase Plan

  The Company will reserve a maximum of 1,500,000 shares of Class A Common Stock for use under the Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Purchase Plan, each eligible employee, as of the start of any purchase period, will be granted an option to purchase a designated number of shares of Class A Common Stock. The purchase price of shares of Class A Common Stock to participating employees will be designated by the Compensation Committee but in no event shall be less than 85% of the lower of the fair market values of such shares on the first and last trading days of the relevant purchase period. However, no employee may purchase shares under the Purchase Plan in any calendar year with an aggregate fair market value (as determined on the first day of the relevant purchase period) in excess of $25,000. The Board may at any time amend or terminate the Purchase Plan.

  The initial purchase period under the Purchase Plan will begin on the date of the pricing of the Offerings and end on the date 70 days thereafter. Eligible employees who wish to participate in the Purchase Plan may purchase by the last day of such period a maximum of 100 shares of Class A Common Stock at 85% of the initial public offering price (the "Employee Discount Option Grant"). The Company estimates that as of the date of the pricing of the Offerings there will be approximately 15,000 employees eligible to participate in the Purchase Plan during the initial purchase period. Pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees, the Employee Discount Option Grant will not result in any compensation expense to be recognized by the Company.

  Incentive Compensation Plan

  The Company will reserve for issuance under the Incentive Compensation Plan a maximum of 150,000 shares of Class A Common Stock for a special one-time grant on the date of the pricing of the Offerings plus an additional number of shares equal to 4% of the total outstanding shares of Common Stock as of such date. The Compensation Committee will have full authority, subject to the provisions of the Incentive Compensation Plan, to determine, among other things, the persons to whom awards under the Incentive Compensation Plan ("Awards") will be made, the exercise price, vesting, size and type of such Awards, and the specific performance goals, restrictions on transfer and circumstances for forfeiture applicable to Awards.

  Awards may be made to employees and non-employee directors of the Company or its affiliates. A variety of Awards may be granted under the Incentive Compensation Plan including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, performance units, cash-based awards, phantom shares and other share-based awards as the Compensation Committee may determine. Stock options granted under the Incentive Compensation Plan may be either incentive stock options intended to qualify under Section 422 of the Code or nonqualified stock options not so intended. The Board may amend or terminate the Incentive Compensation Plan.

  In the event of a "change of control", as defined in the Incentive Compensation Plan, (i) all outstanding options and SARs granted under the Incentive Compensation Plan will become immediately exercisable and remain exercisable throughout their entire term, (ii) any performance-based conditions imposed with respect to outstanding Awards shall be deemed to be fully earned and a pro rata portion of each such outstanding Award granted for all outstanding performance periods

                                STEELCASE INC.

shall become payable in shares of Class A Common Stock, in the case of Awards denominated in shares of Class A Common Stock, and in cash, in the case of Awards denominated in cash, with the remainder of such Award being canceled for no value, and (iii) all restrictions imposed on restricted stock that are not performance-based shall lapse.

  Concurrently with the Offerings, the Company expects to issue 10 shares of Class A Common Stock each to certain employees of the Company and its subsidiaries as the Compensation Committee shall designate (the "Employee Stock Grant"). The number of eligible employees for this special one-time grant is estimated to be approximately 15,000. The Employee Stock Grant will result in $3.5 million of compensation expense (assuming an initial public offering price of $23.00 per share) which will be recognized by the Company upon issuance of the special one-time grant.

  In addition, the Company expects to issue options to purchase up to 2,660,000 shares of Class A Common Stock to certain employees and non-employee directors of the Company in connection with the Offerings. These stock options will have an exercise price equal to the initial public offering price per share and will primarily vest over a period of five years. Pursuant to APB Opinion No. 25, these stock options will not result in any material compensation expense to be recognized by the Company.

  The Company intends to purchase 1,650,000 shares of Class B Common Stock from the Selling Shareholders at the same price at which the shares of Class A Common Stock are being sold to the Underwriters in the Offerings to avoid equity dilution in connection with the Employee Stock Grant and the Employee Discount Option Grant (the "Repurchase").

 UNAUDITED PRO FORMA DATA

  The Offerings will include 12,150,000 shares of Class A Common Stock (assuming no exercise of the Underwriters' over-allotment options for 1,822,500 additional shares) and it is currently estimated that the initial public offering price per share will be between $23.00 and $26.00. The unaudited pro forma data presented herein assumes an initial public offering price of $23.00 per share. Upon completion of the Recapitalization, the Offerings, the Repurchase and the Employee Stock Grant, there will be outstanding 12,300,000 shares of Class A Common Stock (assuming no exercise of the Underwriters' over-allotment options) and 144,125,400 shares of Class B Common Stock (including 17,120,400 shares of Class B Common Stock issuable upon the conversion of the Existing Preferred Stock in the Recapitalization, as adjusted to eliminate fractional shares), and no Preferred Stock will be outstanding. Pro forma shares outstanding include 150,000 shares of Class A Common Stock which will be issued pursuant to the Employee Stock Grant and exclude 1,500,000 shares of Class A Common Stock to be issued upon exercise of the options to be granted pursuant to the Employee Discount Option Grant.

  The unaudited pro forma per share data gives effect to the Recapitalization and the Employee Stock Grant as if the Recapitalization had occurred on February 24, 1996 and the Employee Stock Grant had occurred on March 1, 1997. Because of the significant impact of the Recapitalization on net income (loss) per share of Common Stock, historical amounts have not been presented.

  The unaudited pro forma balance sheet data gives effect to (i) the declaration and payment of the Special Dividend, (ii) the Recapitalization,
(iii) the Offerings, (iv) the Repurchase and (v) the Employee Stock Grant, as if the Special Dividend, the Recapitalization, the Offerings, the Repurchase and the Employee Stock Grant had occurred as of November 28, 1997.

                                STEELCASE INC.

3. INVENTORIES

   Inventories consist of (in millions):

                                          FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                              1996         1997         1997
                                          ------------ ------------ ------------
                                                                    (UNAUDITED)
   Finished goods........................    $ 50.3       $ 44.3       $ 51.7
   Work in process.......................      32.3         30.8         29.8
   Raw materials.........................     109.5         84.1         73.3
                                             ------       ------       ------
                                              192.1        159.2        154.8
   LIFO reserve..........................     (53.3)       (51.2)       (51.2)
                                             ------       ------       ------
                                             $138.8       $108.0       $103.6
                                             ======       ======       ======

  The effect of LIFO liquidations on net income was $2.9 million and $5.4 million for Fiscal 1996 and 1997, respectively, and was not significant for Fiscal 1995.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of (in millions):

                                         FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                             1996         1997         1997
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
   Land................................    $   33.7     $   35.5     $   35.5
   Buildings and improvements..........       588.9        610.7        614.9
   Machinery and equipment.............       859.5        918.4        906.7
   Furniture and fixtures..............        69.5         70.4         71.0
   Leasehold improvements..............        38.9         39.0         40.7
   Software............................        14.6         26.9         33.7
   Construction in progress............        80.2         45.6         88.5
                                           --------     --------     --------
                                            1,685.3      1,746.5      1,791.0
   Accumulated depreciation and
    amortization.......................     1,061.0      1,101.8      1,130.7
                                           --------     --------     --------
                                           $  624.3     $  644.7     $  660.3
                                           ========     ========     ========

  Depreciation and amortization expense approximated $93.9 million, $89.9 million and $89.4 million for Fiscal 1995, 1996 and 1997, respectively. Construction in progress consists of numerous equipment and facility projects, none of which are material individually or in the aggregate.

                                STEELCASE INC.

5. NOTES RECEIVABLE AND LEASED ASSETS

  The components of notes receivable and leased assets are summarized as follows (in millions):

                                         FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                             1996         1997         1997
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
   Notes receivable:
     Project financing..................    $ 40.7       $ 30.4       $ 46.3
     Asset-based lending................      31.7         57.3         57.3
     Ownership transition financing.....      72.1         55.9         56.9
   Net investment in leased assets......      42.3         89.2        148.3
   Allowance for losses.................      (9.1)        (9.2)        (8.6)
                                            ------       ------       ------
                                             177.7        223.6        300.2
   Less current portion.................     101.4        124.9        157.3
                                            ------       ------       ------
   Long-term portion....................    $ 76.3       $ 98.7       $142.9
                                            ======       ======       ======

  Notes receivable include three distinct programs of dealer financing: project financing; asset-based lending; and ownership transition financing. Through these programs, the Company helps dealers secure interim financing, establish working capital lines of credit, finance ownership changes and restructure debt.

  The terms of notes receivable range from a few months for project financing to 10 years for certain ownership transition financing. Interest rates are both floating and fixed, reaching up to 12% as of February 28, 1997. The loans are generally secured by certain dealer assets and, in some cases, the common stock of the dealership. Unused asset-based lending credit lines approximated $36.1 million as of February 28, 1997, subject to available collateral. These commitments generally expire in one year and are reviewed periodically for renewal.

  The Company's net investment in leased assets includes both direct financing and operating leases. Direct financing leases consist of the present value of the future minimum lease payments receivable (typically over three to five years) plus the present value of the estimated residual value (collectively referred to as the net investment). Residual value is an estimate of the fair value of the leased equipment at the end of the lease term. The Company records residual values based on market studies conducted by independent third parties. Operating leases as of February 23, 1996 and February 28, 1997 were not material.

6. JOINT VENTURES AND DEALER TRANSITIONS

  The Company's investments in and advances to its unconsolidated joint ventures and dealer transitions are summarized as follows (in millions):

                                         FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                             1996         1997         1997
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
   Investment in Steelcase Strafor......    $107.0       $107.3      $  97.7
   Note receivable--Steelcase Strafor...      43.0          --           --
   Investments in dealer transitions....      10.0         16.3          8.6
   Other joint ventures.................       3.4          2.5          1.9
                                            ------       ------      -------
                                            $163.4       $126.1      $ 108.2
                                            ======       ======      =======

                                STEELCASE INC.

  During Fiscal 1996 and 1997, translation adjustments of $5.6 million and $(0.2) million, respectively, resulting from foreign currency denominated assets and liabilities of Steelcase Strafor and related fluctuations in exchange rates, were charged directly to a component of shareholders' equity in the accompanying consolidated balance sheets. In addition, the Company reduced its investment in Steelcase Strafor by $1.4 million during Fiscal 1997 for dividends received from the joint venture.

  Investments in dealer transitions represent dealers which the Company has acquired with the intention of reselling as soon as practicable. Accordingly, the Company recognizes its share of earnings and losses from dealer transitions pursuant to the equity method of accounting. Accounts and notes receivable from these dealers approximated $29.1 million and $57.0 million as of February 23, 1996 and February 28, 1997, respectively.

  The Company's equity in net income (loss) of joint ventures and dealer transitions consists of (in millions):

                                          YEAR ENDED                   NINE MONTHS ENDED
                            -------------------------------------- -------------------------
                            FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                                1995         1996         1997         1996         1997
                            ------------ ------------ ------------ ------------ ------------
                                                                          (UNAUDITED)
   50% share of Steelcase
    Strafor net income
    (loss).................    $(0.8)       $ 3.9        $ 2.0        $ 2.2        $ 3.5
   Net income (loss) of
    dealer transitions.....      0.9          --          (1.7)        (0.4)        (0.1)
   Other joint ventures,
    net....................     (0.3)         0.1         (0.3)        (0.6)        (0.4)
                               -----        -----        -----        -----        -----
                               $(0.2)       $ 4.0        $ --         $ 1.2        $ 3.0
                               =====        =====        =====        =====        =====

  Summarized financial information for Steelcase Strafor, as of December 31, 1995 and 1996 and the three years ended December 31, 1996, is as follows (in millions):

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1996
                                                                   ------ ------
   Balance Sheet:
     Current assets............................................... $273.6 $278.9
     Property and equipment.......................................  162.7  148.7
     Other assets.................................................   98.1  103.0
                                                                   ------ ------
       Total assets...............................................  534.4  530.6
                                                                   ------ ------
     Current liabilities..........................................  221.5  229.3
     Long-term liabilities........................................   97.7   85.0
                                                                   ------ ------
       Total liabilities..........................................  319.2  314.3
                                                                   ------ ------
       Net assets................................................. $215.2 $216.3
                                                                   ====== ======

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1994     1995    1996
                                                        -------  ------- -------
   Results of Operations:
     Revenues.......................................... $ 415.7  $ 471.0 $ 494.9
     Operating income..................................    19.4     25.0    27.6
     Net income (loss).................................    (1.6)     7.8     4.0

                                STEELCASE INC.

7. OTHER ASSETS

  Other assets consist of (in millions):

                                        FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                            1996         1997         1997
                                        ------------ ------------ ------------
                                                                  (UNAUDITED)
   Cash surrender value of life insur-
    ance..............................     $ 64.9       $ 79.0       $ 82.4
   Long-term investments..............       30.6         11.6          8.5
   Other..............................        7.3         14.3         18.0
                                           ------       ------       ------
                                           $102.8       $104.9       $108.9
                                           ======       ======       ======

  Long-term investments as of February 28, 1997 primarily include treasury notes which mature over the next three years.

8. EMPLOYEE BENEFIT PLAN OBLIGATIONS

  Employee benefit plan obligations consist of (in millions):

                                          FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                              1996         1997         1997
                                          ------------ ------------ ------------
                                                                    (UNAUDITED)
   Profit-sharing and pension plans.....     $ 26.7       $ 32.5       $ 36.1
   Postretirement insurance benefits....      135.8        143.1        148.5
   Management incentive and executive
    supplemental retirement and deferred
    compensation plans..................       36.7         44.1         51.5
                                             ------       ------       ------
                                              199.2        219.7        236.1
   Current portion......................       36.8         43.1         48.3
                                             ------       ------       ------
   Long-term portion....................     $162.4       $176.6       $187.8
                                             ======       ======       ======

 PROFIT-SHARING AND PENSION PLANS

  Substantially all employees are covered under the Steelcase Inc. Employees' Profit-Sharing Retirement Plan and the Steelcase Inc. Employees' Money Purchase Plan or under similar subsidiary plans. Annual discretionary Company contributions under the Steelcase Inc. Employees' Profit-Sharing Retirement Plan and similar subsidiary plans are declared by the Board at the end of each Fiscal year. Under the Steelcase Inc. Employees' Money Purchase Plan, annual Company contributions are required in the amount of 5% of eligible annual compensation. Total expense under these plans approximated $47.7 million, $58.9 million and $67.2 million for Fiscal 1995, 1996 and 1997, respectively.

                                STEELCASE INC.

 POSTRETIREMENT INSURANCE BENEFITS

  The Company and certain of its subsidiaries have postretirement benefit plans that provide medical and life insurance benefits to retirees and eligible dependents. The Company accrues the cost of postretirement insurance benefits during the service lives of employees. The following table sets forth the plans' combined accumulated postretirement benefit obligation (in millions):

                                                     FEBRUARY 23, FEBRUARY 28,
                                                         1996         1997
                                                     ------------ ------------
   Accumulated postretirement benefit obligation:
     Retirees and dependents........................    $ 55.3       $ 72.4
     Employees fully eligible.......................      24.8         26.0
     Employees not yet fully eligible...............      72.4         53.1
                                                        ------       ------
                                                         152.5        151.5
   Unrecognized loss................................     (16.7)        (8.4)
                                                        ------       ------
   Accrued postretirement benefit obligation........    $135.8       $143.1
                                                        ======       ======

  The Company charges postretirement benefit costs as accrued, based on actuarial calculations for each plan. Net postretirement benefit cost charged to income includes the following components (in millions):

                                                       YEAR ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 23, FEBRUARY 28,
                                             1995         1996         1997
                                         ------------ ------------ ------------
   Service cost for benefits earned
    during the period..................     $ 3.6        $ 3.2        $ 3.0
   Interest cost on the accumulated
    postretirement benefit obligation..      10.1         10.7         11.2
   Amortization of unrecognized loss...       0.2          --           --
                                            -----        -----        -----
   Net postretirement benefit cost.....     $13.9        $13.9        $14.2
                                            =====        =====        =====

  The significant assumptions used in determining the accumulated postretirement benefit obligation were as follows:

                                                       FEBRUARY 23, FEBRUARY 28,
                                                           1996         1997
                                                       ------------ ------------
   Discount rate......................................     7.75%        7.75%
   Rate of salary progression.........................     5.00%        5.00%

  The weighted average annual assumed rate of increase in the per capita cost of covered benefits (estimate of medical inflation rate) is 8.0% for Fiscal 1998, gradually declining to 5.5% in Fiscal 2004 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1.0% increase in the assumed medical inflation rate would increase the accumulated postretirement benefit obligation as of February 28, 1997 by approximately $18.3 million and the annual net postretirement benefit cost by approximately $1.6 million.

 MANAGEMENT INCENTIVE AND EXECUTIVE SUPPLEMENTAL RETIREMENT AND DEFERRED COMPENSATION PLANS

  Management Incentive Plan

  The Amended and Restated Steelcase Inc. Management Incentive Plan is an annual and long-term incentive compensation program that provides eligible key employees of the Company with cash

                                STEELCASE INC.

payments based upon the achievement by the Company of specified financial performance goals as measured by Economic Value Added ("EVA"), as defined in the plan. Annual bonuses are payable after the end of the Fiscal year and, therefore, are included in accrued compensation in the accompanying consolidated balance sheets, whereas long-term bonus amounts are paid out over a three-year period commencing after the end of the year following the year in which the incentive amount is earned. The long-term amounts are paid in substantially equal installments over the three-year payment period and unpaid long-term amounts are adjusted based on the Company's return on equity as determined each Fiscal year.

  Prior to implementation of the long-term component of the Management Incentive Plan, the Company had similar agreements with certain employees providing for incentive payments based on the change each year in the book value, as defined in the plan, of the Company's Common Stock. This plan was terminated during Fiscal 1996 and all remaining participant balances are being paid over a four-year period which began March 1996.

  Executive Supplemental Retirement Plan

  The Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "Supplemental Plan") is a nonqualified deferred compensation and supplemental retirement plan that is limited to a select group of management or highly compensated employees. The Supplemental Plan is intended to attract and retain highly qualified corporate executives and to enable such executives to devote their full-time efforts to the Company by providing, in consideration of these efforts, supplemental retirement income.

  In general, upon satisfying the requirements of the Supplemental Plan executives are entitled to receive five annual payments each equal to 70% of the participant's average base salary for the three consecutive years prior to retirement or death and 15 annual payments each equal to $50,000 multiplied by the participant's vested percentage. A participant's vested percentage begins at 20% after three completed years of service following such participant's eligibility under the Supplemental Plan and increases by 20% increments annually until it becomes fully vested upon seven completed years of service following such eligibility.

  Deferred Compensation Agreements

  The Company has future retirement obligations to certain employees in return for agreeing not to receive part of their compensation for a period of three to five years. Compensation withheld has been invested in corporate-owned life insurance, which is expected to be sufficient to cover such future obligations.

  Long-term management incentive and total executive supplemental retirement and deferred compensation expense approximated $6.2 million, $13.5 million and $9.7 million for Fiscal 1995, 1996 and 1997, respectively.

9. PREFERRED AND COMMON STOCK

  Class A Preferred Stock pays dividends at a rate of 5% per year and is redeemable at the option of the Board at $103 per share. The dividends are cumulative and will be paid, or set aside, before any distribution on Class B Preferred Stock or Common Stock is declared.

  Class B Preferred Stock pays dividends at a rate of $100 per year and is redeemable at the option of the Board at $2,000 per share. The dividends are cumulative and will be paid, or set aside, before any distribution on Common Stock is declared.

                                STEELCASE INC.

  See Note 2 to Consolidated Financial Statements regarding the
Recapitalization which is expected to occur prior to the consummation of the Offerings.

10. PATENT LITIGATION EXPENSE

  In November 1985, Haworth, Inc. ("Haworth") filed suit against the Company alleging infringement of two patents covering powered panels used in furniture systems sold since 1978. The trial court ruled for the Company. Haworth subsequently appealed to the U.S. Court of Appeals for the Federal Circuit, which reversed the trial court's decision in January 1989, and held that the Company infringed. Upon remand for determination of damages, the parties consented to the appointment of a Special Master to oversee further proceedings, including the binding, non-appealable determination of damages for the established infringement and resolution of related issues. The proceedings concluded in December 1996 resulting in a lump sum payment by the Company to Haworth in the amount of $211.5 million, representing $96.8 million in damages and $114.7 million in interest which accrued over the 17 years covered by the litigation. The charges reflected in the accompanying consolidated statement of income for Fiscal 1997 are net of reserve estimates provided during Fiscal 1994, which represented management's best estimate of the outcome of the proceedings at that time.

11. OTHER INCOME, NET

  Other income, net consists of (in millions):

                                          YEAR ENDED                   NINE MONTHS ENDED
                            -------------------------------------- -------------------------
                            FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                                1995         1996         1997         1996         1997
                            ------------ ------------ ------------ ------------ ------------
                                                                          (UNAUDITED)
   Interest income.........    $24.9        $28.5        $26.6        $20.6        $21.5
   Gain on sale of stock...      8.0          --           --           --           --
   Loss on dealer
    transitions............     (3.1)        (0.3)        (2.5)         --          (2.4)
   Interest expense........     (1.6)        (1.5)        (2.1)        (1.3)        (1.4)
   Miscellaneous--net......     (1.1)        (2.7)        (0.6)        (0.9)        (2.0)
                               -----        -----        -----        -----        -----
                               $27.1        $24.0        $21.4        $18.4        $15.7
                               =====        =====        =====        =====        =====

                                STEELCASE INC.

12. INCOME TAXES

  The provision for income taxes on income (loss) before equity in net income
(loss) of joint ventures and dealer transitions consists of (in millions):

                                          YEAR ENDED                   NINE MONTHS ENDED
                            -------------------------------------- -------------------------
                            FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, NOVEMBER 22, NOVEMBER 28,
                                1995         1996         1997         1996         1997
                            ------------ ------------ ------------ ------------ ------------
                                                                          (UNAUDITED)
   Current income taxes:
     Federal...............    $36.8        $ 72.8       $17.6        $(3.3)       $ 86.9
     State and local.......      2.7           8.5         4.2         (2.4)         10.9
     Foreign...............      1.0          (1.0)        --           --            --
                               -----        ------       -----        -----        ------
                                40.5          80.3        21.8         (5.7)         97.8
                               -----        ------       -----        -----        ------
   Deferred income taxes:
     Federal...............     (0.1)        (12.4)        1.3         (2.8)          2.4
     State and local.......      0.4           0.2         0.5         (0.1)          0.1
     Foreign...............      0.1           --          --           --            --
                               -----        ------       -----        -----        ------
                                 0.4         (12.2)        1.8         (2.9)          2.5
                               -----        ------       -----        -----        ------
                               $40.9        $ 68.1       $23.6        $(8.6)       $100.3
                               =====        ======       =====        =====        ======

  Undistributed earnings of foreign joint ventures and subsidiaries are not material.

  Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of deferred income taxes relate to the following (in millions):

                                        FEBRUARY 23, FEBRUARY 28, NOVEMBER 28,
                                            1996         1997         1997
                                        ------------ ------------ ------------
                                                                  (UNAUDITED)
   Deferred income tax assets:
     Employee benefit plan obliga-
      tions............................    $ 65.1       $ 71.6       $ 74.2
     Accrued compensation..............       7.1          7.9         10.3
     Reserves and allowances...........      33.6         33.1         34.9
     Foreign losses....................       6.2          8.2          7.2
     Other.............................       7.7         10.9         11.0
                                           ------       ------       ------
   Total deferred income tax assets....     119.7        131.7        137.6
   Deferred income tax liability--
    property and equipment.............     (21.7)       (30.0)       (38.4)
                                           ------       ------       ------
   Net deferred income tax assets......      98.0        101.7         99.2
   Current portion.....................      50.7         48.1         52.1
                                           ------       ------       ------
   Non-current portion.................    $ 47.3       $ 53.6       $ 47.1
                                           ======       ======       ======

  The Company has recorded a deferred tax asset as of February 28, 1997 of $8.2 million reflecting the benefit of foreign operating loss carryforwards that expire over the next five years. Realization is dependent on future taxable income of the related foreign operations and tax planning strategies available to the Company. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. Accordingly, no valuation allowance has been established for the deferred tax assets.

                                STEELCASE INC.

  The effective income tax rate on income before equity in net income (loss) of joint ventures and dealer transitions varied from the statutory federal income tax rate as set forth in the following table:

                                                      YEAR ENDED
                                        --------------------------------------
                                        FEBRUARY 28, FEBRUARY 23, FEBRUARY 28,
                                            1995         1996         1997
                                        ------------ ------------ ------------
   Statutory federal income tax rate...     35.0%        35.0%        35.0%
   State and local income taxes........      1.1          2.6          4.3
   Tax exempt interest.................     (0.6)        (0.2)        (1.3)
   Goodwill and intangible asset
    amortization and write-offs........      0.6          0.3          5.0
   Research and development credit.....     (0.5)        (1.6)         --
   Other...............................      3.2          0.2          3.0
                                            ----         ----         ----
   Effective income tax rate...........     38.8%        36.3%        46.0%
                                            ====         ====         ====

  The Company made income tax payments of $50.7 million, $78.1 million and $44.0 million during Fiscal 1995, 1996 and 1997, respectively.

13. FINANCIAL INSTRUMENTS, CONCENTRATIONS OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

  Financial instruments, which potentially subject the Company to concentrations of investment and credit risk, primarily consist of cash equivalents, investments, accounts receivable and notes receivable and leased assets. The Company places its cash with high quality financial institutions and invests in high quality securities and commercial paper. The Company limits its exposure, by policy, to any one financial institution or debtor.

  The Company's customers consist primarily of independent dealers in the office environment industry. They are dispersed globally, primarily across all North American geographic areas. All probable uncollectible accounts and notes receivable and leased assets have been appropriately considered in establishing the allowance for losses. In general, the Company obtains security interests in the assets of the customer. These security interests are generally secondary to the interest of the customer's primary lenders.

  Guarantees of debt obligations are conditional commitments issued by the Company to guarantee the performance of certain unconsolidated dealers and joint ventures to a third party. These guarantees are primarily issued to support private borrowing arrangements. The Company has guaranteed approximately $28.0 million and $34.0 million of debt obligations of unconsolidated dealers and joint ventures as of February 23, 1996 and February 28, 1997, respectively. Although this amount represents the maximum exposure to loss, management believes the actual risk of loss to be insignificant.

  The Company uses financial instruments, principally forward contracts and swaps, to manage foreign currency exposures related to purchases and sales. These contracts hedge transactions and balances for periods and amounts consistent with its committed exposures and do not constitute investments independent of these exposures. The Company does not use these financial instruments for speculative or trading purposes. Gains and losses on currency forward contracts and swaps that are designated and effective as hedges of anticipated transactions, for which a firm commitment has been attained, are deferred and recognized in income in the same period that the underlying

                                STEELCASE INC.

transactions are settled, and generally offset. Forward contracts and swaps outstanding as of February 23, 1996 and February 28, 1997 were not material.

14. COMMITMENTS AND CONTINGENCIES

  The Company leases certain sales offices, showrooms and equipment under noncancelable operating leases that expire at various dates through Fiscal 2005. Minimum annual rental commitments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of February 28, 1997, are as follows (in millions):

   FISCAL                                                                 AMOUNT
   ------                                                                 ------
   1999.................................................................. $23.0
   2000..................................................................  13.0
   2001..................................................................  10.0
   2002..................................................................   7.0
   2003..................................................................   5.0
   Thereafter............................................................  10.0
                                                                          -----
                                                                          $68.0
                                                                          =====

  Rent expense under all operating leases approximated $31.7 million, $38.7 million and $45.3 million for Fiscal 1995, 1996 and 1997, respectively.

  The Company is involved in litigation from time to time in the ordinary course of its business. Based on known information, management believes that the Company is not currently party to any material litigation.

15. UNAUDITED QUARTERLY RESULTS

  The following sets forth summary unaudited information on a quarterly basis for the Company (in millions):

                                       FIRST  SECOND   THIRD   FOURTH
   FISCAL 1996                        QUARTER QUARTER QUARTER  QUARTER  TOTAL
   -----------                        ------- ------- -------  ------- --------
   Net sales......................... $535.2  $544.1  $548.9   $527.7  $2,155.9
   Gross profit......................  168.4   180.6   166.6    172.1     687.7
   Operating income..................   45.3    51.5    35.3     31.5     163.6
   Net income........................   30.0    38.0    25.9     29.6     123.5
                                       FIRST  SECOND   THIRD   FOURTH
   FISCAL 1997                        QUARTER QUARTER QUARTER  QUARTER  TOTAL
   -----------                        ------- ------- -------  ------- --------
   Net sales......................... $572.2  $579.9  $623.0   $633.3  $2,408.4
   Gross profit......................  197.6   205.5   221.3    232.4     856.8
   Operating income (loss)...........   51.1    45.4   (21.8)    66.9     141.6
   Net income (loss).................   36.7    30.9   (76.4)    36.5      27.7
   NINE MONTHS ENDED                   FIRST  SECOND   THIRD
    NOVEMBER 28, 1997                 QUARTER QUARTER QUARTER           TOTAL
   ------------------                 ------- ------- -------          --------
   Net sales......................... $663.2  $695.3  $702.0           $2,060.5
   Gross profit......................  241.5   259.9   242.6              744.0
   Operating income..................   76.9    99.2    68.8              244.9
   Net income........................   47.2    66.3    49.8              163.3

                                STEELCASE INC.

  During the second quarter of Fiscal 1997, one of the Company's subsidiaries recorded a restructuring charge, including an intangible asset write-off, aggregating approximately $8.6 million. In addition, during the third quarter of Fiscal 1997, certain patent litigation was resolved. See Note 10 to Consolidated Financial Statements.

  During the second quarter of Fiscal 1998, the Company received a net litigation settlement in the amount of $9.8 million. In addition, during the third quarter of Fiscal 1998, the Company incurred incremental costs in the aggregate amount of $15.8 million related to furniture distribution process changes, the restructuring and disposition of a non-furniture related manufacturing facility, the relocation of a showroom facility and certain manufacturing equipment write-offs.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Selling Shareholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                      CLASS A
   UNDERWRITER                                                      COMMON STOCK
   -----------                                                      ------------
   Goldman, Sachs & Co. ...........................................
   Bear, Stearns & Co. Inc. .......................................
   Morgan Stanley & Co. Incorporated...............................
   Smith Barney Inc................................................
                                                                     ---------
     Total.........................................................  9,720,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $    per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Shareholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 2,430,000 shares of Class A Common Stock by the Selling Shareholders in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Bear, Stearns International Limited, Morgan Stanley & Co. International Limited and Smith Barney Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the

United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of share of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater that the selling concession.

  The Selling Shareholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,458,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 9,720,000 shares of Class A Common Stock offered. The Selling Shareholders have granted the International Underwriters a similar option to purchase up to an aggregate of 364,500 additional shares of Class A Common Stock.

  The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company that are substantially similar to the Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than pursuant to the Recapitalization or pursuant to the Purchase Plan, the Incentive Compensation Plan and the Nonqualified Plan, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the Underwriting Agreement), with out the prior written consent of Goldman, Sachs & Co. In addition, the Company's directors and executive officers, and certain of its shareholders who represent in the aggregate 98.7% of the outstanding Class B Common Stock after the Offerings, have agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to, directly or indirectly, offer, pledge, sell, contract to sell or otherwise dispose of any securities of the Company outstanding as of the date of this Prospectus, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive any Common Stock or substantially similar securities, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any securities of the Company, without the prior written consent of Goldman, Sachs & Co., other than (i) the conversion or exchange of convertible or exchangeable securities outstanding on the date of this Prospectus to be issued in the Recapitalization, (ii) the shares of Class A Common Stock offered hereby,
(iii) the Repurchase or (iv) the transfer of securities of the Company by sale or gift, provided the transferee agrees in writing to the same terms and conditions binding the transferor.

  In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of Class A Common Stock than they are required to purchase from the Selling Shareholders in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, the over-the-counter market or otherwise.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price will be negotiated among the Company, the Selling Shareholders (or their representatives), and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relating to market valuation of companies in related businesses.

  The Class A Common Stock has been approved for listing on the NYSE under the symbol "SCS", subject to notice of official issuance. In order to meet one of the requirements for listing the Class A Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

  Each of the Company and the Selling Shareholders has agreed to indemnify the several U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933.

  This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock, including shares initially sold in the international offering, to persons located in the United States.

                       The Steelcase Leadership
                       Community is a unique workspace
                       for the Company's executive
                       management team. Eighty percent
                       of the space is shared and
                       includes a range of settings to
                       serve various work

                           [PHOTOS OF THE STEELCASE
                        LEADERSHIP COMMUNITY AND PHOTOS
                           OF THE LEADERSHIP CENTER]

                              [LOGO OF STEELCASE]

                       needs from individual offices to
                       team workspaces, conference
                       rooms, as well as informal
                       gathering areas. The Leadership
                       Center is the focal point and
                       provides for easy access to
                       interactive technology and on-
                       demand visual display of
                       operation results.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
The Company..............................................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  26
Management...............................................................  40
Principal and Selling Shareholders.......................................  51
Description of Capital Stock.............................................  53
Shares Eligible for Future Sale..........................................  57
Certain United States Federal Income Tax Considerations..................  58
Validity of Class A Common Stock.........................................  61
Experts..................................................................  61
Available Information....................................................  61
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

 THROUGH AND INCLUDING       , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               12,150,000 SHARES

                                STEELCASE INC.

                             CLASS A COMMON STOCK

                                 -----------

                       [LOGO PF STEELCASE APPEARS HERE]

                                 -----------

                             GOLDMAN, SACHS & CO.

                           BEAR, STEARNS & CO. INC.

                          MORGAN STANLEY DEAN WITTER

                             SALOMON SMITH BARNEY

                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NYSE filing fee and the NASD filing fee.

   SEC Registration Fee............................................. $  107,170
   NASD Filing Fee..................................................     30,500
   NYSE Listing Fee.................................................    112,600
   Transfer Agent and Registrar Fees................................     10,000
   Accounting Fees and Expenses.....................................    300,000
   Legal Fees and Expenses(1).......................................  1,500,000
   Printing, Engraving and Mailing Expenses.........................    275,000
   Miscellaneous....................................................    664,730
                                                                     ----------
     Total.......................................................... $3,000,000
                                                                     ==========

--------
(1) Approximately $360,000 will be paid by certain Selling Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 561 of the Michigan Business Corporation Act ("Section 561") provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 561 provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Section 561 does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and approved by, the court conducting the proceeding or another court of competent jurisdiction.

  The Registrant's Articles provide that, to the fullest extent permitted by the Michigan Business Corporation Act, no director of the Registrant shall be personally liable to the Registrant or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant. The Registrant's By-laws generally provide that, to the fullest extent permitted by the Michigan Business Corporation Act, the Registrant shall (i) indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done by such person in such capacity (collectively, "Covered Matters") and (ii) pay or reimburse the reasonable expenses incurred by such person in connection with any Covered Matter in advance of final disposition of such Covered Matter. In addition, the Registrant's By-laws allow the Registrant's Board of Directors to authorize such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law.

  The foregoing statements are subject to the detailed provisions of the Michigan Business Corporation Act, the Registrant's Articles and the Registrant's By-laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On October 29, 1996, the Company sold 418 shares of common stock, par value $50.00 per share, to certain officers of the Company for an aggregate purchase price of $1,463,000, pursuant to an exemption from registration under Section 4(2) of the Securities Act.

  On December 2, 1997, the shareholders of the Company approved the Recapitalization, pursuant to which (i) each outstanding share of Existing Common Stock will be converted into Class B Common Stock and (ii) each outstanding share of Existing Preferred Stock will be converted into Class B Common Stock on the basis described under "Description of Capital Stock-- Recapitalization". The Recapitalization will be effective prior to the consummation of the Offerings, and will be effected pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

  EXHIBIT NO.                            DESCRIPTION
  -----------                            -----------
      1.1+    --Form of Underwriting Agreement
      1.2+    --Form of International Underwriting Agreement
      3.1+    --Second Restated Articles of Incorporation of the Registrant
      3.2+    --Amended By-laws of the Registrant
      4.1+    --Specimen Certificate for shares of Class A Common Stock of the
               Registrant
      4.2+    --Form of Lock-up Agreement
      5.1+    --Opinion of Honigman Miller Schwartz and Cohn with respect to the validity of the Class A Common Stock being offered
     10.1+    --Deferred Compensation Agreement dated January 12, 1998, between
               Steelcase Inc. and James Hackett
     10.2+    --Deferred Compensation Agreement dated January 12, 1998, between
               Steelcase Inc. and Robert Ballard
     10.3+    --Deferred Compensation Agreement dated January 12, 1998, between
               Steelcase Inc. and Alwyn Rougier-Chapman
     10.4+    --Deferred Compensation Agreement dated January 13, 1998, between
               Steelcase Inc. and James Mitchell
     10.5+    --Steelcase Inc. Incentive Compensation Plan

  EXHIBIT NO.                           DESCRIPTION
  -----------                           -----------
     10.6+    --Amended and Restated Steelcase Inc. Management Incentive Plan
     10.7+    --Steelcase Inc. 1994 Executive Supplemental Retirement Plan
     11.1+    --Statement Regarding Computation of Net Income Per Share of
               Common Stock
     21.1+    --Subsidiaries of the Registrant
     23.1+    --Consent of Honigman Miller Schwartz and Cohn (included in
               Exhibit 5.1)
     23.2     --Consent of BDO Seidman, LLP
     24.1+    --Power of Attorney
     27.1+    --Financial Data Schedule

--------
  + Previously filed.

  (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts (included on Page S-2)

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles and the By-laws of the Registrant and the laws of the State of Michigan, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements, respectively, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GRAND RAPIDS, STATE OF MICHIGAN, ON THIS 10TH DAY OF FEBRUARY, 1998.

                                          STEELCASE INC.

                                                  /s/ Alwyn Rougier-Chapman
                                          By: _________________________________
                                            Name: Alwyn Rougier-Chapman
                                            Title: Senior Vice President--
                                                Finance, Chief Financial
                                                Officer and Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON THIS 10TH DAY OF FEBRUARY, 1998.

              SIGNATURE                        TITLE

                  *                    President, Chief Executive Officer
-------------------------------------   and Director (Principal Executive
         (JAMES P. HACKETT)             Officer)

      /s/ Alwyn Rougier-Chapman        Senior Vice President--Finance,
-------------------------------------   Chief Financial Officer and
       (ALWYN ROUGIER-CHAPMAN)          Treasurer (Principal Financial
                                        Officer and  Principal Accounting
                                        Officer)

                  *                    President and Chief Executive
-------------------------------------   Officer--Steelcase Design
        (WILLIAM P. CRAWFORD)           Partnership and Director

              SIGNATURE                         TITLE
              ---------                         -----

                  *                     Chairman of the Board of Directors
-------------------------------------    and Director
         (ROBERT C. PEW II)

                  *                     Vice Chairman of the Board of
-------------------------------------    Directors and Director
           (PETER M. WEGE)

                  *                     Director
-------------------------------------
         (ROBERT C. PEW III)

                  *                     Director
-------------------------------------
         (PETER M. WEGE II)

                  *                     Director
-------------------------------------
       (DAVID D. HUNTING, JR.)

                  *                     Director
-------------------------------------
         (FRANK H. MERLOTTI)

                  *                     Director
-------------------------------------
        (P. CRAIG WELCH, JR.)


*By   /s/ Alwyn Rougier-Chapman
   ----------------------------------
        ALWYN ROUGIER-CHAPMAN
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT NO.                         DESCRIPTION
  -----------                         -----------
      1.1+    --Form of Underwriting Agreement
      1.2+    --Form of International Underwriting Agreement
      3.1+    --Second Restated Articles of Incorporation of the
                Registrant

      3.2+    --Amended By-laws of the Registrant
      4.1+    --Specimen Certificate for shares of Class A Common Stock
                of the Registrant
      4.2+    --Form of Lock-up Agreement
      5.1+    --Opinion of Honigman Miller Schwartz and Cohn with respect to the validity of the Class A Common Stock being offered
     10.1+    --Deferred Compensation Agreement dated January 12, 1998,
                between Steelcase Inc. and James Hackett
     10.2+    --Deferred Compensation Agreement dated January 12, 1998,
                between Steelcase Inc. and Robert Ballard
     10.3+    --Deferred Compensation Agreement dated January 12, 1998,
                between Steelcase Inc. and Alwyn Rougier-Chapman
     10.4+    --Deferred Compensation Agreement dated January 13, 1998,
                between Steelcase Inc. and James Mitchell
     10.5+    --Steelcase Inc. Incentive Compensation Plan
     10.6+    --Amended and Restated Steelcase Inc. Management Incentive
                Plan
     10.7+    --Steelcase Inc. 1994 Executive Supplemental Retirement
                Plan
     11.1+    --Statement Regarding Computation of Net Income Per Share
                of Common Stock
     21.1+    --Subsidiaries of the Registrant
     23.1+    --Consent of Honigman Miller Schwartz and Cohn (included in
                Exhibit 5.1)
     23.2     --Consent of BDO Seidman, LLP
     24.1+    --Power of Attorney
     27.1+    --Financial Data Schedule

--------
  + Previously filed.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

Steelcase Inc.
Grand Rapids, Michigan

The audit referred to in our report to Steelcase Inc. dated March 21, 1997, which is contained in the Prospectus constituting a part of this Registration Statement, included the audit of the financial statement schedule listed under item 16(b) for each of the three years in the period ended February 28, 1997. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit.

In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein.

BDO SEIDMAN, LLP

BDO Seidman, LLP
Grand Rapids, Michigan
March 21, 1997

                                                                    SCHEDULE II
                                STEELCASE INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

        COLUMN A           COLUMN B              COLUMN C               COLUMN D    COLUMN E
        --------          ---------- --------------------------------- ---------- -------------
                                                 ADDITIONS
                          BALANCE AT ---------------------------------
                          BEGINNING  CHARGED TO COSTS CHARGED TO OTHER             BALANCE AT
      DESCRIPTION         OF PERIOD    AND EXPENSES       ACCOUNTS     DEDUCTIONS END OF PERIOD
      -----------         ---------- ---------------- ---------------- ---------- -------------
Reserves deducted in the
 consolidated balance
 sheet from the assets
 to which they apply:
Year ended February 28,
 1997:
 Allowances for losses
  on Accounts
  Receivable............    $20.4          $4.8                           $2.2(A)     $23.0
 Allowance for losses on
  Notes Receivable......    $ 9.1          $7.7                           $7.6(A)     $ 9.2
Year ended February 28,
 1996:
 Allowances for losses
  on Accounts Receivable
  ......................    $14.7          $8.7                           $3.0(A)     $20.4
 Allowance for losses on
  Notes Receivable......    $ 9.1          $2.0                           $2.0(A)     $ 9.1
Year ended February 28,
 1995:
 Allowances for losses
  on Accounts
  Receivable............    $14.7          $3.1                           $3.1(A)     $14.7
 Allowance for losses on
  Notes Receivable......    $10.2          $2.3                           $3.4(A)     $ 9.1

Note (A)--Excess of accounts written off over recoveries.

                                      S-2